Exhibit 99.2
THIS IS NOT A SOLICITATION OF ACCEPTANCES OF THE CHAPTER 11 PLAN OF INTEGRATED ELECTRICAL SERVICES, INC. AND THE OTHER DEBTORS IN THESE CHAPTER 11 CASES. ACCEPTANCES MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT AND IS SUBJECT TO AMENDMENT PRIOR TO SUCH APPROVAL BEING GRANTED.
Daniel C. Stewart, SBT #19206500
Paul E. Heath, SBT #09355050
Courtney S. Lauer, SBT #24043771
Michaela C. Crocker, SBT #24031985
VINSON & ELKINS L.L.P.
Trammell Crow Center
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201-2975
Tel: 214.220.7960
Fax: 214.999.7960
IES@velaw.com
ATTORNEYS FOR THE DEBTORS
UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

IN RE:

§
INTEGRATED ELECTRICAL SERVICES,	§	CASE NO. ______________
INC., ET AL.,	§	Chapter 11
§
DEBTORS.	§	(JOINTLY ADMINISTERED)
DISCLOSURE STATEMENT
FOR THE JOINT PLAN OF REORGANIZATION
OF INTEGRATED ELECTRICAL SERVICES, INC.
AND CERTAIN OF ITS DIRECT AND INDIRECT SUBSIDIARIES
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
(Dated: February 14, 2006)

DISCLAIMER
ALL HOLDERS OF ELIGIBLE CLAIMS AND ELIGIBLE INTERESTS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. ALL SUMMARIES OF THE PLAN AND OTHER STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, THE EXHIBITS ANNEXED TO THE PLAN, AND THE EXHIBITS ANNEXED TO THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF UNLESS OTHERWISE INDICATED, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.
THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE LAW. NEITHER THIS DISCLOSURE STATEMENT NOR THE JOINT PLAN OF REORGANIZATION DESCRIBED HEREIN HAS BEEN FILED WITH OR REVIEWED BY, AND THE NEW SECURITIES (AND NEW NOTES AND NEW IES SUBSIDIARY GUARANTEES, IF APPLICABLE) TO BE ISSUED ON OR AFTER THE EFFECTIVE DATE WILL NOT HAVE BEEN THE SUBJECT OF A REGISTRATION STATEMENT FILED WITH, THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER THE SECURITIES ACT OR UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS. THE PLAN HAS NOT BEEN REVIEWED, APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF THE DEBTORS IN THESE CASES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.
AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER PENDING OR THREATENED LITIGATION OR ACTIONS, THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AND MAY NOT BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS AND SHALL BE INADMISSIBLE FOR ANY PURPOSE ABSENT THE EXPRESS WRITTEN CONSENT OF THE DEBTORS AND THE PARTY AGAINST WHOM SUCH INFORMATION IS SOUGHT TO BE ADMITTED.
THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO

VOTE ON THE PLAN. THE DESCRIPTIONS SET FORTH HEREIN OF THE ACTIONS, CONCLUSIONS, OR RECOMMENDATIONS OF THE DEBTORS, THE AD HOC COMMITTEE, OR ANY OTHER PARTY IN INTEREST HAVE BEEN PASSED UPON BY SUCH PARTY, BUT NO SUCH PARTY MAKES ANY REPRESENTATION OR WARRANTY REGARDING SUCH DESCRIPTIONS.
THIS DISCLOSURE STATEMENT WILL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, NOR WILL IT BE CONSTRUED TO CONSTITUTE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
     This Disclosure Statement includes projected financial information regarding the Reorganized Debtors and certain other “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, all of which are based upon various estimates and assumptions that the Debtors believe to be reasonable as of the date hereof. These statements involve risks and uncertainties that could cause the Debtors’ and Reorganized Debtors’ actual future outcomes to differ materially from those set forth in this Disclosure Statement. Such risks and uncertainties include, but are not limited to:
•	the Debtors’ ability to effect their proposed restructuring, or any other restructuring on terms acceptable to the Debtors;

•	the Debtors’ ability to continue as a going concern;

•	the Debtors’ ability to meet debt service obligations and related financial and other covenants, and the possible resulting material default under the Debtors’ credit agreements which is not waived or rectified;

•	limitations on the availability of sufficient credit to fund working capital;

•	limitations on the availability and the increased costs of surety bonds required for certain projects;

•	inability to reach agreements with the Debtors’ surety companies to provide sufficient bonding capacity;

•	risk associated with failure to provide surety bonds on jobs where the Debtors have commenced work or are otherwise contractually obligated to provide surety bonds;

•	the inherent uncertainties relating to estimating future operating results and the Debtors’ ability to generate sales, operating income, or cash flow;

•	potential difficulty in addressing a material weakness in the Debtors’ accounting systems that has been identified by the Debtors and their independent auditors;

•	fluctuations in operating results because of downturns in levels of construction, seasonality and differing regional economic conditions;

•	general economic and capital markets conditions, including fluctuations in interest rates;

•	inaccurate estimates used in entering into and executing contracts;

•	difficulty in managing the operation of existing entities;

•	the high level of competition in the construction industry both from third parties and ex-employees;

•	increases in costs or limitations on availability of labor, especially qualified electricians, steel, copper and gasoline;

•	accidents resulting from the numerous physical hazards associated with the Debtors’ work;

•	loss of key personnel;

•	business disruption and costs associated with the Securities and Exchange Commission investigation or shareholder derivative action now pending;

•	litigation risks and uncertainties;

•	unexpected liabilities or losses associated with warranties or other liabilities attributable to the retention of the legal structure or retained liabilities of business units where the Debtors have sold substantially all of the assets;

•	the loss of productivity, either at the corporate office or operating level;

•	disruptions or inability to effectively manage internal growth or consolidations;

•	inability of subsidiaries to incorporate new accounting, control, and operating procedures;

•	inaccuracies in estimating revenues and percentage of completion on contracts;

•	distraction of management and costs associated with the Debtors’ restructuring efforts, including their Chapter 11 filings;

•	recent adverse publicity about the Debtors, including their Chapter 11 filing and the receipt by IES of repurchase notices sent by the Holders of the Senior Convertible Notes; and

•	lack of an established trading market for the New IES Common Stock.
     You should understand that the foregoing as well as other risk factors discussed in this document, including those listed in Section X under the heading “Certain Factors to be Considered” could cause future outcomes to differ materially from those expressed in such forward looking statements. Given the uncertainties, you are cautioned not to place undue reliance on any forward-looking statements in determining whether to vote in favor of the Plan or to take any other action. The Debtors undertake no obligation to publicly update or revise information concerning the Debtors’ restructuring efforts, borrowing availability, or its cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this Disclosure Statement. Forward-looking statements are provided in this Disclosure Statement pursuant to the safe harbor established under the private Securities Litigation Reform Act of 1995 and, to the extent applicable, Section 1125(e) of the Bankruptcy Code and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

v

TABLE OF CONTENTS

I. INTRODUCTION AND EXECUTIVE SUMMARY	1
A. EXECUTIVE SUMMARY	1
B. CONSIDERATIONS IN PREPARATION OF THE DISCLOSURE STATEMENT AND PLAN; DISCLAIMERS	1
C. GENERAL	3
D. SOLICITATION PACKAGE	4
E. VOTING PROCEDURES, BALLOTS, AND VOTING DEADLINE	4
F. PURPOSE OF THE PLAN	5
G. SUMMARY OF ANTICIPATED DISTRIBUTIONS UNDER THE PLAN	7
H. THE CONFIRMATION HEARING AND OBJECTION DEADLINE	8
I. SUMMARY OF POST-CONFIRMATION OPERATIONS	9
J. RECOMMENDATION OF BOARDS OF DIRECTORS AND OTHERS TO APPROVE PLAN	10
II. GENERAL INFORMATION REGARDING THE DEBTORS	10
A. BACKGROUND	10
B. PLAN SUPPORT AGREEMENT	16
C. RESTRUCTURING PROFESSIONALS	16
III. MANAGEMENT AND CORPORATE STRUCTURE OF THE REORGANIZED DEBTORS	17
A. THE BOARDS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE REORGANIZED DEBTORS	17
B. 2006 LONG TERM INCENTIVE PLAN	18
C. EMPLOYMENT AGREEMENTS FOR EXECUTIVES	19
IV. SUMMARY OF THE PLAN	19
A. INTRODUCTION	19
B. SCHEDULE OF TREATMENT OF CLAIMS AND EQUITY INTERESTS	20
C. TREATMENT OF UNCLASSIFIED CLAIMS	20
D. TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS	22
E. ALLOWED CLAIMS AND EQUITY INTERESTS	25
F. POSTPETITION INTEREST	26
G. ALTERNATIVE TREATMENT	26
H. ALLOCATION	26
I. MEANS FOR IMPLEMENTATION OF THE PLAN	26
J. PROVISIONS GOVERNING DISTRIBUTIONS	31
K. PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS	35
L. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	36
M. ACCEPTANCE OR REJECTION OF THE PLAN	38
N. CONDITIONS PRECEDENT; WAIVER	39
O. MODIFICATIONS AND AMENDMENTS; WITHDRAWAL	40
P. RETENTION OF JURISDICTION	41
Q. COMPROMISES AND SETTLEMENTS	42
R. MISCELLANEOUS PROVISIONS	42
V. EVENTS DURING THE CHAPTER 11 CASES	48

A. COMMENCEMENT OF THE CHAPTER 11 CASES	48
B. DEBTOR-IN-POSSESSION FINANCING	51
C. EXIT FACILITIES	51
VI. CAPITAL STRUCTURE OF THE REORGANIZED DEBTORS	51
A. NEW SECURITIES	51
B. SECURITIES LAW MATTERS	52
VII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	53
A. GENERAL	53
B. CONSEQUENCES TO THE DEBTORS	54
C. CONSEQUENCES TO HOLDERS OF SENIOR SUBORDINATED NOTES	56
D. CONSEQUENCES TO HOLDERS OF IES COMMON STOCK INTERESTS	58
E. BACKUP WITHHOLDING	59
F. IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE	59
VIII. FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST	59
A. FEASIBILITY OF THE PLAN	59
B. BEST INTERESTS TEST	60
C. LIQUIDATION ANALYSIS	61
D. VALUATION OF THE REORGANIZED DEBTORS	62
IX. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN	67
A. ALTERNATIVE PLAN(S)	67
B. LIQUIDATION UNDER CHAPTER 7	68
X. CERTAIN FACTORS TO BE CONSIDERED	69
A. GENERAL	69
B. BUSINESS AND INDUSTRY RISKS	70
C. FAILURE TO RECEIVE REQUISITE ACCEPTANCES	76
D. FAILURE TO CONFIRM THE PLAN	76
E. FAILURE TO CONSUMMATE THE PLAN	77
F. CLAIMS ESTIMATIONS	77
G. CERTAIN TAX CONSIDERATIONS	77
H. INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS	77
XI. THE SOLICITATION; VOTING PROCEDURES	78
A. VOTING DEADLINE	78
B. VOTING PROCEDURES	78
C. SPECIAL NOTE FOR HOLDERS OF VOTING NOTES AND IES COMMON STOCK	79
D. FIDUCIARIES AND OTHER REPRESENTATIVES	81
E. PARTIES ENTITLED TO VOTE	81
F. AGREEMENTS UPON FURNISHING BALLOTS	82
G. WAIVERS OF DEFECTS, IRREGULARITIES, ETC	82
H. WITHDRAWAL OF BALLOTS; REVOCATION	83
I. DELIVERY OF EXISTING SECURITIES	83
J. FURTHER INFORMATION; ADDITIONAL COPIES	83

TABLE OF ATTACHMENTS

ADDENDUM 1	List of IES Subsidiaries

EXHIBIT A	Joint Plan of Reorganization
EXHIBIT B	Disclosure Statement Order
EXHIBIT C	Financial Projections
EXHIBIT D	IES Annual Report on Form 10-K for the Year Ended September 30, 2005 and IES Quarterly Report on Form 10-Q for the Quarter Ended December 31, 2005
EXHIBIT E	Plan Support Agreement
EXHIBIT F	Liquidation Analysis and Best Interests Test
EXHIBIT G	Form of New Note and New IES Subsidiary Guarantee
EXHIBIT H	Revolving Exit Facility Commitment Letter
EXHIBIT I	Term Exit Facility Commitment Letter

INTRODUCTION AND EXECUTIVE SUMMARY
A. EXECUTIVE SUMMARY
     Integrated Electrical Services, Inc. and the IES Subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code on February 14, 2006 in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. Pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code, the Debtors will continue to operate their businesses and to manage their properties as debtors in possession during the pendency of the Chapter 11 Cases.
     On February 14, 2006, the Debtors filed the “Joint Plan of Reorganization of Integrated Electrical Services, Inc. and Certain of its Direct and Indirect Subsidiaries under Chapter 11 of the Bankruptcy Code.” The Plan was formulated after extensive negotiations with the Ad Hoc Committee comprised of certain Holders of the Senior Subordinated Notes. This Disclosure Statement describes certain aspects of the Plan, the Debtors’ current and future business operations, including, but not limited to, the proposed reorganization of the Debtors upon consummation of the Plan, significant events occurring in their Chapter 11 Cases and related matters.
B. CONSIDERATIONS IN PREPARATION OF THE DISCLOSURE STATEMENT AND PLAN; DISCLAIMERS
     BECAUSE ACCEPTANCE OF THE PLAN WILL CONSTITUTE ACCEPTANCE OF ALL THE PROVISIONS THEREOF, HOLDERS OF ELIGIBLE CLAIMS AND ELIGIBLE EQUITY INTERESTS ARE URGED TO CONSIDER CAREFULLY THE INFORMATION REGARDING TREATMENT OF THEIR CLAIMS AND EQUITY INTERESTS CONTAINED IN THIS DISCLOSURE STATEMENT.
     THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT. SEE SECTION IV.N — “SUMMARY OF THE PLAN — CONDITIONS PRECEDENT; WAIVER.” THERE CAN BE NO ASSURANCE THAT THOSE CONDITIONS WILL BE SATISFIED.
     THE DEBTORS PRESENTLY INTEND TO SEEK TO CONSUMMATE THE PLAN AND TO CAUSE THE EFFECTIVE DATE TO OCCUR PROMPTLY AFTER CONFIRMATION OF THE PLAN. THERE CAN BE NO ASSURANCE, HOWEVER, AS TO WHEN AND WHETHER CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE ACTUALLY WILL OCCUR. PROCEDURES FOR DISTRIBUTIONS UNDER THE PLAN, INCLUDING MATTERS THAT ARE EXPECTED TO AFFECT THE TIMING OF THE RECEIPT OF DISTRIBUTIONS BY HOLDERS OF ALLOWED CLAIMS AND ALLOWED EQUITY INTERESTS IN CERTAIN CLASSES AND THAT COULD AFFECT THE AMOUNT OF DISTRIBUTIONS ULTIMATELY RECEIVED BY SUCH HOLDERS, ARE DESCRIBED IN SECTION IV.J — “SUMMARY OF THE PLAN — PROVISIONS GOVERNING DISTRIBUTIONS.”
     THE BOARDS OF DIRECTORS, MANAGING PARTNERS, AND MANAGING MEMBERS (AS THE CASE MAY BE) OF EACH OF THE DEBTORS HAVE APPROVED

THE PLAN AND RECOMMEND THAT THE HOLDERS OF ELIGIBLE CLAIMS AND ELIGIBLE EQUITY INTERESTS VOTE TO ACCEPT THE PLAN IN ACCORDANCE WITH THE VOTING INSTRUCTIONS SET FORTH IN SECTION XI — “THE SOLICITATION; VOTING PROCEDURES” AND IN THE BALLOT. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED, AND ACTUALLY RECEIVED BY THE VOTING DEADLINE. HOLDERS OF ELIGIBLE CLAIMS AND ELIGIBLE EQUITY INTERESTS ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN.
*****
     THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, STATUTORY PROVISIONS, DOCUMENTS RELATED TO THE PLAN, ANTICIPATED EVENTS IN THE DEBTORS’ CHAPTER 11 CASES, AND FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT THE SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF THE PLAN OR SUCH DOCUMENTS (AND HOLDERS OF ELIGIBLE CLAIMS AND ELIGIBLE EQUITY INTERESTS SHOULD REFER TO THE PLAN AND SUCH DOCUMENTS IN THEIR ENTIRETY AS ATTACHED HERETO), STATUTORY PROVISIONS, EVENTS, OR INFORMATION. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY IES MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL PROJECTIONS AND OTHER FINANCIAL INFORMATION, IS WITHOUT ANY INACCURACY OR OMISSION.
     IN DETERMINING WHETHER TO VOTE TO ACCEPT THE PLAN, HOLDERS OF ELIGIBLE CLAIMS AND ELIGIBLE EQUITY INTERESTS MUST RELY UPON THEIR OWN EXAMINATION OF THE DEBTORS AND THE TERMS OF THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED. THE CONTENTS OF THIS DISCLOSURE STATEMENT SHOULD NOT BE CONSTRUED AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE. EACH SUCH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL, AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE SOLICITATION, THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY. SEE SECTION X — “CERTAIN FACTORS TO BE CONSIDERED” FOR A DISCUSSION OF VARIOUS FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE PLAN.
*****
     THE DEBTORS ARE RELYING ON SECTION 1145(a)(1) OF THE BANKRUPTCY CODE, TO EXEMPT FROM REGISTRATION UNDER THE SECURITIES LAWS THE OFFER AND ISSUANCE OF NEW SECURITIES AND SECTION 4(2) OF THE SECURITIES ACT AND REGULATION D THEREUNDER TO EXEMPT FROM REGISTRATION UNDER THE SECURITIES LAWS THE OFFER AND ISSUANCE OF THE

NEW NOTES AND NEW IES SUBSIDIARY GUARANTEES (TO THE EXTENT DEEMED SECURITIES) IN CONNECTION WITH THE SOLICITATION AND THE PLAN. SEE SECTION VI.A — “CAPITAL STRUCTURE OF THE REORGANIZED DEBTORS — NEW SECURITIES” FOR A DESCRIPTION OF THE NEW SECURITIES.
     EXCEPT AS SET FORTH IN SECTION XI.J — “THE SOLICITATION; VOTING PROCEDURES — FURTHER INFORMATION; ADDITIONAL COPIES,” NO PERSON HAS BEEN AUTHORIZED BY THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED HERETO OR INCORPORATED BY REFERENCE OR REFERRED TO HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
     THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF, AND NEITHER THE DELIVERY OF THIS DISCLOSURE STATEMENT NOR THE DISTRIBUTION OF ANY NEW SECURITIES (OR NEW NOTES OR NEW IES SUBSIDIARY GUARANTEES, IF APPLICABLE) PURSUANT TO THE PLAN WILL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF. ANY ESTIMATES OF CLAIMS OR EQUITY INTERESTS SET FORTH IN THIS DISCLOSURE STATEMENT MAY VARY FROM THE AMOUNTS OF CLAIMS OR EQUITY INTERESTS ULTIMATELY ALLOWED BY THE BANKRUPTCY COURT.
C. GENERAL
     This Disclosure Statement has been prepared to comply with section 1125 of the Bankruptcy Code and is hereby transmitted by the Debtors to Holders of Eligible Claims and Eligible Equity Interests for use in the Solicitation of acceptances of the Plan, a copy of which is attached hereto as Exhibit A. Unless otherwise defined in this Disclosure Statement, capitalized terms used herein have the meanings ascribed to them in the Plan.
     For purposes of this Disclosure Statement, the following rules of interpretation shall apply: (i) whenever the words “include,” “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation,” (ii) the words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import shall refer to this Disclosure Statement as a whole and not to any particular provision, (iii) article, section and exhibit references are to this Disclosure Statement unless otherwise specified, and (iv) with respect to any Distribution under the Plan, “on” a date means on or as soon as reasonably practicable thereafter.

     The purpose of this Disclosure Statement is to provide “adequate information” to Entities who hold Eligible Claims and Eligible Equity Interests to enable them to make an informed decision before exercising their right to vote to accept or reject the Plan. By order of the Bankruptcy Court entered on March ___, 2006, (the “Disclosure Statement Order”), this Disclosure Statement was approved and held to contain adequate information. A true and correct copy of the Disclosure Statement Order is attached hereto as Exhibit B.
     THE APPROVAL BY THE BANKRUPTCY COURT OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE PLAN OR A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN. THE MATERIAL CONTAINED HEREIN IS INTENDED SOLELY FOR THE USE OF HOLDERS OF ELIGIBLE CLAIMS AND ELIGIBLE EQUITY INTERESTS IN EVALUATING THE PLAN AND VOTING TO ACCEPT OR REJECT THE PLAN AND, ACCORDINGLY, MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF HOW TO VOTE ON THE PLAN. THE PLAN IS SUBJECT TO NUMEROUS CONDITIONS AND VARIABLES AND THERE CAN BE NO ABSOLUTE ASSURANCE THAT THE PLAN WILL BE EFFECTUATED.
D. SOLICITATION PACKAGE
     Accompanying this Disclosure Statement for the purpose of soliciting votes on the Plan are copies of (i) the Plan, (ii) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time, and place of the hearing to consider the confirmation of the Plan and related matters, and the time for filing objections to the confirmation of the Plan (the “Confirmation Hearing Notice”), and, as applicable, (iii) a Ballot or Ballots (and return envelope(s)) that you may use in voting to accept or to reject the Plan, or a notice of non-voting status, as applicable. If you did not receive a Ballot and believe that you should have, please contact the Solicitation Agent at the address or telephone number set forth in the next subsection.
E. VOTING PROCEDURES, BALLOTS, AND VOTING DEADLINE
     After carefully reviewing the Plan and this Disclosure Statement, and the exhibits thereto, and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot. Please complete and sign your Ballot and return it in the envelope provided so that it is RECEIVED by the Voting Deadline (as defined below). Please note that if you are in Class 5, 6 or 8 and hold Existing Securities evidencing a Claim or Equity Interest through a Nominee, you may be required to return your Ballot to your Nominee sufficiently in advance of the Voting Deadline so as to permit your Nominee to fill out and return a Master Ballot by the Voting Deadline. See Section XI - “Solicitation; Voting Procedures.”
     Each Ballot has been coded to reflect the Class of Claims or Equity Interests it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

     If you have any questions about the procedure for voting your Eligible Claim or Eligible Equity Interest or with respect to the packet of materials that you have received, please contact the Solicitation Agent:

IES Ballot Processing
c/o Financial Balloting Group LLC
757 Third Avenue, 3rd Floor
New York, New York 10017
(646) 282-1800
     THE BALLOTING AGENT MUST RECEIVE BALLOTS (AND MASTER BALLOTS CAST ON BEHALF OF BENEFICIAL HOLDERS) ON OR BEFORE _:00 P.M., EASTERN TIME, ON APRIL ___, 2006 (THE “VOTING DEADLINE”) AT THE ABOVE ADDRESS. EXCEPT TO THE EXTENT ALLOWED BY THE BANKRUPTCY COURT, BALLOTS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE ACCEPTED OR USED IN CONNECTION WITH THE DEBTORS’ REQUEST FOR CONFIRMATION OF THE PLAN OR ANY MODIFICATION THEREOF.
     The Debtors reserve the right to amend the Plan after the Commencement Date with the reasonable consent of the Ad Hoc Committee. Amendments to the Plan that do not materially and adversely affect the treatment of Claims or Equity Interests and are consistent with the terms of the Plan Support Agreement may be approved by the Bankruptcy Court at the Confirmation Hearing without the necessity of resoliciting votes. In the event resolicitation is required, the Debtors will furnish new solicitation packets which shall include new ballots to be used to vote to accept or reject the Plan, as amended.
F. PURPOSE OF THE PLAN
     The primary purpose of the Plan is to effectuate the restructuring of the Debtors’ capital structure (the “Restructuring”) to improve free cash flow, strengthen the balance sheet, and enhance surety bonding capacity. Presently, the Debtors have a substantial amount of indebtedness outstanding under the Senior Subordinated Notes, Senior Convertible Notes, and the Credit Agreement. If the Debtors are not able to consummate the Restructuring, the Debtors will likely have to formulate an alternative plan, and the Debtors’ financial condition and the value of their securities will likely be further materially adversely affected.
     The Restructuring will reduce the amount of the Debtors’ outstanding indebtedness by approximately $173 million plus accrued and unpaid interest thereon by converting all of the Senior Subordinated Notes into equity of Reorganized IES through the transfer of Senior Subordinated Note Claims to the Debtors in exchange for a portion of the shares of New IES Common Stock. By offering the Holders of the Senior Subordinated Notes a majority of the equity of Reorganized IES, the Debtors intend that such Holders will participate in the long-term appreciation of the Debtors’ businesses, which the Debtors expect will be enhanced by the reduction of the Debtors’ debt obligations. Following consummation of the Restructuring, IES’s long-term debt is expected to be approximately $63 million, comprised of approximately $53 million borrowed and outstanding under the Tem Exit Facility and approximately $9.9 million borrowed and outstanding under the Revolving Exit Facility. Among other things, pursuant to the Restructuring:
–	Each Holder of Senior Subordinated Notes would receive, in exchange for its total claim (including principal and interest), its pro rata portion of 82% of the New IES Common Stock to be issued pursuant to the Plan, before giving effect to the New Options issued pursuant to the 2006 Long Term Incentive Plan.

–	Each Holder of IES Common Stock Interests would receive its pro rata portion of 15% of the New IES Common Stock to be issued pursuant to the Plan, before giving effect to the New Options issued pursuant to the 2006 Long Term Incentive Plan.

–	Certain members of Reorganized Debtors’ management would receive restricted shares of New IES Common Stock equal to 3% of the New IES Common Stock to be issued pursuant to the Plan, before giving effect to the New Options issued pursuant to the 2006 Long Term Incentive Plan.

–	On the Effective Date, the sole equity interests in Reorganized IES would consist of New IES Common Stock issued to the Holders of Senior Subordinated Notes, Holders of IES Common Stock Interests and certain members of Reorganized IES’s management and New Options to be issued to certain key employees of the Debtors pursuant to the 2006 Long Term Incentive Plan, which will be exercisable for up to 10% of the New IES Common Stock on a fully diluted basis.

–	The Debtors’ obligations under existing operating leases and trade credit extended to the Debtors by their vendors and suppliers, would be Unimpaired.

–	Reimbursement obligations under the Credit Agreement relating to outstanding letters of credit shall be deemed to be obligations under the DIP Facility.

–	The $50 million in outstanding Senior Convertible Notes and related IES Subsidiary Guarantees will be refinanced from the proceeds of the Term Exit Facility.

–	The Claims of the Debtors’ sureties are based upon bonds that have been issued in connection with projects of the Debtors. Under the Debtors’ agreements with the Debtors’ primary surety, CHUBB, the Debtors have provided approximately $33 million in cash and letters of credit as collateral. The Debtors have not defaulted under any of the bonded contracts, and, as of December 31, 2005, the cost to complete bonded projects was approximately $59.6 million, with an estimated cost to complete as of January 31, 2006 of approximately $54.4 million. As of February 13, 2006, SureTec had issued approximately $2.7 million in bonds on behalf of the Debtors. On the Effective Date, the Claims of CHUBB and SureTec, if any, will be Reinstated under the Plan, and the related bonded contracts will be assumed by the Reorganized Debtors.

     This Disclosure Statement sets forth certain detailed information regarding the Debtors’ history, their projections for future operations, and significant events expected to occur during the Chapter 11 Cases. This Disclosure Statement also describes the Plan, alternatives to the Plan, effects of Confirmation of the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the Confirmation process and the voting procedures that Holders of Eligible Claims and Eligible Equity Interests must follow for their votes to be counted.
G. SUMMARY OF ANTICIPATED DISTRIBUTIONS UNDER THE PLAN
     Under the Plan, Claims against and Equity Interests in the Debtors are divided into Classes. Certain Claims, including Administrative Claims and Priority Tax Claims are not classified and will receive payment in full in Cash on the Distribution Date, as such claims are liquidated, or as agreed with the Holders of such Claims. All other Claims and Equity Interests will receive the distributions and recoveries (if any) described in the table below.
     The table below summarizes the classification and treatment of the prepetition Claims and Equity Interests under the Plan. Estimated Claim amounts are based upon balances as of December 31, 2005. Estimated recovery percentages are based upon the mid-point total Enterprise Value of the Debtors as determined by Gordian Group, LLC, the Debtors’ financial advisor (“Gordian”) (see Section VIII.D — “FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST — VALUATION OF THE REORGANIZED DEBTORS”). The actual Allowed amount and recovery percentage may vary materially depending upon the nature and extent of Claims actually asserted. This summary is qualified in its entirety by reference to the provisions of the Plan.

				Estimated
			Estimated	Percentage
		Treatment of	Aggregate Amount	Recovery of
		Claim/Equity	of Allowed Claims	Allowed Claims or
Class	Claim/Equity Interest	Interest	or Equity Interests	Equity Interests
Class 1	Priority Claims	Unimpaired	n/a1	100%
Class 2	Credit Agreement Claims	Unimpaired	n/a	100%
Class 3	Secured Claims	Unimpaired	n/a2	100%
Class 4	Unsecured Claims	Unimpaired	Approximately $48mm3	100%

Estimated
			Estimated	Percentage
		Treatment of	Aggregate Amount	Recovery of
		Claim/Equity	of Allowed Claims	Allowed Claims or
Class	Claim/Equity Interest	Interest	or Equity Interests	Equity Interests
Class 5	Senior Convertible Note Claims	Impaired	$50mm plus interest accrued through the Commencement Date	100%
Class 6	Senior Subordinated Note Claims	Impaired	$172.9mm plus accrued interest through the Commencement Date	68%
Class 7	Subordinated Claims	Unimpaired	-0-	n/a
Class 8	IES Common Stock Interests	Impaired	n/a	15% of New IES Common Stock
Class 9	IES Other Equity Interests	Impaired	n/a	0%
Class 10	IES Subsidiary Debtor Interests	Unimpaired	n/a	100% (Reinstated)

[1]	This Class includes significant employee Claims, which have not been estimated, but which the Debtors intend to pay in full in the early days of the Chapter 11 Cases, subject to approval by the Bankruptcy Court.

[2]	This Class includes Secured Claims to the extent not otherwise paid in full. The Claims in this class, which potentially include any mechanics’ and materialmens’ liens and/or Secured Claims of the Debtors’ surety bond providers, are anticipated to be de minimis, given the fact that the Debtors intend to pay trade Claims in the ordinary course of business, subject to approval of the Bankruptcy Court.

[3]	This amount is an estimated amount of the trade Claims as of the December 31, 2005 and does not include contingent and unliquidated Claims such as litigation claims. To the extent that a trade claim is entitled to administrative or secured status (by virtue of a materialman’s lien or otherwise), this number would be reduced. The Debtors intend to pay their trade Claims in full in the early days of the Chapter 11 Cases, subject to approval by the Bankruptcy Court.
H. THE CONFIRMATION HEARING AND OBJECTION DEADLINE
     THE BANKRUPTCY COURT HAS SET APRIL ___, 2006, CENTRAL TIME, AS THE DATE AND TIME FOR THE HEARING ON CONFIRMATION OF THE PLAN AND TO CONSIDER ANY OBJECTIONS TO THE PLAN. THE CONFIRMATION HEARING WILL BE HELD AT THE UNITED STATES BANKRUPTCY COURT, 1100 COMMERCE STREET, 14TH FLOOR, DALLAS, TEXAS, 75242. THE DEBTORS WILL REQUEST CONFIRMATION OF THE PLAN AT THE CONFIRMATION HEARING.
     THE BANKRUPTCY COURT HAS FURTHER FIXED APRIL ___, 2006, AT 4:00 P.M., PREVAILING CENTRAL TIME, AS THE DEADLINE (THE “OBJECTION DEADLINE”) FOR FILING OBJECTIONS TO CONFIRMATION OF THE PLAN WITH THE BANKRUPTCY COURT. OBJECTIONS TO CONFIRMATION OF THE PLAN MUST BE SERVED SO AS TO BE RECEIVED ON OR BEFORE THE OBJECTION DEADLINE BY THE FOLLOWING PARTIES:

Counsel to the Debtors:
Daniel C. Stewart
Paul E. Heath
Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
(214) 220-7716 (fax)
Counsel to the Ad Hoc Committee of Holders of Senior Subordinated Notes:
Marcia L. Goldstein
Ted S. Waksman
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 735-4919 (fax)
United States Trustee:
Office of the United States Trustee
Attn: George McElreath
Room 9C60, 1100 Commerce Street
Dallas, Texas 75242
(214) 767-6530 (fax)
ANY OBJECTION TO CONFIRMATION OF THE PLAN MUST BE IN WRITING AND (A) MUST STATE THE NAME AND ADDRESS OF THE OBJECTING PARTY AND THE AMOUNT OF ITS CLAIM OR THE NATURE OF ITS EQUITY INTEREST AND (B) MUST STATE WITH PARTICULARITY THE NATURE OF ITS OBJECTION. ANY CONFIRMATION OBJECTION NOT TIMELY FILED AND SERVED AS SET FORTH HEREIN SHALL BE DEEMED WAIVED AND SHALL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.
I. SUMMARY OF POST-CONFIRMATION OPERATIONS
     Attached hereto as Exhibit C are the Financial Projections which project the financial performance of the Reorganized Debtors through 2010. The Financial Projections are based upon the current business plan for the Reorganized Debtors, information available as of January 31, 2006, and numerous assumptions that are an integral part of the Financial Projections, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. See Section X.H — “CERTAIN FACTORS TO BE CONSIDERED — INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS.”

J. RECOMMENDATION OF BOARDS OF DIRECTORS AND OTHERS TO APPROVE PLAN
     The respective boards of directors, managing partners or managers, as applicable, of the Debtors approved the solicitation of acceptances of the Plan and all of the transactions contemplated thereby. In light of the benefits to be attained by the Holders of Eligible Claims and Eligible Equity Interests pursuant to consummation of the transactions contemplated by the Plan, the Debtors’ respective boards of directors, managing partners or managers, as applicable, recommend that such Holders of Eligible Claims and Eligible Equity Interests vote to accept the Plan. The Debtors’ respective boards of directors, managing partners or managers, as applicable, have reached this decision after considering the alternatives to the Plan that are available to the Debtors and the possible effect on the Debtors’ business operations, creditors, and shareholders of such alternatives. These alternatives include liquidation under Chapter 7 of the Bankruptcy Code or a reorganization under Chapter 11 of the Bankruptcy Code with an alternative plan of reorganization. The Debtors’ respective boards of directors, managing partners or managers, as applicable, determined, after consulting with financial and legal advisors, that the Restructuring Transactions contemplated in the Plan would likely result in a distribution of greater values to creditors and shareholders than would a liquidation under Chapter 7. For a comparison of estimated distributions under Chapter 7 of the Bankruptcy Code and under the Plan, see Section VIII.C — “FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST — LIQUIDATION ANALYSIS.”
     AS FURTHER DESCRIBED IN SECTION II.B. – “PLAN SUPPORT AGREEMENT,” THE AD HOC COMMITTEE SUPPORTS THE PLAN. WHILE MEMBERS OF THE AD HOC COMMITTEE HAVE AGREED TO SUPPORT AND VOTE IN FAVOR OF THE PLAN, THEY HAVE NOT PROPOSED THE PLAN NOR HAVE THEY PROMULGATED THIS DISCLOSURE STATEMENT.
     THE DEBTORS’ RESPECTIVE BOARDS OF DIRECTORS, MANAGING PARTNERS OR MANAGERS, AS APPLICABLE, EACH SUPPORT THE PLAN AND URGE ALL HOLDERS OF ELIGIBLE CLAIMS AND ELIGIBLE EQUITY INTERESTS WHOSE VOTES ARE BEING SOLICITED TO TIMELY SUBMIT BALLOTS TO ACCEPT AND SUPPORT THE PLAN.
GENERAL INFORMATION REGARDING THE DEBTORS
K. BACKGROUND
     IES and its direct and indirect subsidiaries set forth on Addendum 1 (collectively, the “IES Companies”) comprise one of the leading national providers of electrical services in the United States providing a large range of services, focusing primarily on competitive bid design and building, and maintaining and servicing electrical data communications and utilities systems for commercial, industrial, and residential customers. For the fiscal year ended September 30, 2005, gross revenues were approximately $1.1 billion.
     IES provides services to a diverse customer base, including general contractors, property managers and developers, corporations, government agencies and municipalities, and homeowners. IES currently serves the 48 continental states. IES maintains its corporate headquarters in Houston, Texas, and had approximately 8,900 employees as of September 30, 2005.
     Formation and Operations
     IES is what is commonly referred to as a business “roll-up.” IES was incorporated in 1997 and, since its initial formation, has continued to expand its operations through the acquisition of other electrical contracting companies. Since 2003, IES has continued to focus internally on integrating its information systems and establishing a regionally based management structure to enhance operating controls at all levels of the organization, as well as integrating a consolidated procurement program and structure to manage customers and vendors on a national basis.
     Integrated Electrical Services, Inc. is the parent company of all the IES operating entities. It is responsible for all overhead and centralized administrative functions, including providing corporate staff, acting as the cash contractor entity, managing IES’s insurance programs, performing all SEC reporting, managing network services, and performing many other administrative functions.
     Additional information concerning the Debtors and their financial condition and results of operations, on a consolidated basis, can be found in the Debtors’ Annual Report on the Form 10-K for the year ended September 30, 2005 and in the Debtors’ Quarterly Report on the Form 10-Q for the quarter ended December 31, 2005, copies of which are attached hereto as Exhibit D, as well as in IES’s other recent Securities and Exchange Commission filings, which can be accessed at www.sec.gov and at IES’s website, www.ies-co.com.
          1. EXISTING CAPITAL STRUCTURE OF THE DEBTORS
               a. IES Common Stock
     As of January 31, 2006, IES had 39,280,637 million shares of common stock outstanding, with a par value of $0.01 per share. As of January 31, 2006, there were approximately 1,300 Holders of record of IES Common Stock. The trading range of IES Common Stock was between $0.23 per share and $0.98 per share in December 2005 and between $0.47 per share and $0.67 per share in January 2006. Prior to December 15, 2005, IES Common Stock was publicly traded on the New York Stock Exchange (the “NYSE”) under the ticker symbol “IES.” The NYSE suspended trading of IES Common Stock on December 15, 2005, and intends to de-list the IES Common Stock pending completion of applicable procedures, including the pending appeal by IES of the NYSE’s Staff’s decision. IES Common Stock is currently trading over-the-counter on the pink sheets under the symbol “IESR.PK.”
     IES owns, directly or indirectly, 100% of the capital stock, membership interests, or partnership interests, as applicable, of each of the IES Subsidiaries.

               b. Credit Agreement
     On August 1, 2005, IES entered into a three-year $80 million asset-based revolving credit facility (the “Credit Agreement”) with Bank of America, N.A. (“BofA”), as administrative agent. This Credit Agreement replaced IES’s existing revolving credit facility with JPMorgan Chase Bank, N.A., which was scheduled to mature on August 31, 2005. IES and each of its operating subsidiaries, which are included in the IES Subsidiaries, are co-borrowers and are jointly and severally liable for all obligations under the Credit Agreement. Certain other IES Subsidiaries have guaranteed all of the obligations under the Credit Agreement. The obligations of the borrowers and the guarantors are secured by a pledge of substantially all of the Debtors’ assets, excluding any assets pledged to secure surety bonds procured by the Debtors in connection with their operations.
               c. Senior Convertible Notes
     On November 24, 2004, IES entered into a purchase agreement for a private placement of $36.0 million in aggregate principal amount of its 6.5% Senior Convertible Notes due 2014. The notes require payment of interest semi-annually in arrears at an annual rate of 6.5%, have a stated maturity of November 1, 2014, constitute senior unsecured obligations, are guaranteed on a senior unsecured basis by significant domestic IES Subsidiaries, and are convertible at the option of the holder under certain circumstances into shares of IES’s Common Stock at an initial conversion price of $3.25 per share, subject to adjustment.
     On February 24, 2005 and following shareholder approval, IES sold $14 million in principal amount of its 6.5% Senior Convertible Notes due 2014, pursuant to a separate option exercised by the holders of the aforementioned $36 million aggregate principal amount of Senior Convertible Notes issued by IES in an initial private placement on November 24, 2004.
               d. Senior Subordinated Notes
     IES has outstanding two different issues of Senior Subordinated Notes with similar terms in the aggregate principal amount of $172.9 million. The notes bear interest at 9.375% and will mature on February 1, 2009. Interest is paid on the notes on February 1 and August 1 of each year. The notes are unsecured senior subordinated obligations of IES and are subordinated to all other existing and future senior indebtedness of IES. The notes are guaranteed on a senior subordinated basis by the IES Subsidiaries.
               e. Other Prepetition Obligations of the Debtors
     Many of the Debtors’ customers require the posting of performance and/or payment bonds issued by a surety. The Debtors’ primary surety bond provider is CHUBB, pursuant to that certain Underwriting, Continuing Indemnity and Security Agreement dated as of January 14, 2005 between CHUBB, IES, and certain IES Subsidiaries and related agreements, including the recent amendment thereto dated January 17, 2006. Under its agreements with CHUBB, CHUBB provides bonds on behalf of certain of the Debtors, and the Debtors are obligated to indemnify CHUBB for any expenses incurred by CHUBB on the Debtors’ behalf. As of December 31, 2006, the Debtors’ cost to complete projects covered by CHUBB bonds was approximately

$59.6 million. CHUBB holds approximately $33 million in cash and letters of credit as collateral under the bonding program.
     The Debtors also have an arrangement with SureTec for the provision of up to $5 million in surety bonds and pursuant to which the Debtors are obligated to indemnify SureTec for any expenses incurred by SureTec on the Debtors’ behalf. As of February 13, 2006, SureTec had issued approximately $2.7 million in bonds, which are secured by a $1.5 million letter of credit.
          2. SECURITIES LITIGATION AND SEC INVESTIGATION
               a. In re Integrated Electrical Services, Inc. Securities Litigation, No. 4:04-CV-3342, in the United States District Court for the Southern District of Texas, Houston Division. Between August 20, 2004 and October 4, 2004, five putative securities fraud class actions were filed against IES and certain of its existing and former officers and directors. The five lawsuits were consolidated under the caption In re Integrated Electrical Services, Inc. Securities Litigation. The plaintiffs allege that the defendants violated Section 10(b) and Section 20(a) of the Securities Exchange Act of 1934 by making materially false and misleading statements during the proposed class period of November 10, 2003 to August 13, 2004. On January 10, 2006, the district court dismissed the lawsuit, with prejudice. Although the Debtors believe that the claims asserted in this litigation would be treated as Securities Litigation Claims under the Plan, because the Debtors believe there is no merit to the Claims, which belief is supported by the recent dismissal with prejudice, the Debtors believe any Securities Litigation Claim held by these plaintiffs ultimately would not be recoverable against IES. On February 2, 2006, the plaintiffs filed an appeal of the district court’s dismissal of their claims.
               b. Radek v. Allen, et al., No. 2004-48577, in the 113th Judicial District Court, Harris County, Texas. On September 3, 2004, Chris Radek filed a shareholder derivative action naming certain of IES’s present and former officers as individual defendants and IES as nominal defendant. On July 15, 2005, the plaintiff filed an amended shareholder derivative petition alleging substantially similar factual claims to those made in the putative class action. The Debtors believe that the claims asserted by Radek have no merit, and this belief is supported by the recent dismissal with prejudice of the putative class action, which involved substantially similar allegations and claims. In any event, the claims asserted in this litigation are derivative in nature, would belong to the estate, and any recovery would inure to the benefit of the estate and not the plaintiffs. On February 8, 2006, the state court dismissed the claims of the shareholder derivative plaintiff, with prejudice. The time for filing an appeal of the state court order has not elapsed.
               c. SEC Investigation – On August 31, 2004, the Fort Worth Regional Office of the SEC sent a request for information concerning IES’s inability to file its 10-Q in a timely fashion, the internal investigation conducted by counsel to the Audit Committee of IES’s Board of Directors, and the material weaknesses identified by IES’s auditors in August 2004. In December 2004, the Commission issued a formal order authorizing the staff to conduct a private investigation into these and related matters, including, among other things, IES’s 2004 restatement; whether two receivables which were written down in the aggregate amount of approximately $2.4 million in 2004 should have been disclosed earlier and/or accounted for differently; and whether certain resolved loss contingencies should have been disclosed in IES’s quarterly and annual reports on Forms 10-Q and 10-K prior to their resolution. The investigation is still ongoing, and IES is cooperating with the SEC. The outcome of this investigation is not currently known. An adverse outcome in this matter could have a material adverse effect on our business, consolidated financial condition, results of operations or cash flows.
          3. EVENTS LEADING TO THE DEBTORS’ RESTRUCTURING
               a. Background
     A confluence of several factors has led to the Debtors’ need to seek voluntary protection under Chapter 11. Like many business roll-ups, the Debtors suffer from certain operational difficulties. The underlying problem, however, is its financial structure that simply places too much debt on the Debtors’ operating structure. Accordingly, while the Debtors require certain operational changes, this is primarily a financial restructuring.
     Historically, a significant percentage of the Debtors’ contracts have been contracts that have required surety bonds. In mid-2004, given the change in the surety market and the Debtors’ operating performance, CHUBB, the Debtors’ primary surety provider, began restricting the Debtors’ bonding capacity. This restriction in bonding capacity limited the Debtors’ ability to bid on and retain higher margin jobs and has significantly affected revenues. The Debtors’ specific financial and operational difficulties have been further complicated by the downturn in commercial construction, which has been depressed since 2001.
     Over the past year, the Debtors have worked diligently to solve their financial and operational difficulties. IES has worked to divest itself of certain commercial operations, including some not as profitable as retained operations and some heavily dependent upon bonding, either through asset sales or by shutting down operations. During fiscal year 2005, IES sold 13 units and closed two others.
     As part of its continuing initiative to strengthen its balance sheet, IES engaged Gordian in October 2005 to develop alternatives to refinance and de-lever all or a portion of its long-term debt, including the Senior Subordinated Notes, with the goal of improving cash flow, enhancing credit ratings, and enhancing surety bonding capacity for the Debtors.
     In the Debtors’ Form 10-K for the fiscal year ended September 30, 2005, as filed with the Securities and Exchange Commission on December 21, 2005 and attached hereto as Exhibit D, their independent registered public accounting firm, Ernst & Young LLP, included a going concern modification in its audit opinion on their consolidated financial statements for the fiscal year ended September 30, 2005, as a result of the Debtors’ operating losses during fiscal 2005 and the Debtors’ potential non-compliance with certain debt covenants subsequent to September 30, 2005.
               b. Defaults and Other Recent Events
     On December 15, 2005, IES was orally notified by the New York Stock Exchange (“NYSE”) that trading of its common stock had been suspended immediately due to IES’s announcement, on December 14, 2005, that it was contemplating filing a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code. On December 16, 2006, IES received written confirmation from the NYSE of the suspension of trading of its common stock on December 15, 2005 and the NYSE’s intent to de-list the IES common stock pending completion of applicable procedures, including the pending appeal by IES of the NYSE’s staff’s decision. Pursuant to the Senior Convertible Notes Indenture, the delisting of IES’s common stock from the NYSE, without a subsequent listing on the American Stock Exchange or qualification for trading on The NASDAQ National Market or The NASDAQ Small Cap Market, will result in a “Fundamental Change.” Thirty five Business Days after the occurrence of a Fundamental Change, the Holders of the Senior Convertible Notes have the right to require IES to repurchase the Senior Convertible Notes.
     On January 19, 2006, the Holders of the Senior Convertible Notes sent repurchase notices to IES, claiming that a “Termination of Trading” (and, therefore, a “Fundamental Change”) had occurred on December 15, 2005, which entitled them to exercise their repurchase rights under the Senior Convertible Notes Indenture. IES responded on January 20, 2006, taking the position that the suspension of trading by the NYSE was not a “Termination of Trading” under the terms of the Senior Convertible Notes Indenture and demanding that the Holders immediately withdraw their repurchase notices as having been wrongfully submitted. The Holders of the Senior Convertible Notes did not withdraw the repurchase notices as requested. On February 10, 2006, the Holders of the Senior Convertible Notes delivered acceleration notices to IES. The acceleration notices state that, due to the failure of IES to repurchase the Senior Convertible Notes by February 7, 2006 pursuant to the repurchase notices, the Holders of the Senior Convertible Notes are accelerating the Senior Convertible Notes pursuant to the Senior Convertible Notes Indenture. IES takes the position that the Holders of the Senior Convertible Notes are not entitled to accelerate the Senior Convertible Notes pursuant to the Senior Convertible Notes Indenture under the circumstances asserted by the Holders. In any case, as a result of filing the Chapter 11 Cases, the obligations of the Debtors, if any, to repurchase the Senior Convertible Notes has been stayed.
     On January 20, 2006, IES and certain of the IES Subsidiaries entered into an amendment (the “Fifth Amendment”) to the Credit Agreement. The Fifth Amendment extended the deadline for the Company’s submission of financial statements covering the period ending December 31, 2005 from January 20, 2006 to January 26, 2006 in connection with the Fixed Charge Coverage Ratio test for the period ending December 31, 2005. As of January 26, 2006, the Company failed to meet the Fixed Charge Coverage Ratio for the period ending December 31, 2005, constituting an event of default under the Credit Agreement. Additionally, the Company was in default with respect to the pledge of its ownership interest in EnerTech Capital Partners II L.P. to BofA as Collateral under the Credit Agreement. By reason of the existence of these defaults, BofA did not have any obligation to make additional extensions of credit under the Credit Agreement and had full legal right to exercise its rights and remedies under the Credit Agreement and related agreements.
     On January 27, 2006, IES entered into a Forbearance Agreement (“Forbearance Agreement”) with BofA in connection with the Credit Agreement. The Forbearance Agreement provided for BofA’s forbearance from exercising its rights and remedies under the Credit Agreement and related agreements from January 27, 2006 through the earliest to occur of (i) 5:00 p.m. (Dallas, Texas time) on February 28, 2006 or (ii) the date that any Forbearance Default (as defined in the Forbearance Agreement) occurs. Notwithstanding the forbearance, on January 26,

2006 BofA sent a “blockage notice” to the Senior Subordinated Notes Indenture Trustee preventing any payments from being made on such notes. Lastly, under the Forbearance Agreement, BofA had no obligation to make any loans or otherwise extend any credit to the Company under the Credit Agreement. Any agreement by BofA to make any loans or otherwise extend any further credit was in the sole discretion of BofA.
L. PLAN SUPPORT AGREEMENT
     As stated above, in November 2005, the Debtors commenced negotiations with the Ad Hoc Committee of certain Holders of the Senior Subordinated Notes (who were represented by Conway, Del Genio, Gries & Co., LLC, as financial advisors, and Weil, Gotshal & Manges LLP, as legal counsel) in an effort to formulate a structure and transaction for a consensual restructuring of the Debtors. Following extensive negotiations, the parties entered into a non-binding agreement in principle regarding certain economic terms regarding a financial restructuring of the Debtors and began formulating the Plan embodying that agreement.
     On February 13, 2006, certain Holders of Senior Subordinated Notes holding approximately 61% of the outstanding Senior Subordinated Notes entered into the Plan Support Agreement, a copy of which is attached hereto as Exhibit E. The Plan Support Agreement sets forth the terms of the contemplated Restructuring as embodied in the Plan.
     The Plan Support Agreement provides for the financial Restructuring to be effectuated through prearranged Chapter 11 cases. Under the terms of the Plan Support Agreement, among other things, the failure of the Debtors to obtain the entry of the Confirmation Order by May 30, 2006 may terminate the obligations of the Supporting Noteholders under the Plan Support Agreement.
     The Plan Support Agreement is subject to the finalization of definitive agreements and related documentation and the satisfaction of certain specified conditions. Based upon the extensive negotiation and coordination with, and input from, advisors to the Supporting Noteholders, the Debtors are of the opinion that all definitive agreements and related documentation (except for the definitive documentation of the Revolving Exit Facility and the Term Exit Facility) fully comply with the terms and conditions set forth in the Plan Support Agreement.
M. RESTRUCTURING PROFESSIONALS
     The Debtors have retained Sanford R. Edlein of Glass & Associates, Inc. as their Chief Restructuring Officer. Mr. Edlein and any associates of Glass providing services to the Debtors will be paid on an hourly basis in accordance with Glass’ standard billing rates terms.
     The Debtors have retained Gordian to act as the Debtors’ financial advisor in connection with the Restructuring. Under the terms of the engagement, Gordian receives a monthly fee of $125,000 and will also be entitled to a transaction fee (“Transaction Fee”) comprising:

1.	a.	0.5% of the face amount of all Senior Subordinated Notes and Senior Convertible Notes compromised in a financial transaction for the first $56.0 million of outstanding notes compromised; plus

a.	0.75% of the face amount of all notes compromised in a financial transaction for up to the next $56.0 of outstanding notes compromised; plus

b.	1.0% of the face amount of all notes compromised in a financial transaction for up to the next $56.0 million of outstanding notes compromised, and

c.	2.0% of the face amount of all additional notes compromised, and
     2. 1.5% of the aggregate consideration that is paid or payable in connection with all other financial transactions, excluding replacement senior bank financing.
     The monthly fees, together with the transaction fees, will not exceed $2,500,000.
     The Debtors have retained Vinson & Elkins L.L.P. as their bankruptcy and restructuring counsel. The Debtors will pay Vinson & Elkins L.L.P. in accordance with its standard billing terms.
     The Debtors have retained Financial Balloting Group LLC to serve as the Solicitation Agent in connection with the Solicitation. The Debtors will pay the Solicitation Agent reasonable and customary compensation for its services in connection with the Solicitation, plus reimbursement for reasonable out-of-pocket expenses. Brokers, dealers, commercial banks, trust companies and other Nominees will be reimbursed by the Debtors for customary mailing and handling expenses incurred by them in forwarding materials to their customers, but will not otherwise be compensated for their services. The Debtors also will pay any other customary fees and expenses attributable to the Solicitation. The Solicitation Agent will perform administrative tasks only and will not make any recommendation to any Holder of an Eligible Claim with respect to its acceptance or rejection of the Plan.
     The Debtors have also agreed to pay the reasonable fees and expenses of the legal and financial advisors to the Ad Hoc Committee. These professionals include Conway, Del Genio, Gries & Co., LLC, as financial advisors, which has been employed by the Ad Hoc Committee for a fixed fee of $105,000 per month, and Weil, Gotshal & Manges LLP, as legal counsel, which will be compensated in accordance with its standard billing terms.
MANAGEMENT AND CORPORATE STRUCTURE OF THE REORGANIZED DEBTORS
N. THE BOARDS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE REORGANIZED DEBTORS
     On the Effective Date, the term of each member of IES’s current board of directors will automatically expire. Subject to the requirements of section 1129(a)(5) of the Bankruptcy Code, the initial board of directors of Reorganized IES on and after the Effective Date will consist of nine (9) members, the names of whom will be set forth in the Plan Supplement. The members of the board of directors of Reorganized IES will consist of IES’s new chief executive officer and eight (8) other members to be designated by the Ad Hoc Committee. The board of directors, managing partner or manager, as applicable, of each of the Debtors will have the responsibility for the oversight of each the Reorganized Debtors, as applicable, on and after the Effective Date.
     Existing IES senior management (the “Senior Management Supporting Group”) will maintain their current positions as executive officers of Reorganized IES on and after the Effective Date at their current compensation levels. The Senior Management Supporting Group is as follows:

Name	Position
C. Byron Snyder	President and Chief Executive Officer[4]
Richard C. Humphrey	Chief Operating Officer
Curt L. Warnock	Senior Vice President, General Counsel and Corporate Secretary
David A. Miller	Senior Vice President and Chief Financial Officer
Bob Callahan	Senior Vice President of Human Resources
     The current officers, directors, managers and managing partners of each of the IES Subsidiaries, as applicable, shall also serve as the officers, directors, managers and managing partners of each of the Reorganized Subsidiaries. The identities of such Persons will be set forth in the Plan Supplement.
O. 2006 LONG TERM INCENTIVE PLAN
On the Effective Date, Reorganized IES will adopt a stock incentive plan (the “2006 Long Term Incentive Plan”). The 2006 Long Term Incentive Plan will provide for awards in the form of stock options and restricted stock. Pursuant to the terms of the 2006 Long Term Incentive Plan, up to a maximum of 10% of the number of fully diluted shares of New IES Common Stock outstanding as of the Effective Date will be available for issuance. Individual awards will not exceed 50% of the maximum number of shares available for issuance under the 2006 Long Term Incentive Plan. Certain members of Reorganized IES’s Management will be issued shares of Restricted New IES Common Stock equal to 3% of the New IES Common Stock to be issued pursuant to the Plan, before giving effect to the options issued pursuant to the 2006 Long Term Incentive Plan, with 2.5% to be allocated to existing IES management on the Effective Date and 0.5% to be reserved for the new Chief Executive Officer and/or other new key employees, as determined by the board of directors of Reorganized IES. The Restricted New IES Common Stock to be issued on the Effective Date will vest one-third (1/3) on January 1, 2007 (the “Initial Vesting Date”), one-third (1/3) on the first anniversary of the Initial Vesting Date, and one-third

[4]	Pursuant to the employment agreement dated February 13, 2006 between IES and C. Byron Snyder (a copy of which will be filed with the Plan Supplement), unless the agreement is earlier terminated in accordance with its terms, Mr. Snyder will remain the President and Chief Executive Officer of IES, or Reorganized IES, as the case may, be until the earlier of such time (i) as a new president and chief executive officer is hired by the board of directors of IES or Reorganized IES, as the case may be, or (ii) as is otherwise determined by the board of directors of IES or Reorganized IES, as the case may be (in either case, a “Replacement Event”). If Mr. Snyder ceases to be the President and Chief Executive Officer as a result of a Replacement Event before the end of the two-year term of his employment agreement, Mr. Snyder will continue to be engaged by IES or Reorganized IES, as the case may be, as a consultant until the end of such term unless the agreement is earlier terminated in accordance with its terms..

(1/3) on the second anniversary of the Initial Vesting Date; provided, however, that if a person receiving Restricted New IES Common Stock is involuntarily terminated by Reorganized IES, without cause, prior to the Initial Vesting Date, the portion of the Restricted New IES Common Stock allocated to such person that would have vested on the Initial Vesting Date absent the termination will automatically vest upon such termination.
     After the Effective Date, Reorganized IES will grant options issued pursuant to the 2006 Long Term Incentive Plan to C. Byron Snyder and to certain other officers and key employees identified by Reorganized IES’s board of directors. The New Options will be issued with an exercise price equal to the fair market value of the Reorganized IES shares as of the date of issuance and with vesting provisions to be determined by the board of directors of Reorganized IES, or, in the case of Mr. Snyder, such exercise price and vesting provisions will be as set forth in his option agreement with Reorganized IES (the form of which is attached to his Employment Agreement with IES).
P. EMPLOYMENT AGREEMENTS FOR EXECUTIVES
     On the Effective Date, Reorganized IES will assume all existing Employment Agreements to which the Debtors are a party.
SUMMARY OF THE PLAN
Q. INTRODUCTION
     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and shareholders. In addition to permitting rehabilitation of the debtor, Chapter 11 promotes equality of treatment of creditors and equity security holders who hold substantially similar claims against or interests in the debtor and its assets. In furtherance of these two goals, upon the filing of a petition for relief under Chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 case.
     The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and equity interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any entity acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.
     THE REMAINDER OF THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN, AND OF THE

CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN (AS WELL AS THE EXHIBITS ATTACHED THERETO AND DEFINITIONS THEREIN), WHICH IS ATTACHED HERETO AS EXHIBIT A.
     THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS UNDER THE PLAN AND WILL, UPON OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS, THEIR ESTATES, THE REORGANIZED DEBTORS, ALL PARTIES RECEIVING PROPERTY UNDER THE PLAN, AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT, ON THE ONE HAND, AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, ON THE OTHER HAND, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.
R. SCHEDULE OF TREATMENT OF CLAIMS AND EQUITY INTERESTS

CLASS	DESIGNATION	IMPAIRMENT	ENTITLED TO VOTE
Class 1	Priority Claims	Unimpaired	No (deemed to accept)
Class 2	Credit Agreement Claims	Unimpaired	No (deemed to accept)
Class 3	Secured Claims	Unimpaired	No (deemed to accept)
Class 4	Unsecured Claims	Unimpaired	No (deemed to accept)
Class 5	Senior Convertible Note Claims	Impaired	Yes
Class 6	Senior Subordinated Note Claims	Impaired	Yes
Class 7	Subordinated Claims	Unimpaired	No (deemed to accept)
Class 8	IES Common Stock Interests	Impaired	Yes
Class 9	IES Other Equity Interests	Impaired	No (deemed to reject)
Class 10	IES Subsidiary Debtor Interests	Unimpaired	No (deemed to accept)
S. TREATMENT OF UNCLASSIFIED CLAIMS
     In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and are not entitled to vote on the Plan.
          1. ADMINISTRATIVE CLAIMS
     Except to the extent that any Entity entitled to payment of any Allowed Administrative Claim agrees to a less favorable treatment, each Holder of an Allowed Administrative Claim shall receive Cash equal to the unpaid portion of its Allowed Administrative Claim, on the latest of (a) the Distribution Date, (b) the date on which its Administrative Claim becomes an Allowed Administrative Claim, or (c) the date on which its Administrative Claim becomes payable under any agreement relating thereto, or as soon thereafter as is reasonably practicable.

Notwithstanding the foregoing, any Allowed Administrative Claim based upon a liability incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases, including but not limited to the reasonable fees and expenses incurred after the Commencement Date by the Indenture Trustees, shall be paid by the Debtors or the Reorganized Debtors as Administrative Claims in the ordinary course of the Debtors’ businesses, in accordance with the terms and conditions of any agreement relating thereto or upon such other terms as may be agreed upon between the Holder of such Claim and the Debtors, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court.
          2. PRIORITY TAX CLAIMS
     On the later of (a) the Distribution Date or (b) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, in the sole discretion of the Debtors, (x) Cash equal to the unpaid portion of such Allowed Priority Tax Claim or (y) such other treatment as to which the Debtors and such Holder shall have agreed upon in writing.
          3. PROFESSIONAL FEE CLAIMS
     The Holders of Professional Fee Claims shall file their respective final fee applications for the allowance of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date by no later than the date that is sixty (60) days after the Effective Date, or such other date that may be fixed by the Bankruptcy Court. If granted by the Bankruptcy Court, such award shall be paid in full in such amount as is Allowed by the Bankruptcy Court either (a) on the date such Professional Fee Claim becomes an Allowed Professional Fee Claim, or as soon as reasonably practicable thereafter, or (b) upon such other terms as may be mutually agreed upon between such Holder of an Allowed Professional Fee Claim and the Debtors. Requests for compensation under section 503(b)(3) and (4) of the Bankruptcy Code must be filed with the Bankruptcy Court and served on the Debtors, any Committee appointed in the Chapter 11 Cases, and other parties in interest by the Administrative Claims Bar Date. Notwithstanding the foregoing, the reasonable fees and expenses incurred after the Commencement Date by (x) Weil, Gotshal & Manges LLP as counsel to the Ad Hoc Committee, and (y) Conway, Del Genio, Gries & Co., LLC, as financial advisors to the Ad Hoc Committee, in accordance with the respective agreements with IES, shall both be paid by the Debtors or the Reorganized Debtors as Administrative Claims in the ordinary course of the Debtors’ businesses, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court. If the Debtors or the Reorganized Debtors and any such professional cannot agree on the amount of fees and expenses to be paid to such party, the amount of fees and expenses shall be determined by the Bankruptcy Court. If any fees and expense have not been paid to Weil, Gotshal & Manges LLP and/or Conway, Del Genio, Gries & Co., LLC in the ordinary course and the parties do not disagree as to the appropriate amounts payable, such fees and expenses shall be paid by the Reorganized Debtors on the Effective Date (unless the Bankruptcy Court has otherwise specifically required a hearing on the payment of such amounts). The payment of the Weil, Gotshal & Manges LLP and Conway, Del Genio, Gries & Co., LLC fees and expenses under this Section are part of the overall settlement embodied by the Plan among the Supporting Noteholders and the Debtors.
T. TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS
          1. CLASS 1 — PRIORITY CLAIMS
               a. Claims in Class: Priority Claims are Claims that are accorded priority in right of payment under section 507(a) of the Bankruptcy Code (other than Allowed Administrative Claims and Allowed Priority Tax Claims).
               b. Treatment: On the later of (i) the Distribution Date or (ii) the date on which its Priority Claim becomes an Allowed Priority Claim, or, in each case, as soon as reasonably practicable thereafter, each Holder of an unpaid Allowed Priority Claim against the Debtors shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Claim, Cash equal to the full amount of its Allowed Priority Claim.
               c. Voting: Class 1 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Priority Claim in Class 1 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.
          2. CLASS 2 — CREDIT AGREEMENT CLAIMS
               a. Claims in Class: Class 2 consists of all Allowed Credit Agreement Claims, to the extent outstanding and not refinanced in full from the proceeds of the DIP Facility.
               b. Treatment: Unless otherwise agreed to by the Holders of any Allowed Credit Agreement Claim, on the Effective Date, or as soon as reasonably practicable thereafter, (i) the Holder of any noncontingent Allowed Credit Agreement Claim that has not been refinanced in full pursuant to the DIP Facility shall receive Cash in an amount equal to one hundred percent (100%) of such Holder’s remaining Allowed Credit Agreement Claim, and (ii) all letters of credit issued and outstanding under the Credit Agreement that have not been refinanced in full pursuant to the DIP Facility shall be replaced by the Reorganized Debtors. All IES Subsidiary Guarantees of obligations under the Credit Agreement shall be terminated provided that all Allowed Credit Agreement Claims are refinanced in full and/or eliminated by the replacement of the outstanding letters of credit.
               c. Voting: Class 2 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Credit Agreement Claim in Class 2 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.
          3. CLASS 3 — SECURED CLAIMS
               a. Claims in Class: Class 3 consists of all Allowed Secured Claims, other than Claims in Class 2, including, but not limited to, the Allowed Secured Claims of CHUBB and SureTec, if any.

               b. Treatment: On the later of (x) the Effective Date, (y) the date on which a Secured Claim becomes an Allowed Secured Claim, or (z) such other date as may be ordered by the Bankruptcy Court, or, in each case, as soon as reasonably practicable thereafter, each Allowed Secured Claim shall be, at the election of the Debtors, (i) Reinstated, (ii) paid in Cash, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Secured Claim together with accrued post-Commencement Date interest, (iii) satisfied by the Debtors’ surrender of the collateral securing such Allowed Secured Claim, or (iv) offset against, and to the extent of, the Debtors’ claims against the Holder of such Allowed Secured Claim. To the extent that any Allowed Secured Claim is Reinstated under the Plan, the IES Subsidiary Guarantees (if any) of such Allowed Secured Claim shall be Reinstated as well.
               c. Voting: Class 3 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Secured Claim in Class 3 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.
          4. CLASS 4 — UNSECURED CLAIMS
               a. Claims in Class: Class 4 consists of all Allowed Unsecured Claims, other than Claims in Classes 5, 6 or 7.
               b. Treatment: Except to the extent that any Entity entitled to payment of any Allowed Unsecured Claim agrees to a less favorable treatment, each Holder of an Allowed Unsecured Claim shall, at the election of the Debtors, on the Effective Date or as soon as reasonably practicable thereafter: (x) receive Cash equal to the unpaid amount of such Claim or (y) have such Claim Reinstated. With respect to each matured and liquidated Allowed Class 4 Claim, the Debtors intend to seek Bankruptcy Court approval, to make payments prior to the Effective Date in Cash equal to the amount of the Allowed Unsecured Claims in the ordinary course of business.
               c. Voting: Class 4 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Unsecured Claim in Class 4 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.
          5. CLASS 5 — SENIOR CONVERTIBLE NOTE CLAIMS
               a. Claims in Class: Class 5 consists of all Allowed Senior Convertible Note Claims.
               b. Treatment: On the later of (x) the Effective Date, (y) the date on which a Senior Convertible Note Claim becomes an Allowed Senior Convertible Note Claim, or (z) such other date as may be ordered by the Bankruptcy Court, or, in each case, as soon as reasonably practicable thereafter, each Allowed Senior Convertible Note Claim shall be paid in Cash from the proceeds of the Term Exit Facility, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Senior Convertible Note Claim; provided, however, that if the Term Exit Facility does not close on or before the Effective Date, the Debtors shall have the right, on at least ten (10) days notice to the Holders of Allowed Senior

Convertible Note Claims and with an opportunity for a hearing before the Bankruptcy Court, to either (x) Reinstate the Allowed Senior Convertible Notes or (y) exchange each Allowed Senior Convertible Note Claim for a Pro Rata share of the New Notes in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Senior Convertible Note Claim. In the event the Senior Convertible Notes are Reinstated, the IES Subsidiary Guarantees of the Senior Convertible Note Claims will be Reinstated as well. In the event New Notes are issued in exchange for Class 5 Claims, New IES Subsidiary Guarantees will be given by the same IES Subsidiaries that guaranteed IES’s obligations under the Senior Convertible Notes Indenture.
               c. Voting: Class 5 may be Impaired by the Plan in the event that the Debtors elect to give the Holders of Claims in Class 5 the New Notes in exchange for such Claims. Therefore, the Holders of Claims in Class 5 are being solicited for votes in favor of the Plan. To the extent the treatment of Class 5 Claims elected by the Debtors renders the Holders of such Claims Unimpaired, the Holders of Claims in Class 5 will be conclusively presumed to have accepted the Plan notwithstanding that any Holder of a Claim in Class 5 may have voted to reject the Plan.
          6. CLASS 6 — SENIOR SUBORDINATED NOTE CLAIMS
               a. Claims in Class: Class 6 consists of all Allowed Senior Subordinated Note Claims. On the Effective Date, the Senior Subordinated Note Claims shall be deemed Allowed in the aggregate principal amount of approximately $173 plus accrued and unpaid interest thereon through the Commencement Date.
               b. Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, Holders of Allowed Senior Subordinated Note Claims shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claims, their Pro Rata share of eighty-two percent (82%) of the New IES Common Stock, subject to dilution by the issuance of shares of New IES Common Stock upon the exercise of the New Options. The IES Subsidiary Guarantees of the Senior Subordinated Note Claims shall be terminated and forever discharged as of the Effective Date.
               c. Voting: Class 6 is Impaired by the Plan. Each Holder of an Allowed Senior Subordinated Note Claim in Class 6 is entitled to vote to accept or reject the Plan.
          7. CLASS 7 — SUBORDINATED CLAIMS
               a. Claims in Class: Class 7 consists of all Allowed Subordinated Claims.
               b. Treatment: On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Subordinated Claim shall have its Claim Reinstated.
               c. Voting: Class 7 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Subordinated Claim in Class 7 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

          8. CLASS 8 — IES COMMON STOCK INTERESTS
               a. Equity Interests in Class: Class 8 consists of all Allowed IES Common Stock Interests.
               b. Treatment: On the Effective Date, or as soon as practicable thereafter, all existing Allowed IES Common Stock Interests will be cancelled, and Holders of Allowed IES Common Stock Interests will receive, in exchange for such Allowed IES Common Stock Interests, their Pro Rata share of fifteen percent (15%) of the New IES Common Stock, subject to dilution by the issuance of shares of New IES Common Stock upon the exercise of the New Options.
               c. Voting: Class 8 is Impaired by the Plan. Each Holder of an Allowed IES Common Stock Interest in Class 8 is entitled to vote to accept or reject the Plan.
          9. CLASS 9 — IES OTHER EQUITY INTERESTS
               a. Equity Interests in Class: Class 9 consists of all IES Other Equity Interests.
               b. Treatment: On the Effective Date, all IES Other Equity Interests shall be cancelled, and the Holders of IES Other Equity Interests shall not receive or retain any property or interest in property on account of their IES Other Equity Interests.
               c. Voting: Holders of IES Other Equity Interests shall receive no Distribution under the Plan. Pursuant to section 1126(g) of the Bankruptcy Code, each Holder of an IES Other Equity Interest in Class 9 is conclusively presumed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.
          10. CLASS 10 — IES SUBSIDIARY DEBTOR INTERESTS
               a. Equity Interests in Class: Class 10 consists of all IES Subsidiary Debtor Interests.
               b. Treatment: On the Effective Date, all IES Subsidiary Debtor Interests shall be Reinstated and shall vest in Reorganized IES, or the respective Reorganized Debtors, as the case may be.
               c. Voting: Holders of IES Subsidiary Debtor Interests are Unimpaired. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an IES Subsidiary Debtor Interest in Class 10 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.
U. ALLOWED CLAIMS AND EQUITY INTERESTS
     Notwithstanding any provision in the Plan to the contrary, the Debtors or Reorganized Debtors shall only make Distributions on account of Allowed Claims and Allowed Equity

Interests. A Claim that is Disputed by the Debtors as to its amount only shall be deemed Allowed in the amount the Debtors admit owing and Disputed as to the remainder.
V. POSTPETITION INTEREST
     In accordance with section 502(b)(2) of the Bankruptcy Code, the amount of all prepetition Unsecured Claims against the Debtors shall be calculated as of the Commencement Date. Except as otherwise explicitly provided in the Plan, in section 506(b) of the Bankruptcy Code or by Final Order, no Holder of a prepetition Claim shall be entitled to or receive interest on such Claim after the Commencement Date.
W. ALTERNATIVE TREATMENT
     Notwithstanding any provision in the Plan to the contrary, any Holder of an Allowed Claim may receive, instead of the Distribution or treatment to which it is entitled under the Plan, any other Distribution or treatment to which it, the Debtors and the Ad Hoc Committee may agree to in writing; provided, however, that such other Distribution or treatment shall not provide a return having a present value in excess of the present value of the Distribution or treatment that otherwise would be given such Holder pursuant to the Plan.
X. ALLOCATION
     The value of any New IES Common Stock received by Holders of Claims in satisfaction of interest-bearing obligations shall be allocated first to the full satisfaction of principal of such interest-bearing obligations and second in satisfaction of any accrued and unpaid interest.
Y. MEANS FOR IMPLEMENTATION OF THE PLAN
          1. CONTINUED CORPORATE EXISTENCE
     The Reorganized Debtors shall continue to exist after the Effective Date as separate Entities in accordance with the applicable law in the applicable jurisdiction in which they were formed under their respective certificates of incorporation, limited partnership, or formation, as applicable, and bylaws or similar organizational documents, as applicable, in effect before the Effective Date except as their certificates of incorporation, limited partnership, or formation and bylaws or similar organizational documents may be amended pursuant to the Plan. On the Effective Date, without any further corporate or similar action, the certificate of incorporation and bylaws of Reorganized IES shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities. The certificate of incorporation and by-laws of Reorganized IES shall be substantially in the form included in the Plan Supplement. The appointment of the Board of Directors of Reorganized IES pursuant to the Plan as of the Effective Date being deemed to constitute the election of directors of Reorganized IES by written consent in lieu of an annual meeting pursuant to Section 303 of the Delaware General Corporation Law and Section 211 of the Delaware General Corporation Law, Reorganized IES shall not be required to hold an annual meeting of stockholders prior to the end of its 2006 fiscal year. The certificate of incorporation, limited partnership or formation and bylaws or other organizational documents of each Reorganized Subsidiary shall be the certificate of incorporation, limited partnership, or formation and bylaws of each Reorganized Subsidiary on the Effective Date without any modification or amendment thereto.
          2. RESTRUCTURING TRANSACTIONS
     On the Effective Date, and pursuant to the Plan or the applicable Plan Supplement documents, the applicable Debtors or Reorganized Debtors shall enter into the Restructuring Transactions contemplated in the Plan, and shall take any actions as may be reasonably necessary or appropriate to effect a restructuring of their respective businesses or the overall organizational structure of the Reorganized Debtors. The Restructuring Transactions may include one or more mergers, consolidations, restructurings, conversions, dissolutions, transfers or liquidations as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate. The actions to effect the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation or reincorporation, limited partnership, or formation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; and (d) all other actions that the applicable Entities determine to be reasonably necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with the Restructuring Transactions. The chairman of the board of directors, president, chief executive officer, chief financial officer, any executive vice-president or senior vice-president, or any other appropriate officer, manager or managing partner of each Debtor or Reorganized Debtor, as appropriate, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such other actions, as may be reasonably necessary or appropriate, to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of the appropriate Debtor or Reorganized Debtor, as appropriate, shall be authorized to certify or attest to any of the foregoing actions.
          3. CORPORATE ACTION; CANCELLATION OF SECURITIES
     As of the Effective Date, the Certificates evidencing the Existing Securities shall evidence solely the right to receive from the Debtors the Distribution of the consideration, if any, set forth in Article 3.03 of the Plan. On the Effective Date, except as otherwise provided for in the Plan, and except to the extent that the Debtors elect to Reinstate the Senior Convertible Notes and related IES Subsidiary Guarantees, (a) the Existing Securities, to the extent not already cancelled, shall be deemed cancelled and of no further force or effect without any further action on the part of the Bankruptcy Court or any other Person and (b) the obligations of the Debtors under the Existing Securities and under the Debtors’ certificates of incorporation, limited partnership, or formation, any agreements, indentures, or certificates of designations governing the Existing Securities shall be terminated and discharged; provided, however, that each indenture or other agreement that governs the rights of the Holder of a Claim based upon the

Existing Securities and that is administered by an indenture trustee, agent, or servicer shall continue in effect solely for the purposes of (x) allowing such indenture trustee, agent, or servicer to make the Distributions to be made on account of such Claims under the Plan and (y) permitting such indenture trustee, agent, or servicer to maintain any rights it may have for fees, costs, and expenses under such indenture or other agreement. Additionally, the cancellation of any indenture shall not impair the rights and duties under such indenture as between the indenture trustee thereunder and the beneficiaries of the trust created thereby. Additionally, as of the Effective Date, all IES Other Equity Interests, to the extent not already cancelled, shall be cancelled. The IES Subsidiary Debtor Interests shall not be cancelled, but shall be Reinstated and shall vest in Reorganized IES or the respective Reorganized Debtors, as the case may be, as of the Effective Date.
          4. DIRECTORS AND EXECUTIVE OFFICERS
     On the Effective Date, the term of each member of IES’s current board of directors will automatically expire. Subject to the requirements of section 1129(a)(5) of the Bankruptcy Code, the initial board of directors of Reorganized IES on and after the Effective Date will consist of nine (9) members. The members of the board of directors of Reorganized IES will consist of IES’s new chief executive officer and eight (8) other members to be designated by the Ad Hoc Committee.
     The Debtors shall identify the individuals proposed to serve as directors of Reorganized IES in the Plan Supplement, which shall be filed with the Bankruptcy Court on or before the date that is ten (10) days prior to the Confirmation Hearing. The board of directors of Reorganized IES shall have the responsibility for the management, control, and operation of Reorganized IES on and after the Effective Date. The members of existing IES management shall maintain their current positions as executive officers of the Reorganized Debtors on and after the Effective Date, unless otherwise provided herein or in the Plan Supplement. The current officers and directors of the IES Subsidiaries shall also serve as the officers and directors of each of the Reorganized Subsidiaries, respectively, on and after the Effective Date unless otherwise provided in the Plan Supplement.
     On the Effective Date, Reorganized IES will assume all existing Employment Agreements.
          5. DIP FACILITY AND DIP BONDING FACILITY
     On, or as soon as practicable after, the Commencement Date, IES and certain IES Subsidiaries, as borrowers, and each of the non-borrower IES Subsidiaries, as guarantors, will enter into the DIP Facility, the material terms and conditions of which are set forth in the DIP Commitment Letter and applicable documentation. The DIP Facility shall be used to refinance all obligations under the Credit Agreement and to permit borrowings for ongoing working capital needs and to continue the letters of credit outstanding under the Credit Agreement. The DIP Facility shall be evidenced by the DIP Credit Documents.
     On, or as soon as practicable after, the Commencement Date, the Debtors will enter into the CHUBB DIP Bonding Facility, pursuant to which CHUBB will consider providing additional bonding of up to $12 million per month for a period of four (4) months in exchange for $1.5 million per month in cash or letters of credit as additional collateral
          6. NEW SECURITIES
     As of the Effective Date, 12,631,421 shares of New IES Common Stock shall be issued, on a Pro Rata basis, to Holders of Allowed Senior Subordinated Note Claims in full satisfaction of and in exchange for their Allowed Senior Subordinated Note Claims. As a result, the Holders of the Allowed Senior Subordinated Note Claims will own 82% of the shares of New IES Common Stock issued and outstanding as of the Effective Date, subject to dilution by the issuance of shares of New IES Common Stock upon exercise of the New Options granted pursuant to the 2006 Long Term Incentive Plan.
     As of the Effective Date, 2,310,626 shares of New IES Common Stock shall be issued, on a Pro Rata basis, to the Holders of IES Common Stock Interests in full satisfaction of and in exchange for such IES Common Stock Interests. As a result, the Holders of IES Common Stock Interests will own 15% of the shares of New IES Common Stock issued and outstanding as of the Effective Date, subject to dilution by the issuance of shares of New IES Common Stock upon exercise of the New Options granted pursuant to the 2006 Long Term Incentive Plan.
     As of the Effective Date, 462,125 shares of Restricted New IES Common Stock, representing 3% of the shares of New IES Common Stock issued and outstanding as of the Effective Date, shall be issued to certain members of Reorganized IES’s management as part of the 2006 Long Term Incentive Plan. Existing IES management will receive 2.5% of the shares of New IES Common Stock issued and outstanding as of the Effective Date and 0.5% will be reserved for the new Chief Executive Officer and/or other new key employees, to be allocated by the board of directors of Reorganized IES. The Restricted New IES Common Stock to be issued on the Effective Date will vest one-third (1/3) on January 1, 2007 (the “Initial Vesting Date”), one-third (1/3) on the first anniversary of the Initial Vesting Date, and one-third (1/3) on the second anniversary of the Initial Vesting Date; provided, however, that if a person receiving Restricted New IES Common Stock is involuntarily terminated by Reorganized IES, without cause, prior to the Initial Vesting Date, the portion of the Restricted New IES Common Stock allocated to such person that would have vested on the Initial Vesting Date absent the termination will automatically vest upon such termination.
     As of the Effective Date, and without the requirement of any further action by any Entity, each former Holder of an Allowed Senior Subordinated Note Claim that becomes an owner of at least 10% of the shares of New IES Common Stock issued and outstanding as of such date or shall otherwise be an affiliate of Reorganized IES shall become a party to a Registration Rights Agreement with Reorganized IES. The Registration Rights Agreement shall require Reorganized IES to file a “shelf” registration statement covering resales of New IES Common Stock after the Effective Date and shall provide the stockholders that are parties thereto with demand and piggyback registration rights following the expiration of such “shelf” registration statement on the terms set forth in the Registration Rights Agreement. The Registration Rights Agreement shall be substantially in the form set forth in the Plan Supplement.

     As of the Effective Date, the board of directors of the Reorganized IES shall be authorized to issue the New Options to purchase an aggregate of up to ten percent (10%) of the number of fully diluted outstanding shares of New IES Common Stock as of the Effective Date in accordance with the 2006 Long Term Incentive Plan.
     The issuance, grant, and reservation of New Securities authorized in Article 4.06 of the Plan shall not require any further act or action by any shareholder or creditor of the Debtors, under applicable law, regulation, order or rule.
     On or before the Distribution Date, Reorganized IES shall issue the New IES Common Stock for Distribution pursuant to the provisions of the Plan. All securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed.
          7. ISSUANCE OF NEW SECURITIES AND NEW NOTES
     The issuance of the New Securities (and, if applicable, the issuance of the New Notes and New IES Subsidiary Guarantees) by Reorganized IES is hereby authorized without further act by the board of directors, shareholders, or officers of Reorganized IES or action under applicable law, regulation, order, or rule. All New Securities, except the Restricted New IES Common Stock (which will be issued pursuant to a registration statement on Form S-8 to be filed by Reorganized IES with the SEC), issued under the Plan shall be exempt from registration under the Securities Act or any applicable state or local law pursuant to section 1145 of the Bankruptcy Code. To the extent the New Notes and New IES Subsidiary Guarantees are deemed to be “securities” under the Securities Act, they are being issued under section 4(2) of the Securities Act and Regulation D thereunder.
          8. EXIT FACILITIES
     On the Effective Date, Reorganized IES and certain of the IES Subsidiaries, as borrowers, and each of its non-borrower Reorganized Subsidiaries, as guarantors, will enter into two Exit Facilities, which will consist of the Revolving Exit Facility and the Term Exit Facility. The Revolving Exit Facility will provide liquidity for working capital and other general corporate purposes to Reorganized IES and its debtor and non-debtor subsidiaries following the conclusion of the Chapter 11 Cases, and the Term Exit Facility will be available to refinance the Senior Convertible Notes. A portion of the proceeds of the Revolving Exit Facility shall be used to refinance the principal balance of loans outstanding under the DIP Credit Documents, and any outstanding letters of credit under the DIP Facility, if not continued under the Revolving Exit Facility, will be either cash collateralized or back-stopped with new letters of credit from the Revolving Exit Facility.
          9. 2006 LONG TERM INCENTIVE PLAN
     On the Effective Date, the Reorganized Debtors will adopt the 2006 Long Term Incentive Plan, the terms of which are described in Article III(B) of this Disclosure Statement and will be included in the Plan Supplement, which is intended to provide incentives to certain officers and key employees to continue their efforts to foster and promote the long-term growth and performance of the Reorganized Debtors.

          10. REVESTING OF ASSETS
     The property of each Debtor’s Estate shall revest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Debtors shall be free and clear of all Claims, encumbrances, Equity Interests, charges and liens except as specifically provided or contemplated in the Plan, in connection with the Revolving Exit Facility, the Term Exit Facility, or in the Confirmation Order. Without limiting the generality of the foregoing, the Reorganized Debtors may, without application to or approval by the Bankruptcy Court, pay professional fees and expenses incurred after the Effective Date.
          11. PRESERVATION OF RIGHTS OF ACTION; SETTLEMENT OF LITIGATION CLAIMS
     Except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture, or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, following the Confirmation Date, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Causes of Action that any of the Debtors or their Estates may hold against any Person or Entity without further approval of the Bankruptcy Court. The Reorganized Debtors or their successor(s) may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.
          12. EXEMPTION FROM CERTAIN TRANSFER TAXES
     Pursuant to section 1146(a) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person or Entity pursuant to the Plan, including the Revolving Exit Facility and the Term Exit Facility, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
Z. PROVISIONS GOVERNING DISTRIBUTIONS
          1. DISTRIBUTIONS FOR CLAIMS AND EQUITY INTERESTS ALLOWED AS OF THE EFFECTIVE DATE
     Except as otherwise provided in the Plan or as ordered by the Bankruptcy Court, Distributions and issuances of New IES Common Stock, Restricted New IES Common Stock, and New Notes to be made (1) in exchange for or on account of Claims or Equity Interests that are Allowed Claims or Allowed Equity Interests as of the Effective Date or (2) to members of Reorganized IES’s management pursuant to the 2006 Long Term Incentive Plan, shall be made on the Distribution Date, or as soon thereafter as reasonably practicable. All Cash Distributions shall be made by the Disbursing Agent from available Cash of the Reorganized Debtors. Any Distribution under the Plan of property other than Cash (including any issuance of New IES Common Stock, Restricted New IES Common Stock, and New Notes, to the extent applicable, and the Distribution of such New IES Common Stock, Restricted New IES Common Stock, or New Notes in exchange for Allowed Claims and Allowed Equity Interests as of the Effective Date) shall be made by the Disbursing Agent, the Senior Subordinated Notes Indenture Trustee, the Senior Convertible Notes Indenture Trustee, or the transfer agent in accordance with the terms of the Plan.
          2. DISBURSING AGENT
     The Disbursing Agent shall make all Distributions required under the Plan, except with respect to a Holder of a Claim whose Distribution is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, which Distributions shall be deposited with the appropriate indenture trustee, agent, or servicer, who shall deliver such Distributions to the Holders of Allowed Claims in accordance with the provisions of the Plan and the terms of the relevant indenture or other governing agreement.
     If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity (or, in the case of the Senior Subordinated Notes Indenture or the Senior Convertible Notes Indenture, the Indenture Trustees), such Disbursing Agent or Indenture Trustee shall receive, without further Bankruptcy Court approval, reasonable compensation for Distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by the Reorganized Debtors.
          3. SURRENDER OF SECURITIES OR INSTRUMENTS
     On or before the Distribution Date, or as soon as reasonably practicable thereafter, each Holder of a Certificate shall surrender such Certificate to (i) in the case of Equity Interests, to the Disbursing Agent, (ii) in the case of the Senior Subordinated Notes, to the Senior Subordinated Notes Indenture Trustee, and (iii) in the case of the Senior Convertible Notes, to the Senior Convertible Notes Trustee, and each Certificate shall be cancelled. No Distribution of property under the Plan shall be made to or on behalf of any such Holder unless and until such Certificate is received by the Disbursing Agent or the applicable Indenture Trustee, as the case may be, or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or the applicable Indenture Trustee, as the case may be. Any such Holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the applicable Indenture Trustee, as the case may be, prior to the second anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims or Equity Interests in respect of such Certificate and shall not participate in any Distribution under the Plan, and any securities in respect of such forfeited Distribution shall be cancelled notwithstanding any federal or escheat laws to the contrary.
          4. INSTRUCTIONS TO DISBURSING AGENT
     Prior to any Distribution on account of an Allowed Senior Subordinated Note Claim, the Senior Subordinated Notes Indenture Trustee shall (i) inform the Disbursing Agent as to the amount of properly surrendered Senior Subordinated Notes and (ii) inform the Disbursing Agent in a properly completed letter of transmittal, accompanied by properly remitted securities, of the names of Holders of Allowed Senior Subordinated Note Claims, and the number of shares of New IES Common Stock to be issued and distributed to or on behalf of such Holders of Allowed Senior Subordinated Note Claims in exchange for properly surrendered Senior Subordinated Notes.
     In the event that the Debtors elect to make a Distribution on account of the Allowed Senior Convertible Note Claims, the Senior Convertible Notes Indenture Trustee shall, prior to such Distribution, (x) inform the Disbursing Agent as to the amount of properly surrendered Senior Convertible Notes and (y) inform the Disbursing Agent in a properly completed letter of transmittal, accompanied by properly remitted securities, of the names of Holders of Allowed Senior Convertible Note Claims, and the Pro Rata share of the principal amount of the Senior Convertible Notes held by each such Holder.
          5. SERVICES OF THE INDENTURE TRUSTEES
     The Indenture Trustees’ services with respect to consummation of the Plan shall be as set forth in the Plan and as authorized by the Senior Subordinated Notes Indenture and the Senior Convertible Notes Indenture, as applicable.
          6. RECORD DATE FOR PLAN DISTRIBUTIONS
     Except with respect to securities Claims and Equity Interests, at the close of business on the Record Date for Plan Distributions, the transfer ledgers for the Senior Secured Debt (maintained by BofA, as administrative agent under the Credit Agreement) shall be closed, and there shall be no further changes recognized in the record Holders of such debt. The Reorganized Debtors and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of any such debt occurring after the Record Date for Plan Distributions and shall be entitled instead to recognize and deal for all purposes the Plan with only those record Holders listed on the transfer ledgers as of the close of business on the Record Date for Plan Distributions. Distributions on account of any securities Claims or Equity Interests shall be made in accordance with Section 5.03 of the Plan.
          7. MEANS OF CASH PAYMENT
     Cash payments under the Plan shall be in U.S. funds by check, wire transfer, or such other commercially reasonable manner as the payor shall determine in its sole discretion.
          8. CALCULATION OF DISTRIBUTION AMOUNTS OF NEW IES COMMON STOCK

     No fractional shares of New IES Common Stock shall be issued or distributed under the Plan or by Reorganized IES or any Disbursing Agent, indenture trustee, agent, or servicer. Each Person entitled to receive New IES Common Stock shall receive the total number of whole shares of New IES Common Stock to which such Person is entitled. Whenever any Distribution to a particular Person would otherwise call for Distribution of a fraction of a share of New IES Common Stock, such number of shares to be distributed shall be rounded up or down to the nearest whole number and such Person shall receive no separate consideration for such fractional shares.
          9. DELIVERY OF DISTRIBUTIONS; UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS
     Distributions to Holders of Allowed Claims shall be made by the Disbursing Agent or the Indenture Trustees, as the case may be, (a) at the Holder’s last known address, (b) at the address in any written notice of address change delivered to the Disbursing Agent, (c) in the case of the Holder of an Allowed Senior Convertible Note Claim or an Allowed Senior Subordinated Note Claim, at the address in the respective Indenture Trustee’s official records, or (d) at the address set forth in a properly completed letter of transmittal accompanying a Certificate properly remitted in accordance with the terms of the Plan. If any Holder’s Distribution is returned as undeliverable, no further Distributions to such Holder shall be made, unless and until the Disbursing Agent or respective Indenture Trustee is notified of such Holder’s then current address, at which time all missed Distributions shall be made to such Holder without interest. Amounts in respect of undeliverable Distributions made through the Disbursing Agent or an Indenture Trustee shall be returned to the appropriate Reorganized Debtor or Indenture Trustee, as the case may be, until such Distributions are claimed. All claims for undeliverable Distributions must be made on or before the second anniversary of the Effective Date, after which date (x) all Cash in respect of such forfeited Distribution including interest accrued thereon shall revert to Reorganized IES and (y) all New IES Common Stock or New Notes (to the extent applicable) in respect of such forfeited Distribution shall be cancelled, in each case, notwithstanding any federal or escheat laws to the contrary.
          10. WITHHOLDING AND REPORTING REQUIREMENTS
     In connection with the Plan and all Distributions, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.
          11. SETOFFS
     Other than in respect of any Allowed Credit Agreement Claim or any Allowed Senior Subordinated Note Claim, a Reorganized Debtor may, but shall not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or Reorganized Debtors may have against the Claim’s Holder; provided, however, that neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Reorganized Debtors of any claim that the Debtors or Reorganized Debtors may have against such Holder. Nothing in the Plan shall be deemed to expand rights to setoff under applicable non-bankruptcy law.

AA.	PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS
          1. OBJECTIONS TO CLAIMS; DISPUTED CLAIMS
     The Debtors intend to make Distributions, as required by the Plan, in accordance with the Schedules, if any, and the books and records of the Debtors (or in the case of the Senior Secured Debt or obligations under the DIP Facility, in accordance with the books and records of BofA as administrative agent). Unless disputed by a Holder of a Claim or Equity Interest, the amount set forth in the Schedules, if any, and the books and records of the Debtors shall constitute the amount of the Allowed Claim or Allowed Equity Interest of such Holder. If any Holder of a Claim or Equity Interest disagrees with the Debtors, such Holders must so advise the Debtors in writing, in which event, the Claim or Equity Interest shall be a Disputed Claim or a Disputed Equity Interest. The Debtors intend to attempt to resolve any such disputes consensually, or, at the Debtors option, through other judicial means outside of the Bankruptcy Court. Nevertheless, the Debtors may, in their discretion, file with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or Equity Interest, or any other appropriate motion or adversary proceeding with respect thereto. All such objections shall be litigated to Final Order; provided, however, that the Debtors may compromise and settle, withdraw or resolve by any other method, without requirement of Bankruptcy Court approval, any objections to Claims or Equity Interests. In addition, any Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code or other applicable law regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of the any appeal relating to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate Distribution on such Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.
          2. NO DISTRIBUTION PENDING ALLOWANCE
     Notwithstanding any other provision in the Plan, if any portion of a Claim is a Disputed Claim or any portion of an Equity Interest is a Disputed Equity Interest, no payment or Distribution provided under the Plan shall be made on account of or in exchange for such portion of such Claim or Equity Interest unless and until such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or an Allowed Equity Interest.
          3. DISTRIBUTIONS AFTER ALLOWANCE

     To the extent that a Disputed Claim or Disputed Equity Interest ultimately becomes an Allowed Claim or Allowed Equity Interest, a Distribution shall be made to the Holder of such Allowed Claim or Allowed Equity Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court or other applicable court of competent jurisdiction allowing any Disputed Claim or Disputed Equity Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Equity Interest the Distribution to which such Holder is entitled under the Plan on account of or in exchange for such Allowed Claim.

BB.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
          1. ASSUMED CONTRACTS AND LEASES
     Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date each Reorganized Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to reject filed on or before the Confirmation Date or (iv) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, filed as part of the Plan Supplement. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.
     Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.
          2. PAYMENTS RELATED TO ASSUMPTION OF CONTRACTS AND LEASES
     Any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the applicable Debtor on or before the Effective Date; provided, however, if there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of a Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

          3. REJECTED CONTRACTS AND LEASES
     Except for those executory contracts and unexpired leases set forth on a schedule to be filed with the Plan Supplement, none of the executory contracts and unexpired leases to which the Debtors are a party shall be rejected under the Plan; provided, however, that the Debtors reserve the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which any Debtor is a party.

          4. CLAIMS BASED UPON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES
     All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the appropriate Debtor and its counsel within sixty (60) days after the earlier of (i) the date of entry of an order of the Bankruptcy Court approving such rejection or (ii) the Confirmation Date. Any such Claims not filed within such times shall be forever barred from assertion against the respective Debtor, its Estate, and its property.
          5. COMPENSATION AND BENEFIT PLANS AND TREATMENT OF RETIREMENT PLAN
     Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and benefit plans of the Debtors, including benefit plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Commencement Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed under the Plan. The Debtors’ obligations under such plans and programs shall survive Confirmation of the Plan, except for (i) executory contracts or employee benefit plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract; provided, however, that the Debtors’ obligations, if any, to pay all “retiree benefits,” as defined in section 1114(a) of the Bankruptcy Code, shall continue unimpaired and in full force and effect. Options issued under the Debtors’ long term incentive plans existing as of the Commencement Date shall be cancelled.

CC.	ACCEPTANCE OR REJECTION OF THE PLAN
          1. CLASSES ENTITLED TO VOTE
     Each Holder, as of the Voting Record Date, of an Allowed Claim in Impaired Classes 5 and 6 or an Allowed Equity Interest in Impaired Class 8 is entitled to vote to accept or reject the Plan. Holders of Claims or IES Subsidiary Interests in Unimpaired Classes 1, 2, 3, 4, 7, and 10 shall not be entitled to vote because they are conclusively deemed, by operation of section 1126(f) of the Bankruptcy Code, to have accepted the Plan. Holders of Equity Interests in Impaired Class 9 will not receive or retain any property under the Plan on account of their Equity Interests, and therefore are deemed not to have accepted the Plan by operation of section 1126(g) of the Bankruptcy Code.
          2. ACCEPTANCE BY IMPAIRED CLASSES
     An Impaired Class of Claims shall have accepted the Plan if the Holders of at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in the Class actually voting have voted to accept the Plan, in each case not counting the vote of any Holder designated under section 1126(e) of the Bankruptcy Code.

          3. ELIMINATION OF CLASSES
     Any Class that does not contain any Allowed Claims or Equity Interests or any Claims or Equity Interests temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed not included in the Plan for purposes of (i) voting to accept or reject the Plan and (ii) determining whether such Class has accepted or rejected the Plan under section 1129(a)(8) of the Bankruptcy Code.
          4. NONCONSENSUAL CONFIRMATION
     The Bankruptcy Court may confirm the Plan over the dissent of or rejection by any Impaired Class if all of the requirements for consensual confirmation under subsection 1129(a), other than subsection 1129(a)(8), of the Bankruptcy Code and for nonconsensual confirmation under subsection 1129(b) of the Bankruptcy Code have been satisfied. To the extent necessary, the Debtors shall request Confirmation of the Plan, as the Plan may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

DD.	CONDITIONS PRECEDENT; WAIVER
          1. CONDITIONS TO CONFIRMATION
               a. The proposed Confirmation Order shall be in form and substance reasonably acceptable to the Debtors, the Ad Hoc Committee, and any Committee appointed in these Chapter 11 Cases. This condition is subject to the satisfaction or waiver in accordance with Article 9.02 of the Plan.
               b. The proposed Confirmation Order shall be in form and substance reasonably acceptable to the Revolving Exit Facility Agent and the Term Exit Facility Agent in all respects that relate to, or could otherwise reasonably be expected to impact in an adverse manner, the Revolving Exit Facility Lenders or the Term Exit Facility Lenders.
          2. CONDITIONS TO EFFECTIVE DATE
     The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Article 9.04 of the Plan:
               a. The Confirmation Order shall have been entered by the Bankruptcy Court.
               b. The Confirmation Order shall have become a Final Order.
               c. All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan shall have been obtained.
               d. The Debtors shall have executed and delivered all documents necessary to effectuate the issuance of the New Securities and the New Notes and New IES Subsidiary Guarantees (if applicable).

               e. All other actions, documents, and agreements necessary to implement the Plan shall have been effected or executed.
               f. All documents referenced in subsections (d) and (e) of this paragraph, including all documents in the Plan Supplement, shall be reasonably acceptable to the Ad Hoc Committee.
               g. No stay of the consummation of the Plan shall be in effect.
          3. EFFECT OF FAILURE OF CONDITIONS
     In the event that one or more of the conditions specified in Article 9.02 of the Plan shall not have occurred or been waived pursuant to Article 9.04 of the Plan on or before July 14, 2006, or such later date as may be agreed to by the Debtors and the Ad Hoc Committee, (a) the Confirmation Order shall be vacated, (b) no Distributions under the Plan shall be made, (c) the Debtors and Holders of Claims and Equity Interests shall be restored to the status quo as of the day immediately preceding the Confirmation Date as though the Confirmation Order had never been entered, and (d) the Debtors’ obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any Person or governmental Entity or to prejudice in any manner the rights of the Debtors or any Person or governmental Entity in any further proceedings involving the Debtors.
          4. WAIVER OF CONDITIONS
     Each of the conditions set forth in Article 9.01 and Article 9.02 of the Plan, other than as set forth in Article 9.02(a) and Article 9.02(g) the Plan, may be waived in whole or in part by the Debtors with the consent of the Ad Hoc Committee (which consent shall not be unreasonably withheld).

EE.	MODIFICATIONS AND AMENDMENTS; WITHDRAWAL
     Subject to the provisions of the Plan Support Agreement, the Debtors may amend or modify the Plan at any time prior to the Confirmation Date. The Debtors reserve the right to include any amended exhibits in the Plan Supplement with the consent of the Ad Hoc Committee, whereupon each such amended exhibit shall be deemed substituted for the original of such exhibit; provided, however, that the DIP Commitment Letter, the DIP Credit Documents, the Revolving Exit Facility Commitment Letter, the Revolving Exit Credit Facility Documents, and the Term Exit Facility Commitment Letter and the Term Exit Facility Credit Documents may not be amended without the consent of the parties thereto. After the Confirmation Date the Debtors or Reorganized Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, and the Confirmation Order, and to accomplish such matters as may be reasonably necessary to carry out the purposes and intent of the Plan so long as such proceedings do not materially and adversely affect the treatment of Holders of Claims or Equity Interests under the Plan.

FF.	RETENTION OF JURISDICTION
     Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the Plan’s Confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of or related to the Chapter 11 Cases and the Plan, to the fullest extent permitted by law, including jurisdiction to:
          1. hear and determine any and all objections to the allowance of Claims or Equity Interests;
          2. hear and determine any and all motions to estimate Claims at any time, regardless of whether the Claim to be estimated is the subject of a pending objection, a pending appeal, or otherwise;
          3. hear and determine any and all motions to subordinate Claims or Equity Interests at any time and on any basis permitted by applicable law;
          4. hear and determine all Professional Fee Claims and other Administrative Claims;
          5. hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any Rejection Claim or required Cure or the liquidation of any Claims arising therefrom;
          6. hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;
          7. enter such orders as may be necessary or appropriate in aid of the consummation of the Plan and to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;
          8. hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan and all contracts, instruments, and other agreements executed in connection with the Plan;
          9. hear and determine any request to modify the Plan or to cure any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court;
          10. issue and enforce injunctions or other orders, or take any action that may be necessary or appropriate to restrain any interference with or compel action for the implementation, consummation, or enforcement of the Plan or the Confirmation Order;
          11. enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

          12. hear and determine any matters arising in connection with or relating to the Plan, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;
          13. enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;
          14. recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;
          15. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
          16. hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge;
          17. hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and
          18. enter a final decree closing the Chapter 11 Cases.

GG.	COMPROMISES AND SETTLEMENTS
     Pursuant to Federal Rule of Bankruptcy Procedure 9019(a), the Debtors may compromise and settle various Claims against them and/or claims they may have against other Persons. Each of the Debtors expressly reserves the right (and except as otherwise provided in the Plan, with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against it and claims that it may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall transfer to the Reorganized Debtors pursuant to the Plan and no Bankruptcy Court approval of any such action, compromise or settlement shall be required.

HH.	MISCELLANEOUS PROVISIONS
          1. BAR DATES FOR CERTAIN CLAIMS
               a. ADMINISTRATIVE CLAIMS
     At the election of the Debtors, the Confirmation Order may establish an Administrative Claims Bar Date for the filing of all Administrative Claims (other than Administrative Claims paid in the ordinary course of business pursuant to Article 2.01 of the Plan, Claims for United States Trustee fees, Professional Fee Claims, Claims outstanding under the DIP Facility, or Claims for the expenses of the members of the Ad Hoc Committee or of any Committee (if appointed)). If such an Administrative Claims Bar Date is established, Holders of asserted Administrative Claims (other than Administrative Claims paid in the ordinary course of business pursuant to Article 2.01 of the Plan, Professional Fee Claims, Claims for United States Trustee

fees, Claims outstanding under the DIP Facility, or Claims for the expenses of the members of the Ad Hoc Committee or of any other Committee (if appointed)), must submit proofs of Administrative Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. If an Administrative Claims Bar Date is set, (i) the notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(f) shall set forth such date and constitute notice of the Administrative Claims Bar Date, and (ii) the Debtors or the Reorganized Debtors, as the case may be, shall have ninety (90) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims. All such objections shall be litigated to Final Order; provided, however, that the Debtors or the Reorganized Debtors may compromise and settle, withdraw or resolve by any other method, without requirement of Bankruptcy Court approval, any objections to Administrative Claims.
               b. PROFESSIONAL FEE CLAIMS
     All final requests for compensation or reimbursement of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Debtors, any Committee (if appointed), or to such other entities as to which the foregoing sections apply prior to the Confirmation Date must be filed and served on the Reorganized Debtors and their counsel no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other Entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other Entity, no later than twenty (20) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.
          2. PAYMENT OF STATUTORY FEES
     All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Cases shall be paid by the Reorganized Debtors.
          3. SEVERABILITY OF PLAN PROVISIONS
     If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

          4. SUCCESSORS AND ASSIGNS
     The rights, benefits and obligations of all Persons named or referred to in the Plan shall be binding on, and shall inure to the benefit of, their respective heirs, executors, administrators, personal representatives, successors or assigns.
          5. INJUNCTION
     ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES PURSUANT TO SECTIONS 105 AND 362 OF THE BANKRUPTCY CODE OR OTHERWISE AND IN EFFECT ON THE CONFIRMATION DATE, SHALL REMAIN IN FULL FORCE IN EFFECT UNTIL THE EFFECTIVE DATE. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, ALL PERSONS OR ENTITIES THAT HAVE HELD, HOLD OR MAY HOLD CLAIMS OR CAUSES OF ACTION AGAINST OR EQUITY INTERESTS IN ANY OF THE DEBTORS ARE, AS OF THE EFFECTIVE DATE PERMANENTLY ENJOINED FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST ANY OF THE DEBTORS AND THEIR ESTATES, THE REORGANIZED DEBTORS, OR THEIR PROPERTY OR ASSETS, ON ACCOUNT OF SUCH CLAIMS, CAUSES OF ACTION OR EQUITY INTERESTS: (A) COMMENCING, CONDUCTING OR CONTINUING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY SUIT, ACTION OR OTHER PROCEEDING RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; (B) ENFORCING, LEVYING, ATTACHING, COLLECTING OR OTHERWISE RECOVERING IN ANY MANNER OR BY ANY MEANS, WHETHER DIRECTLY OR INDIRECTLY, ANY JUDGMENT, AWARD, DECREE OR ORDER RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; (C) CREATING, PERFECTING OR ENFORCING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY LIEN RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; (D) ASSERTING ANY SETOFF, RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND, DIRECTLY OR INDIRECTLY, AGAINST ANY DEBT, LIABILITY OR OBLIGATION DUE TO THE DEBTORS RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; AND (E) PROCEEDING IN ANY MANNER IN ANY PLACE WHATSOEVER THAT DOES NOT CONFORM TO OR COMPLY WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE PLAN OR THE CONFIRMATION ORDER. NOTWITHSTANDING THIS SECTION, THE SET OFF RIGHTS OF ANY HOLDERS OF ALLOWED CLAIMS ARE PRESERVED TO THE EXTENT OF APPLICABLE LAW.
          6. DEBTORS’ RELEASES
     AS OF THE EFFECTIVE DATE, THE DEBTORS AS DEBTORS IN POSSESSION AND THE REORGANIZED DEBTORS WILL BE DEEMED TO FOREVER RELEASE, WAIVE AND DISCHARGE ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES (OTHER THAN THE RIGHTS OF THE DEBTORS AND THE REORGANIZED DEBTORS TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED UNDER THE PLAN) WHETHER DIRECT OR DERIVATIVE, LIQUIDATED OR UNLIQUIDATED, FIXED OR

CONTINGENT, MATURED OR UNMATURED, DISPUTED OR UNDISPUTED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE, OR IN ANY WAY RELATING TO THE RESTRUCTURING OF THE DEBTORS, THE CHAPTER 11 CASES, THE PLAN, OR THE DISCLOSURE STATEMENT, AND THAT COULD HAVE BEEN ASSERTED BY OR ON BEHALF OF THE DEBTORS, OR THEIR ESTATES AGAINST (A) THE DIRECTORS, OFFICERS AND EMPLOYEES OF ANY OF THE DEBTORS AND THE DEBTORS’ AGENTS, ADVISORS AND PROFESSIONALS SERVING AS OF THE COMMENCEMENT DATE, IN EACH CASE IN THEIR CAPACITY AS SUCH, (B) THE HOLDERS OF SENIOR SUBORDINATED NOTE CLAIMS, INCLUDING THE SUPPORTING NOTEHOLDERS, AND THE SENIOR SUBORDINATED NOTES INDENTURE TRUSTEE, AND THE AGENTS, ADVISORS AND PROFESSIONALS OF SAME, IN EACH CASE IN THEIR CAPACITY AS SUCH, (C) THE HOLDERS OF CREDIT AGREEMENT CLAIMS AND CLAIMS UNDER THE DIP FACILITY, AND THE AGENTS, ADVISORS AND PROFESSIONALS OF SAME, IN EACH CASE IN THEIR CAPACITY AS SUCH, AND (D) THE MEMBERS OF ANY COMMITTEE, INCLUDING THE AD HOC COMMITTEE, AND ITS AGENTS, ADVISORS AND PROFESSIONALS, IN EACH CASE IN THEIR CAPACITY AS SUCH; PROVIDED, HOWEVER, NOTHING IN ARTICLE 13.06 OF THE PLAN SHALL BE CONSTRUED TO RELEASE OR EXCULPATE ANY PERSON OR ENTITY FROM FRAUD, WILLFUL MISCONDUCT, CRIMINAL CONDUCT, OR UNAUTHORIZED USE OF CONFIDENTIAL INFORMATION THAT CAUSES DAMAGES OR FOR PERSONAL GAIN.
          7. EXCULPATION AND LIMITATION OF LIABILITY
     The Debtors, the Reorganized Debtors, the Holders of Senior Subordinated Note Claims, the Supporting Noteholders, the Senior Secured Lenders, the DIP Lenders, the Senior Subordinated Notes Indenture Trustee, any Committee (including the Ad Hoc Committee) and any and all of their respective present and former members, officers, directors, employees, equity interest holders, partners, affiliates, advisors, attorneys, and agents, and any of their successors or assigns, shall not have or incur any liability to any Holder of a Claim or an Equity Interest, or any other party-in-interest, or any of their respective agents, employees, equity interest holders, partners, members, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the negotiation, solicitation, and/or distribution of the Plan and Disclosure Statement, the administration of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects they shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities.
          8. BINDING EFFECT
     The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims against and Equity Interests in the Debtors, their respective successors and assigns, including the Reorganized Debtors, and all other parties-in-interest in the Chapter 11 Cases.
          9. REVOCATION, WITHDRAWAL, OR NON-CONSUMMATION
     The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file other plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation of the Plan does not occur, then (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Class of Claims), assumption or rejection of executory contracts or leases provided for by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors or any other Entity, (b) prejudice in any manner the rights of the Debtors or any Entity in any further proceedings involving the Debtors, or (c) constitute an admission of any sort by the Debtors or any other Entity.
          10. COMMITTEES
     On the Effective Date, the duties of any Committee shall terminate.
          11. PLAN SUPPLEMENT
     Any and all agreements, exhibits, lists, or schedules referred to herein but not filed with the Plan shall be contained in the Plan Supplement. The Plan Supplement will be filed with the Bankruptcy Court at least ten (10) days prior to the date of the commencement of the Confirmation Hearing. Thereafter, any Person may examine the Plan Supplement in the office of the Clerk of the Bankruptcy Court during normal court hours or may obtain a copy by contacting Pam Lewis at (214) 220-7960. Holders of Claims against or Equity Interests in the Debtors may also obtain a copy of the Plan Supplement upon written request to the Debtors in accordance with Article 13.12 of the Plan.
          12. NOTICES TO DEBTORS
     Any notice, request, or demand required or permitted to be made or provided to or upon a Debtor or a Reorganized Debtor under the Plan shall be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

INTEGRATED ELECTRICAL SERVICES, INC.
1800 West Loop South
Suite 500
Houston, Texas 77027
Attn: Curt L. Warnock
Telephone: (713) 860-1500
Facsimile: (713) 860-1588
with a required copy to:
Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201-2975
Attn: Daniel C. Stewart
Telephone: (214) 220-7960
Facsimile: (214) 999-7960
          13. INDEMNIFICATION OBLIGATIONS
     Except as otherwise specifically set forth in the Plan, any obligations or rights of the Debtors or Reorganized Debtors to defend, indemnify, reimburse, or limit the liability of the Debtors’ present and former directors, managing partners, managers, officers or employees (the “Covered Persons”) pursuant to the Debtors’ or Reorganized Debtors’ certificates of incorporation, limited partnership or formation, bylaws or similar organizational documents, policy of providing employee indemnification, applicable state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against such Covered Persons based upon any act or omission related to such Covered Persons’ service with, for, or on behalf of the Debtors prior to the Effective Date shall be deemed executory contracts assumed under the Plan and shall, in any event, survive Confirmation of the Plan and remain unaffected thereby, and shall not be discharged, irrespective of whether such defense, indemnification, reimbursement, or limitation of liability accrued or is owed in connection with an occurrence before or after the Commencement Date.
          14. GOVERNING LAW
     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (a) the State of New York shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan and (b) the laws of the state of incorporation or organization of each Debtor shall govern corporate or other governance matters with respect to such Debtor, in either case without giving effect to the principles of conflicts of law thereof.
          15. PREPAYMENT
     Except as otherwise provided in the Plan or the Confirmation Order, the Debtors shall have the right to prepay, without penalty or premium, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be in violation of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.
          16. SECTION 1125(e) OF THE BANKRUPTCY CODE
     As of the Confirmation Date, the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the Bankruptcy Code. As of the Confirmation Date, the Debtors, the Supporting Noteholders, and each of their respective affiliates, agents, directors, managing partners, managers, officers, employees, investment bankers, financial advisors, attorneys, and other professionals shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Securities and the New Notes and New IES Subsidiary Guarantees (if applicable) under the Plan, and therefore are not, and on account of such offer, issuance and solicitation shall not be, liable at any time for the violation of any law, rule or regulation governing the solicitation of acceptances or rejections of the Plan, the offer and issuance of New Securities and the New Notes and New IES Subsidiary Guarantees (if applicable) under the Plan, or the distribution or dissemination of any information contained in the Plan, the Disclosure Statement, the Plan Supplement, and any and all related documents.
EVENTS DURING THE CHAPTER 11 CASES

II.	COMMENCEMENT OF THE CHAPTER 11 CASES
     On the Commencement Date, the Debtors filed their petitions for reorganization relief under Chapter 11 of the Bankruptcy Code. The Debtors do not expect the Chapter 11 Cases to be protracted. To expedite their emergence from Chapter 11, the Debtors intend to seek, among other things, the relief detailed below from the Bankruptcy Court on the Commencement Date. If granted, this relief will facilitate the administration of the Chapter 11 Cases. There can be no assurance, however, that the Bankruptcy Court will grant the requested relief. Bankruptcy courts customarily provide various other forms of administrative and other relief in the early stages of Chapter 11 cases. The Debtors intend to seek all necessary and appropriate relief from the Bankruptcy Court in order to facilitate their reorganization goals in a timely manner, including the matters described below. The Debtors anticipate that they will seek and obtain various forms of operational and procedural relief on the Commencement Date that are consistent with the reorganization proceedings of comparable size and complexity and may include the following specific forms of relief: (a) joint administration; (b) monthly compensation and reimbursement of certain retained professionals; (c) adequate assurance of future performance for the providers of the utility services; (d) noticing and omnibus hearing procedures; (e) retention of certain legal, finance and solicitation/administrative professionals for the duration of the Chapter 11 Cases; (f) authorization to use cash collateral and/or provide adequate protection to certain prepetition lenders; (g) maintenance of certain existing bank accounts and cash management systems; (h) authorization to continue certain benefits, payroll procedures and expense reimbursement obligations to the employees; (i) authorization to reject certain executory contracts and unexpired leases of nonresidential real property; and (j) authorization to continue certain insurance policies.

          1. APPOINTMENT OF AN OFFICIAL COMMITTEE OF UNSECURED CREDITORS
     In chapter 11 cases, the Office of the United States Trustee generally appoints an official committee of unsecured creditors to represent the interests of a debtor’s unsecured creditors during the pendency of such debtor’s chapter 11 cases. In this case, given the relative creditor recoveries, the expected short duration of the Chapter 11 Cases, and the involvement of the Ad Hoc Committee in the development and negotiation of the Plan, the Debtors do not expect the appointment of a Committee unless the Ad Hoc Committee becomes an official committee. In the event that a Committee is appointed, it will retain certain consultation rights, as contemplated by the Plan.
          2. EMPLOYEE/TRADE VENDOR MOTIONS
               a. Trade Vendor Motion. On the Commencement Date, the Debtors requested the approval of the Bankruptcy Court to make payments on account of all undisputed unsecured claims in the ordinary course of business. If and to the extent that the Bankruptcy Court does not approve such payments, the Plan provides that the Holders of such claims will be paid in full or have their claims Reinstated.
               b. Employee Motion. The Debtors intend that salaries, wages, bonuses, earned commissions, accrued paid vacation, health related benefits, and similar employee benefits will be unaffected by the Chapter 11 Cases. To ensure the continuity of the Debtors’ work force and to further accommodate the Unimpaired treatment of employee Claims, on the Commencement Date, the Debtors have filed a motion seeking the approval of the Bankruptcy Court to honor payroll checks outstanding as of the Commencement Date, to permit employees to use their accrued vacation time (as long as they remain employees of the Debtors), and to continue paying medical benefits under the Debtors’ health plan(s), all in accordance with the Debtors’ policies in effect prior to the Commencement Date. If any employee Claim or portion of an employee Claim is not paid or honored, as the case may be, prior to the Effective Date in the ordinary course of business, such Claim or portion of such Claim will be paid or honored in full on the Effective Date. Notwithstanding the above, all options that may have been issued under the Debtors’ long term incentive plans in place as of the Commencement Date will be cancelled as of the Effective Date.
          3. SCHEDULES AND STATEMENT OF FINANCIAL AFFAIRS
     Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007 direct that, unless otherwise ordered by the court, the Debtors must prepare and file Schedules of Claims, executory contracts and unexpired leases and related information and a statement of financial affairs within 15 days of the commencement of their Chapter 11 Cases. Given the number of Debtors and the complexity of these Cases, on the Commencement Date, the Debtors filed a motion with the Bankruptcy Court seeking an extension of the time to file Schedules and Statements of Financial Affairs.

          4. APPROVAL OF THE DISCLOSURE STATEMENT
     On the Commencement Date, the Debtors filed a motion requesting approval of the Debtor’s proposed Disclosure Statement and related relief.
          5. CASH MANAGEMENT SYSTEM
     Because the Debtors expect the Chapter 11 Cases to last less than four months, and because of the administrative hardship that any operating changes would impose on the Debtors, on the Commencement Date, the Debtors sought the Bankruptcy Court’s approval to continue using their existing cash management system, investment procedures, bank accounts, and business forms. Absent the Bankruptcy Court’s authorization of the continued use of the cash management system, the Debtors’ cash flow could be severely impeded, to the detriment of the Debtors’ estates and creditors.
     Continued use of the existing cash management system will facilitate the Debtors’ smooth and orderly transition into Chapter 11, minimize the disruption to their businesses while in Chapter 11, and expedite their emergence from Chapter 11. Requiring the Debtors to adopt and implement a new cash management system would likely increase the costs of the Chapter 11 Cases, primarily as a result of the significant time and expense associated with the transition to a new cash management system. For the same reasons, requiring the Debtors to cancel their existing bank accounts and establish new accounts or requiring the Debtors to create new business forms would only frustrate the Debtors’ efforts to reorganize expeditiously.
          6. RETENTION OF PROFESSIONALS
     On the Commencement Date, the Debtors sought Bankruptcy Court authority to retain and employ certain Professionals to represent and assist them in connection with the Chapter 11 Cases. Some of these Professionals have been intimately involved with the negotiation and development of the Plan and include: (i) Sanford R. Edlein of Glass & Associates, Inc., as Chief Restructuring Officer for the Debtors, (ii) Vinson & Elkins L.L.P., as restructuring counsel for the Debtors, (iii) Gordian Group, LLC, as financial advisor to the Debtors; (iv) Ernst & Young LLP, as accountants and auditors to the Debtors; and (v) Financial Balloting Group LLC, as Solicitation Agent for the Debtors. The Debtors may also seek authority to retain certain professionals to assist with the operations of their businesses in the ordinary course. These so-called “ordinary course professionals” will not be involved in the administration of the Chapter 11 Cases.
          7. JOINT ADMINISTRATION
     On the Commencement Date, the Debtors sought authority to consolidate all filings under a single case name and in a single docket for administrative purposes. Joint administration of the Chapter 11 Cases will avoid the duplication of effort and inefficiencies that would result if the Bankruptcy Court maintained entirely separate dockets for each of the cases and will reduce costs for parties making filings with the Bankruptcy Court.

JJ.	DEBTOR-IN-POSSESSION FINANCING
     On, or as soon as practicable after the Commencement Date, IES and certain IES Subsidiaries, as borrowers, and each of the non-borrower IES Subsidiaries, as guarantors, will enter into the DIP Facility, the material terms and conditions of which are set forth in the DIP Commitment Letter. The DIP Facility shall be used to refinance all obligations under the Credit Agreement and to permit borrowings for ongoing working capital needs and the issuance of new letters of credit. The DIP Facility shall be evidenced by the DIP Credit Documents.

KK.	EXIT FACILITIES
     On the Effective Date, the DIP Facility described above will convert to the Revolving Exit Facility, the terms and conditions of which are set forth in the Revolving Exit Facility Commitment Letter and applicable documentation. The Revolving Exit Facility will provide liquidity for working capital and other general corporate purposes to Reorganized IES and its debtor and non-debtor subsidiaries following the conclusion of the Chapter 11 Cases and will be used to refinance the principal balance of loans outstanding under the DIP Credit Facility. There will also be a Term Exit Facility, the terms and conditions of which are set forth in the Term Exit Facility Commitment Letter, which will be available to refinance the Senior Convertible Notes.
CAPITAL STRUCTURE OF THE REORGANIZED DEBTORS

LL.	NEW SECURITIES
     The following discussion summarizes the material provisions of the New Securities including references, where applicable, to Reorganized IES’s Certificate of Incorporation and Bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan and Reorganized IES’s Certificate of Incorporation and Bylaws.
          1. NEW IES COMMON STOCK
     Reorganized IES’s Certificate of Incorporation will authorize the issuance of 100,000,000 shares of New IES Common Stock having a par value of $0.01 per share, 12,631,421 of which shall be issued on the Effective Date to the Holders of the Senior Subordinated Note Claims, 2,310,626 of which shall be issued on the Effective Date to the Holders of IES Common Stock, and 462,125 of which shall be issued as restricted stock to management of Reorganized IES. Holders of New IES Common Stock will be entitled to vote upon all matters submitted to a vote of the stockholders of Reorganized IES and will be entitled to one vote for each share of New IES Common Stock held. Holders of New IES Common Stock will not have preemptive rights. Holders of New IES Common Stock will be entitled to receive dividends as may be declared by the board of directors of the Reorganized Debtors from time to time.
          2. REGISTRATION RIGHTS AGREEMENT
     As of the Effective Date, and without the requirement of any further action by any Person, each former Holder of an Allowed Senior Subordinated Note Claim that becomes on the Effective Date an owner of at least 10% of the shares of New IES Common Stock issued and outstanding as of such date or who is otherwise an affiliate of Reorganized IES (collectively, the “Original Holders”) will become a party to the Registration Rights Agreement with Reorganized IES. The Registration Rights Agreement will require Reorganized IES to file a “shelf” registration statement covering resales of New IES Common Stock by the Original Holders after the Effective Date and will provide the Original Holders with demand and piggyback registration rights following the expiration of such “shelf” registration statement on the terms set forth in the Registration Rights Agreement. The form of Registration Rights Agreement that outlines the Original Holders’ registration rights shall be filed with the Plan Supplement.

MM.	SECURITIES LAW MATTERS
     Neither the offer nor the issuance of New IES Common Stock (other than the issuance of the Restricted New IES Common Stock) in exchange for certain Claims against, or Equity Interests in, the Debtors has been registered under the Securities Act or similar state statutes or “Blue Sky” laws. The Debtors will rely on section 1145(a)(1) of the Bankruptcy Code to exempt the offer and issuance of the New IES Common Stock (other than the issuance of the Restricted New IES Common Stock) pursuant to the Plan from the registration requirements of the Securities Act and applicable state securities and “Blue Sky” laws. The Restricted New IES Common Stock will be issued pursuant to a registration statement on Form S-8 to be filed with the SEC by Reorganized IES. The New Notes and New IES Subsidiary Guarantees, to the extent deemed “securities” shall be issued pursuant to Section 4(2) of the Securities Act and Regulation D thereunder.
     Section 1145(a)(1) of the Bankruptcy Code exempts the offer or sale of securities pursuant to a plan of reorganization from the registration requirements of the Securities Act and from registration under state securities laws if the following conditions are satisfied: (i) the securities are issued by a company (a “debtor” under the Bankruptcy Code) (or its affiliates or successors) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor; and (iii) the securities are issued in exchange for the recipients’ claims against or interests in the debtor, or principally in such exchange and partly for cash or property. In general, offers and sales of securities made in reliance on the exemption afforded under section 1145(a) of the Bankruptcy Code are deemed to be made in a public offering, so that the recipients thereof, other than underwriters, are free to resell such securities without registration under the Securities Act. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.
     The exemption from the registration requirements of the Securities Act for resales provided by section 1145(a) is not available to a recipient of New IES Common Stock if such individual or entity is deemed to be an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines the term “underwriter” as one who (a) purchases a claim with a view toward distribution of any security to be received in exchange for the claim, or (b) offers to sell securities issued under a plan for the Holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view toward distribution, or (d) is a control person of the issuer of the securities. Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to

Rule 144 under the Securities Act (subject, however, to any resale limitations contained therein), which, in effect, permits the resale of securities (including those securities received by statutory underwriters pursuant to a chapter 11 plan) subject to applicable volume limitations, notice and manner of sale requirements and certain other conditions.
     THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT HEREBY PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE SECURITIES AND BANKRUPTCY MATTERS DESCRIBED HEREIN. THE DEBTORS INCORPORATE BY REFERENCE ALL DISCLOSURES SET FORTH IN THEIR PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, THE DEBTORS ENCOURAGE EACH CREDITOR, EQUITY INTEREST HOLDER, AND PARTY IN INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

NN.	GENERAL
     The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtors and certain Holders of Claims or Equity Interests. The following summary does not address the federal income tax consequences to Holders not entitled to vote on the Plan, including Holders whose Claims or Equity Interests are entitled to reinstatement or payment in full in cash under the Plan or Holders whose Claims or Equity Interests are to be extinguished without any Distribution. Although the Debtors do not believe that any of the treatment options under the Plan with respect to the Holders of Senior Convertible Note Claims will result in material adverse federal income tax consequences to such Holders, such Holders should consult their own tax advisors as to the tax consequences (if any) of the treatments proposed in the Plan.
     The following summary is based upon the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder (the “Regulations”), judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (“IRS”) as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.
     The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as Persons who are related to the Debtors within the meaning of the Tax Code, foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, and investors in pass-through entities and Holders of Claims or Equity Interests who are themselves in bankruptcy). Furthermore, this discussion assumes that Holders of Claims or Equity Interests hold only Claims or Equity Interests in a single Class. Holders of multiple Classes of Claims or Equity Interests should consult their own tax advisors as to the effect such ownership may have on the federal income tax consequences described below.
     This discussion assumes that the various debt and other arrangements to which the Debtors are a party will be respected for federal income tax purposes in accordance with their form.
     ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR EQUITY INTERESTS. ALL HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

OO.	CONSEQUENCES TO THE DEBTORS
     The Debtors expect to report consolidated net operating loss (“NOL”) carryforwards for federal income tax purposes of approximately $146 million as of September 30, 2005. In 2002, the Debtors adopted a tax accounting method change that allowed a deduction of goodwill for income tax purposes that had previously been classified as non-deductible. The accounting method change resulted in additional amortizable tax basis in goodwill and additional NOL carryforwards (included in the $146 million NOL) of approximately $82 million for federal income tax purposes and $53 million for state income tax purposes. The Debtors believe that the realization of these additional NOL carryforwards is less than probable if challenged by the IRS.
     As discussed below, the amount of the Debtors’ NOL carryforwards may be significantly reduced upon implementation of the Plan. In addition, the Reorganized Debtors’ subsequent utilization of any built-in losses with respect to their assets and NOL carryforwards remaining and possibly certain other tax attributes may be restricted as a result of and upon the implementation of the Plan.
          1. REDUCTION OF NOLS
     The Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes — such as NOL carryforwards, current year NOLs, tax credits and tax basis in assets — by the amount of any cancellation of indebtedness (“COD”). COD is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction). As a result of consummation of the Plan, and in particular the exchange of Senior Subordinated Notes for New IES Common Stock, and based on the mid-point of the valuation range set forth herein, the Debtors expect to realize $52mm of COD. See Section VIII.D – “VALUATION OF THE REORGANIZED DEBTORS.”
          2. LIMITATION ON NOL CARRYFORWARDS AND OTHER TAX ATTRIBUTES
     Following the implementation of the Plan, the Debtors anticipate that any remaining NOLs, built-in losses with respect to their assets and tax credit carryforwards, and, possibly, certain other tax attributes of the Reorganized Debtors allocable to periods prior to the Effective Date (collectively, “Pre-Change Losses”) will be subject to limitation under section 382 of the Tax Code as a result of an “ownership change” of the Reorganized Debtors by reason of the transactions pursuant to the Plan.
     Under section 382, if a corporation undergoes an “ownership change” the amount of its Pre-Change Losses that may be utilized to offset future taxable income generally is subject to an annual limitation. As discussed more fully below, the Debtors anticipate that the issuance of the New IES Common Stock pursuant to the Plan will result in an “ownership change” of the Reorganized Debtors for these purposes.
               a. General Section 382 Annual Limitation
     In general, the amount of the annual limitation to which a corporation that undergoes an ownership change would be subject is equal to the product of (i) the fair market value of the stock of the loss corporation immediately before the ownership change (with certain adjustments) multiplied by (ii) the “long-term tax-exempt rate” in effect for the month in which the ownership change occurs. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.
     The annual limitation is first utilized against recognized built-in losses in post-“ownership change” years. A built-in loss exists if the Debtors’ aggregate tax basis in their assets exceeds their fair market value at the time of the “ownership change.” It is not certain whether the Debtors will have a built-in loss with respect to their assets at the time of the implementation of the Plan.
     There is a risk that trading in IES Common Stock prior to the implementation of the Plan could cause the Debtors to experience an “ownership change,” in which case the Debtors’ ability to offset future taxable income with Pre-Change Losses would be severely limited (and the special bankruptcy exceptions described below would not apply to such Pre-Change Losses). At this time, the Debtors do not believe that there has been a sufficient acquisition of IES Common Stock by “5-percent shareholders,” as defined in section 382 of the Tax Code to cause an “ownership change,” but there can be no assurance that an “ownership change” will not occur prior to the implementation of the Plan.

               b. Special Bankruptcy Exceptions
     An exception to the foregoing annual limitation rules generally applies when qualified (so-called “old and cold”) creditors of a company in bankruptcy receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed Chapter 11 plan (the “382(l)(5) Exception”). Under the 382(l)(5) Exception, a debtor’s Pre-Change Losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the Debtors undergo another ownership change within two years after consummation of the bankruptcy, then the Debtors’ Pre-Change Losses are eliminated in their entirety. The Debtors do not anticipate that they will qualify for the 382(l)(5) Exception.
     Where the 382(l)(5) Exception is not applicable (either because the debtor company does not qualify for it or the debtor company otherwise elects not to utilize the Exception), a second special rule will generally apply (the “382(l)(6) Exception”). When the 382(l)(6) Exception applies, a corporation in bankruptcy that undergoes an “ownership change” generally is permitted to determine the fair market value of its stock after taking into account the increase in value resulting from any surrender or cancellation of creditors’ claims in the bankruptcy. This differs from the ordinary rule that requires the fair market value of a corporation that undergoes an ownership change to be determined before the events giving rise to the change.
     Assuming a fair market value of New IES Common Stock of $150 million based upon the midpoint of the Enterprise Value range at the time of implementation of the Plan, and no prior “ownership change” with respect to the Debtors, the annual limitation on the Debtors’ Pre-Change Losses under the 382(l)(6) Exception will be $6.6 million. See Section VIII.D. – “VALUATION OF THE REORGANIZED DEBTORS.”
PP. CONSEQUENCES TO HOLDERS OF SENIOR SUBORDINATED NOTES
     Pursuant to the Plan, each Holder of Senior Subordinated Notes will receive in exchange for, and in full satisfaction and discharge of, its Allowed Senior Subordinated Note Claim, New IES Common Stock. The federal income tax consequences of the Plan to the Holders of Senior Subordinated Notes will depend, in part, on whether the Senior Subordinated Notes constitute a “security” for federal income tax purposes.
     Whether an instrument constitutes a “security” is determined based upon all the facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued. The Debtors will take the position that the Senior Subordinated Notes are in fact “securities,” and treat the exchange of such Notes for stock as a “reorganization” under section 368(a)(1) of the Tax Code.
     If Senior Subordinated Notes are treated as securities, the exchange of a Holder’s Senior Subordinated Notes for New IES Common Stock should be treated as a recapitalization and therefore a tax-free reorganization under the Tax Code. In general, this means that a Holder will not recognize gain or loss with respect to the exchange (except with respect to accrued but unpaid interest on the Senior Subordinated Notes). A Holder should obtain a tax basis in the New IES Common Stock equal to the tax basis of the Senior Subordinated Notes exchanged therefor and should have a holding period for the New IES Common Stock that includes the holding period for the Senior Subordinated Notes; provided that the tax basis of any share of New IES Common Stock treated as received in satisfaction of accrued interest should equal the amount of such accrued interest, and the holding period for such share of New IES Common Stock should not include the holding period of the Senior Subordinated Notes.
     If the Senior Subordinated Notes are not treated as “securities” for federal income tax purposes, a Holder of Senior Subordinated Notes should be treated as exchanging its Senior Subordinated Notes for New IES Common Stock in a fully taxable exchange. In that case, the Holder should recognize gain or loss equal to the difference between (i) the fair market value of the New IES Common Stock as of the Effective Date received that is not allocable to accrued interest, and (ii) the Holder’s basis in the debt instrument constituting the surrendered Senior Subordinated Notes. Such gain or loss should be capital in nature (subject to the “market discount” rules described below) and should be long-term capital gain or loss if the Senior Subordinated Notes were held for more than one year by the Holder. To the extent that a portion of the New IES Common Stock received in the exchange is allocable to accrued interest, the Holder may recognize ordinary income. A Holder’s tax basis in the New IES Common Stock received should equal the fair market value of the New IES Common Stock as of the Effective Date. A Holder’s holding period for the New IES Common Stock should begin on the day following the Effective Date.
     To the extent that any amount received by a Holder of a Senior Subordinated Note is attributable to accrued interest, such amount should be taxable to the Holder as interest income. Conversely, a Holder of a Senior Subordinated Note may be able to recognize a deductible loss (or, possibly, a write-off against a reserve for worthless debts) to the extent that any accrued interest on the Senior Subordinated Notes was previously included in the Holder’s gross income but was not paid in full by Debtors. Such loss may be ordinary, but the tax law is unclear on this point.
     The extent to which the consideration received by a Holder of a Senior Subordinated Note will be attributable to accrued interest is unclear. Under the Plan, all distributions in respect of any Senior Subordinated Note will be allocated first to the principal amount of such Senior Subordinated Note, and thereafter to the amount of any unpaid but accrued interest with respect to such Senior Subordinated Note. However, there is no assurance that such allocation would be respected by the IRS.

     Under the “market discount” provisions of sections 1276 through 1278 of the Tax Code, some or all of any gain realized by a Holder of a Senior Subordinated Note who exchanges the Senior Subordinated Note for New IES Common Stock on the Effective Date may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the Senior Subordinated Notes. In general, a debt instrument is considered to have been acquired with “market discount” if its Holder’s adjusted tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or, (ii) in the case of a debt instrument issued with original issue discount, its adjusted issue price, by at least a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the Senior Subordinated Note, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).
     Any gain recognized by a Holder on the taxable disposition of Senior Subordinated Notes that had been acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such Notes were considered to be held by the Holder (unless the Holder elected to include market discount in income as it accrued). To the extent that the surrendered Senior Subordinated Notes that had been acquired with market discount are deemed to be exchanged for New IES Common Stock in a tax-free reorganization, any market discount that accrued on such debts but was not recognized by the Holder may cause any gain recognized on the subsequent sale, exchange, redemption or other disposition of the New IES Common Stock to be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged Senior Subordinated Note.
     In addition, under Section 108(e)(7) of the Tax Code, any gain recognized on the subsequent sale, exchange, redemption, or other disposition of New IES Common Stock will be treated as ordinary income to the extent the Holder of the surrendered Senior Subordinated Notes previously claimed ordinary loss deductions with respect to the surrendered Senior Subordinated Notes.
QQ. CONSEQUENCES TO HOLDERS OF IES COMMON STOCK INTERESTS
     Pursuant to the Plan, on or as soon as practicable after the Effective Date, each Holder of an Allowed IES Common Stock Interest in the Debtors shall receive, in full and complete satisfaction of such equity interest, New IES Common Stock of the Reorganized Debtors.
     The exchange of stock for New IES Common Stock should be treated as a “reorganization” under section 368 of the Tax Code (and therefore as a tax-free exchange). Holders of Allowed IES Common Stock Interests in the Debtors will be required to reallocate the basis of the stock constituting such equity interests, as directed by the Tax Code. The holding period of the New IES Common Stock of the Reorganized Debtors will include the holding period of the stock constituting Allowed IES Common Stock Interests in the Debtors.
     Certain Holders may have previously claimed a worthless deduction with respect to their Allowed IES Common Stock Interests, which worthlessness deduction most likely would have been claimed as a capital loss by the Holder. SUCH HOLDERS SHOULD DISCUSS THE TAX TREATMENT OF THE PLAN WITH THEIR PERSONAL TAX ADVISERS, BUT IT IS LIKELY THE CASE THAT SUCH HOLDERS WILL BE REQUIRED TO RECOGNIZE AS

CAPITAL GAIN THE VALUE OF THE NEW IES COMMON STOCK RECEIVED UPON CONSUMMATION OF THE PLAN.
RR. BACKUP WITHHOLDING
     Debtors will withhold all amounts required by law to be withheld from payments of interest and dividends, if any, and will comply with all applicable reporting requirements of the Tax Code.
SS. IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE
     THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN. TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE HEREBY NOTIFIED THAT: (1) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY ANY HOLDER OF A CLAIM OR EQUITY INTERESTS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS OF CLAIMS OR EQUITY INTERESTS UNDER THE INTERNAL REVENUE CODE; (2) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (3) HOLDERS OF CLAIMS OR EQUITY INTERESTS SHOULD SEEK ADVICE BASED UPON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST
TT. FEASIBILITY OF THE PLAN
     In connection with Confirmation of the Plan, section 1129(a)(11) of the Bankruptcy Code requires that the Bankruptcy Court find that Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. This is the so-called “feasibility” test. To support its belief in the feasibility of the Plan, the Debtors, with the assistance of their financial advisors, have prepared the Financial Projections attached hereto as Exhibit C.
     The Financial Projections indicate that the Reorganized Debtors should have sufficient cash flow to make the payments required under the Plan on the Effective Date, repay and service debt obligations, and maintain operations on a going-forward basis. Accordingly, the Debtors believe that the Plan complies with section 1129(a)(11) of the Bankruptcy Code. As noted in the Financial Projections, however, the Debtors caution that no representations can be made as to the accuracy of the Financial Projections or as to the Reorganized Debtors’ ability to achieve the projected results. Many of the assumptions upon which the Financial Projections are based are subject to uncertainties outside the control of the Debtors. Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Financial Projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Debtors’ financial results. See Section X — “CERTAIN FACTORS TO BE CONSIDERED” for a discussion of certain risk factors that could affect financial feasibility of the Plan.
     THE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING FINANCIAL PROJECTIONS. FURTHERMORE, THE FINANCIAL PROJECTIONS HAVE NOT BEEN AUDITED BY THE DEBTORS’ INDEPENDENT CERTIFIED ACCOUNTANTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE FINANCIAL PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH HAVE NOT BEEN ACHIEVED TO DATE AND MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, LITIGATION, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY, IF NOT ALL, OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE FINANCIAL PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE FINANCIAL PROJECTIONS.
UU. BEST INTERESTS TEST
     Even if the Plan is accepted by all Holders of Eligible Claims and Eligible Equity Interests, the Bankruptcy Code requires that the Bankruptcy Court find that the Plan is in the best interests of all Holders of Claims and Equity Interests that are Impaired by the Plan and that have not accepted the Plan as a requirement to confirm the Plan. The “best interests” test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires the Bankruptcy Court to find either that all members of an impaired class of claims or equity interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date.
     To calculate the probable distribution to members of each impaired class of claims and equity interests if a debtor were liquidated under Chapter 7, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the disposition of the Debtors’ assets if liquidated in Chapter 7 cases under the Bankruptcy Code. This “liquidation value” would consist primarily of the proceeds from a forced sale of the Debtors’ assets by a Chapter 7 trustee.
     The amount of liquidation value available to Holders of unsecured Claims against the Debtors would be reduced by, first, the claims of secured creditors (to the extent of the value of their collateral), and by the costs and expenses of liquidation, as well as by other administrative expenses and costs of the Chapter 7 cases. Costs of a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code would include the compensation of a Chapter 7 trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, and litigation costs. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay unsecured Claims or to make any distribution in respect of Equity Interests. The liquidation would also prompt the rejection of executory contracts and unexpired leases and thereby create a significantly greater amount of unsecured Claims.
     In a Chapter 7 liquidation, no junior class of Claims or Equity Interests may be paid unless all classes of Claims or Equity Interests senior to such junior class are paid in full. Section 510(a) of the Bankruptcy Code provides that subordination agreements are enforceable in a bankruptcy case to the same extent that such subordination is enforceable under applicable non-bankruptcy law. Therefore, no class of Claims or Equity Interests that is contractually subordinated to another class would receive any payment on account of its Claims or Equity Interests, unless and until such senior class were paid in full.
     Once the Bankruptcy Court ascertains the recoveries in liquidation of the Debtors’ secured and priority creditors, it would then determine the probable distribution to unsecured creditors from the remaining available proceeds of the liquidation. If this probable distribution has a value greater than the value of distributions to be received by the unsecured creditors under the Plan, then the Plan is not in the best interests of creditors and cannot be confirmed by the Bankruptcy Court. As shown in the Liquidation Analysis attached hereto as Exhibit F, the Debtors believe that each member of each Class of Impaired Claims and Equity Interests will receive at least as much, if not more, under the Plan as it would receive if the Debtors were liquidated.
VV. LIQUIDATION ANALYSIS
     As noted above, the Debtors believe that under the Plan all Holders of Impaired Claims and Equity Interests will receive property with a value not less than the value each such Holder would receive in a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code. The Debtors’ belief is based primarily on:
     consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to Holders of Impaired Claims and Equity Interests, including:
–	the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to one or more Chapter 7 trustees and professional advisors to such trustee(s), who are likely not familiar with the Debtors’ industry and business operations,

–	the erosion in value of assets in a Chapter 7 case in the context of the rapid liquidation required under Chapter 7 and the “forced sale” atmosphere that would prevail,

–	the adverse effects on the Debtors’ businesses as a result of the likely departure of key employees and the probable loss of customers,

–	the substantial increases in Claims, including those covered by the necessity of sureties to obtain third parties to complete bonded jobs, as well as substantially increased estimated contingent Claims, lease and contract rejection Claims, and possible WARN Act Claims, which would be satisfied on a priority basis or on parity with the Holders of Claims and Equity Interests of the Debtors, and

–	the substantial delay in distributions to the Holders of Claims and Equity Interests that would likely ensue in a Chapter 7 liquidation, and the liquidation analysis prepared by the Debtors, which is attached hereto as Exhibit F.
     The Debtors believe that any liquidation analysis is speculative, as such an analysis necessarily is premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. Thus, there can be no assurance as to values that would actually be realized in a Chapter 7 liquidation, nor can there be any assurance that a Bankruptcy Court would accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.
     For example, the Liquidation Analysis necessarily contains an estimate of the amount of Claims which will ultimately become Allowed Claims. No order or finding has been entered by the Bankruptcy Court or any other court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the Liquidation Analysis. In preparing the Liquidation Analysis, the Debtors have projected an amount of Allowed Claims within a reasonable range such that, for purposes of the Liquidation Analysis, the largest possible liquidation dividend to Holders of Allowed Claims can be assessed. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.
     To the extent that Confirmation of the Plan requires the establishment of amounts for the Chapter 7 liquidation value of the Debtors, funds available to pay Claims, and the reorganization value of the Debtors, the Bankruptcy Court will determine those amounts at the Confirmation Hearing. Accordingly, the annexed Liquidation Analysis is provided solely to disclose to Holders the effects of a hypothetical Chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein.
WW. VALUATION OF THE REORGANIZED DEBTORS
          1. OVERVIEW
     The Debtors have been advised by Gordian, its financial advisor, with respect to the consolidated Enterprise Value (as hereinafter defined) of the Reorganized Debtors on a going-concern basis. Gordian has undertaken this valuation analysis for the purpose of determining value available for distribution to Holders of Allowed Claims and Allowed Equity Interests pursuant to the compromise embodied in the Plan and to analyze the relative recoveries to such

Holders thereunder. The estimated total value available for distribution (the “Distributable Value”) to Holders of Allowed Claims and Allowed Equity Interests is based on an estimated value of the Reorganized Debtors’ operations on a going-concern basis (also, the “Enterprise Value”). Any NOL Value, as defined herein, would be incremental to Enterprise Value.
     Based in part on information provided by the Debtors, Gordian has concluded solely for purposes of the Plan that the Enterprise Value of the Reorganized Debtors ranges from $188 to $238 million, with a midpoint of $213 million as of an assumed Effective Date of May 1, 2006. After giving effect to approximately $53 million of Term Exit Facility borrowings and $9.9 million of Revolving Exit Facility borrowings estimated to be outstanding at May 1, 2006 (pursuant to the Projections attached as Exhibit C), Gordian’s mid-point estimated Distributable Value implies a value for the New IES Common Stock of $150.1 million. Assuming approximately 15.4 million shares of New IES Common Stock are distributed to the Holders of Allowed Subordinated Note Claims and Allowed IES Common Stock Interests and certain members of Reorganized IES’s management pursuant to the Plan, the value of New IES Common Stock is equal to approximately $9.75 per share. These values do not give effect to, among other things, the potentially dilutive impact of any shares issued upon exercise of the New Options granted under the 2006 Long Term Incentive Plan, nor any incremental NOL Value. Gordian’s estimate of Enterprise Value does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.
     THE ASSUMED ENTERPRISE VALUE RANGE, AS OF THE ASSUMED EFFECTIVE DATE OF MAY 1, 2006, REFLECTS WORK PERFORMED BY GORDIAN ON THE BASIS OF INFORMATION AVAILABLE TO GORDIAN CURRENT AS OF THE DATE OF THIS DISCLOSURE STATEMENT. ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT GORDIAN’S CONCLUSIONS, NEITHER GORDIAN NOR THE DEBTORS HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM GORDIAN’S ESTIMATE OR THE UNDERLYING INFORMATION PROVIDED TO GORDIAN BY THE DEBTORS.
     With respect to the Financial Projections prepared by the management of the Debtors and included in this Disclosure Statement, Gordian assumed that such Financial Projections were reasonable and prepared in good faith and on a basis reflecting the Debtors’ most accurate currently available estimates and judgments as to the future operating and financial performance of the Reorganized Debtors. Gordian’s Enterprise Value range assumes the Reorganized Debtors will achieve their Financial Projections in all material respects, including gross profit growth and improvements in operating margins, earnings and cash flow. If the businesses perform at levels below those set forth in the Financial Projections, such performance may have a materially negative impact on Enterprise Value.
     In estimating the Enterprise Value and equity value of the Reorganized Debtors, Gordian (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors, including the Financial Projections as described in this Disclosure Statement, which data were prepared and provided to Gordian by the management of the Debtors and which relate to the Reorganized Debtors’ business and their prospects; (c) met with certain members of senior management to discuss the Debtors’ operations and future prospects; (d) reviewed publicly available financial data and considered the market value of public companies that Gordian deemed generally comparable to the operating business of the Debtors; (e) considered certain economic and industry information relevant to the operating business; and (f) conducted such other studies, analyses, inquiries, and investigations as it deemed appropriate. Although Gordian conducted a review and analysis of the Debtors’ business, operating assets, and liabilities and the Reorganized Debtors’ business plan, it assumed and relied upon the accuracy and completeness of all financial and other information furnished to it by the Debtors, as well as publicly available information.
     In addition, Gordian did not independently verify management’s Financial Projections in connection with preparing estimates of Enterprise Value, and no independent valuations or appraisals of the Debtors were sought or obtained in connection herewith. Such estimates were developed solely for purposes of the formulation and negotiation of the Plan, the compromise contained therein, and the analysis of implied relative recoveries to Holders of Allowed Claims and Allowed Equity Interests thereunder.
     Gordian’s analysis addresses the estimated going concern Enterprise Value of the Debtors. It does not address other aspects of the proposed reorganization, the Plan, or any other transactions and does not address the Debtors’ underlying business decision to effect the reorganization set forth in the Plan. Gordian’s estimated Enterprise Value of the Debtors does not constitute a recommendation to any Holder of Claims or Equity Interests as to how such Holder should vote or otherwise act with respect to the Plan. Gordian has not been asked to, nor did Gordian express, any view as to what the value of the Debtors’ securities will be when issued pursuant to the Plan or the prices at which they may trade in the future. The estimated Enterprise Value of the Debtors set forth herein does not constitute an opinion as to fairness from a financial point of view to any Entity of the consideration to be received by such Entity under the Plan or of the terms and provisions of the Plan.
     The estimates contained herein reflect the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values, or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. The value of an operating business is subject to numerous uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. As a result, the estimated Enterprise Value range of the Reorganized Debtors set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Neither the Debtors, Gordian, nor any other Entity assumes responsibility for their accuracy. In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, the operating performance of the Debtors, prevailing interest rates, conditions in the financial markets, the anticipated holding period of securities received by prepetition creditors (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), and other factors that generally influence the prices of securities.

          2. VALUATION METHODOLOGY
     The following is a brief summary of certain financial analyses performed by Gordian to arrive at its range of estimated Enterprise Values for the Reorganized Debtors. Gordian performed certain procedures, including each of the financial analyses described below, and reviewed the assumptions with the management of the Debtors on which such analyses were based. Gordian’s valuation analysis must be considered as a whole and selecting just one methodology or portions of the analysis could create a misleading or incomplete conclusion as to Enterprise Value.
     Under the valuation methodologies summarized below, Gordian derived a range of Enterprise Values assuming the Reorganized Debtors are a full taxpayer.
               a. COMPARABLE COMPANY ANALYSIS
     Comparable company analysis estimates the value of a company based upon the implied valuations of other similar companies that are publicly traded. Under this methodology, Enterprise Values for selected public companies are typically expressed as multiples of various income statement items. The primary valuation metric applied in this analysis includes Enterprise Value to EBITDA. The analysis also includes a multi-year financial comparison of each company’s income statement, balance sheet, and cash flow statement. In addition, each company’s performance, profitability, operating margins, leverage, and business trends are examined. Based upon these analyses, financial multiples and ratios are calculated to gauge each company’s relative performance and valuation.
     A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the Debtors. Criteria for selecting comparable companies for the analysis include, among other relevant characteristics, similar lines of businesses, business risks, growth prospects, maturity of businesses, location, market presence and size and scale of operations. The selection of truly comparable companies is typically difficult and subject to limitations due to sample size and the availability of meaningful market-based information. However, the underlying concept is to develop a premise for relative value, which, when coupled with other approaches, presents a foundation for determining firm value.
     Gordian selected the following publicly traded companies (the “Peer Group”) on the basis of general comparability to the Debtors by way of one or more of the factors described above: Comfort Systems USA, Inc.; Dycom Industries Inc.; EMCOR Group Inc.; Infrasource Services, Inc.; MasTec Inc.; and Quanta Services Inc.
     Gordian calculated Enterprise Value to EBITDA multiples by dividing the Enterprise Values of each comparable company as of February 6, 2006, by their latest twelve months (“LTM”) EBITDA, as determined through public filings and other publicly available information. This analysis produced multiples of Enterprise Value to EBITDA ranging from a low of approximately 9.4x to a high of approximately 17.4x, with a mean of approximately 13.3x and a mid-point or median of approximately 13.4x.
     Gordian then applied a range of multiples to the Debtors’ historical and projected EBITDA to determine a range of Enterprise Values. In conducting this analysis, Gordian employed a multiples range centered around the lower quartile (bottom 25%) Enterprise Value to EBITDA multiples derived in the publicly comparable company analysis described above and in line with historical Enterprise Value to EBITDA multiples for the Peer Group. Gordian made this judgment based upon what it believes is the recent depressed operating performance of the Debtors and relative conservatism of the Reorganized Debtors’ Financial Projections, specifically, lower near-term forecasted profit margins in comparison to those realized historically by its Peer Group.
               b. DISCOUNTED CASH FLOW ANALYSIS
     The Discounted Cash Flow (“DCF”) analysis values a business by determining the current value of estimated future cash flows to be generated by that business. Under this methodology, projected future cash flows are discounted by the business’ weighted average cost of capital (the “Discount Rate”). The Discount Rate reflects the estimated blended rate of return debt and equity investors would require to invest in the business based upon its capital structure. The value of the firm is determined by calculating the present value of the Reorganized Debtors’ unlevered after-tax free cash flows provided in its business plan (the “Projections”) plus an estimate for the value of the firm beyond the period of 2006 to 2010 (the “Projection Period”) known as the terminal value. The terminal value is derived by applying a multiple to the Reorganized Debtors’ projected EBITDA in the final year of the Projection Period.
     To estimate the Discount Rate, Gordian used the cost of equity and the after-tax cost of debt for the Reorganized Debtors, assuming a targeted long-term capital structure of approximately 25% debt to total capital. Gordian calculated the cost of equity based upon the Capital Asset Pricing Model, which assumes that the required equity return is a function of the risk-free cost of capital and the correlation of a publicly traded stock’s performance to the return on the broader market. To estimate the cost of debt, Gordian considered the debt financing costs for comparable companies with leverage similar to the Reorganized Debtors’ target capital structure, as the well as terms set forth in the Revolving Exit Facility Commitment Letter and Term Exit Facility Commitment Letter.
     Although formulaic methods are used to derive the key estimates for the DCF methodology, their application and interpretation still involve complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of the Reorganized Debtors, which in turn affect its cost of capital and terminal multiples. Gordian calculated its DCF valuation on a range of Discount Rates between 10.0% and 15.0% and an EBITDA multiple range used to derive a terminal value of 5.0x to 7.0x.
     In applying the above methodology, Gordian utilized management’s detailed Financial Projections for the years ended September 30, 2006 through September 30, 2010 to derive unlevered after-tax free cash flows. Free cash flow includes sources and uses of cash not reflected in the income statement, such as changes in working capital and capital expenditures. For purposes of the DCF, the Reorganized Debtors are assumed to be full taxpayers. These cash flows, along with the terminal value, are discounted back to the assumed Effective Date using the range of Discount Rates described above to arrive at a range of Enterprise Values.

               c NET OPERATING LOSSES
     The Reorganized Debtors expect to have NOLs immediately following their emergence from bankruptcy. Such NOLs relate to losses the Reorganized Debtors generated in historical periods before filing for bankruptcy. Gordian has assigned no value to the NOLs (“NOL Value”). To the extent the Reorganized Debtors are able to utilize NOLs following their emergence from bankruptcy, any such NOL Value would be incremental to Gordian’s Enterprise Value set forth above.
     The summary set forth above does not purport to be a complete description of the analyses performed by Gordian. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily suitable to summary description. In performing these analyses, Gordian and the Debtors made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Gordian are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.
          3. POSITION OF AD HOC COMMITTEE
     The Ad Hoc Committee and its financial advisors have reviewed the valuation of the Debtors set forth herein and in the attached exhibits and agree with the valuation in the context of the compromise embodied in the Plan.
ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN
     The Debtors believe that the Plan affords Holders of Claims and Equity Interests the potential for the greatest realization on the Debtors’ assets and, therefore, is in the best interests of such Holders. If, however, the Requisite Acceptances to confirm the Plan are not received, or the Plan is not subsequently confirmed and consummated, the theoretical alternatives include: (i) formulation of an alternative plan or plans of reorganization or (ii) liquidation of the Debtors under Chapter 7 or 11 of the Bankruptcy Code.
XX. ALTERNATIVE PLAN(S)
     If the Requisite Acceptances to confirm the Plan are not received or if the Plan is not confirmed, the Debtors (or, if the Debtors’ exclusive periods in which to file and solicit acceptances of a reorganization plan have expired, any other party in interest) could attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plans might involve either a reorganization and continuation of the Debtors’ businesses or an orderly liquidation of assets.
     With respect to an alternative plan, the Debtors have explored various other alternatives in connection with the extensive negotiation process involved in the formulation and development of the Plan. The Debtors believe that the Plan, as described herein, which is the result of extensive negotiations between the Debtors and various constituencies, enables Holders of Claims and Equity Interests to realize the greatest possible value under the circumstances, and that, as compared to any alternative plan of reorganization, the Plan has the greatest chance to be confirmed and consummated.
YY. LIQUIDATION UNDER CHAPTER 7
     Proceeding under chapter 7 would impose significant additional monetary and time costs on the Debtors’ Estates. Under chapter 7, one or more trustees would be elected or appointed to administer the Estates, to resolve pending controversies, including Disputed Claims against the Debtors and Claims of the various estates against other parties, and to make distributions to Holders of Claims. A chapter 7 trustee would be entitled to compensation in accordance with the scale set forth in Bankruptcy Code § 326, and the trustee would also incur significant administrative expenses.
     There is a strong probability that a chapter 7 trustee in these Cases would not possess any particular knowledge about the Debtors. The Debtors assert that the value of the Debtors’ assets would be greatly diminished thereby. Additionally, a trustee would probably seek the assistance of professionals who would not have any significant background or familiarity with these Cases. The trustee and any professionals retained by the trustee likely would expend significant time familiarizing themselves with these Cases. This would result in duplication of effort, increased expenses, and delay in payments to creditors.
     In an analysis of a liquidation under chapter 7, it must be recognized that additional costs in both time and money are inevitable. In addition to these time and monetary costs, there are other problems in a chapter 7 liquidation that would result in a substantially smaller recovery for Holders of Claims and Equity Interests than under the Plan.
     Further, distributions under the Plan probably would be made earlier than would distributions in a chapter 7 case. In contrast to the Plan, which contemplates distributions to holders of Allowed Claims in the ordinary course, if approved by the Bankruptcy Court, but, in any event, as soon as practicable after the Effective Date, distributions of the proceeds of a chapter 7 liquidation might not occur until one or more years after the completion of the liquidation in order to afford the trustee the opportunity to resolve claims and prepare for distributions.
     THE DEBTORS BELIEVE THAT THE PLAN AFFORDS SUBSTANTIALLY GREATER RECOVERY TO HOLDERS OF CLAIMS AND EQUITY INTERESTS THAN SUCH HOLDERS WOULD RECEIVE IF THE DEBTORS WERE LIQUIDATED UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.
     The Liquidation Analysis, prepared by the Debtors with their financial advisors, is premised upon a liquidation under Chapter 7 cases and is attached hereto as Exhibit F. In the analysis, the Debtors have taken into account the nature, status, and underlying value of their assets, the ultimate realizable value of such assets, and the extent to which the assets are subject to liens and security interests.
     The Debtors have no knowledge of a buyer whom the Debtors’ believe is ready, willing, and financially able to purchase the Debtors as a whole or even to purchase significant portions of the Debtors as ongoing businesses on terms and conditions that are more favorable than the

Plan to Holders of Claims and Equity Interests. Therefore, the likely form of any liquidation would be the sale of individual assets. Based upon this analysis, it is likely that a liquidation of the Debtors’ assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the opinion of the Debtors, the recoveries projected to be available in liquidation are not likely to afford Holders of Claims and Equity Interests as great a realization potential as does the Plan.
CERTAIN FACTORS TO BE CONSIDERED
     Holders of Eligible Claims and Eligible Equity Interests should consider the risks and uncertainties below in making their decision regarding whether to vote to accept the Plan. The risks and uncertainties described below are not the only ones the Debtors face. Additional risks and uncertainties not presently known to the Debtors or that they currently deem immaterial may also harm their businesses.
ZZ. GENERAL
     While the Debtors would hope that a Chapter 11 filing solely for the purpose of implementing an agreed-upon restructuring would be of short duration and would not be seriously disruptive to their business, the Debtors cannot be certain that this would be the case. Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that the Debtors may spend in Chapter 11 or to assure that the Plan will be confirmed.
     Even if confirmed on a timely basis, a Chapter 11 proceeding to confirm the Plan could have an adverse effect on the Debtors’ businesses. Among other things, it is possible that a bankruptcy proceeding could adversely affect (i) the Debtors’ relationships with their key vendors, (ii) the Debtors’ relationships with their customers, (iii) the Debtors’ relationships with their employees, (iv) the legal rights and obligations of the Debtors under agreements that may be in default as a result of the Chapter 11 Cases, and (v) Reorganized IES’s ability to list or quote the New IES Common Stock on a national securities exchange or United States automated interdealer quotation system.
     A Chapter 11 proceeding also will involve additional expenses and will divert the attention of the Debtors’ management from operation of their business and implementation of a strategic business plan.
     The extent to which a Chapter 11 proceeding disrupts the Debtors’ businesses will likely be directly related to the length of time it takes to complete the proceeding. If the Debtors are unable to obtain Confirmation of the Plan on a timely basis because of a challenge to the Plan or a failure to satisfy the conditions to the Plan, they may be forced to operate in Chapter 11 for an extended period while they try to develop a different reorganization plan that can be confirmed. That would increase both the probability and the magnitude of the adverse effects described above.

AAA. BUSINESS AND INDUSTRY RISKS
          1. DEBT AND CASH FLOW.
     Upon Confirmation and effectiveness of the Plan, the Debtors will continue to have substantial outstanding indebtedness. On the Effective Date, the Debtors’ total outstanding long-term debt obligations will be approximately $63 million, comprised of approximately $53 million borrowed and outstanding under the Term Exit Facility and approximately $9.9 million borrowed and outstanding under the Revolving Exit Facility. Assuming consummation of the Plan, the Debtors’ ability to meet their debt service obligations and to reduce their total indebtedness will depend on the Debtors’ future operating performance. The Debtors’ future operating performance may depend on their ability to maintain their existing customer base, expand service offerings, and attract new customers, which may require additional financing. In addition, the Debtors’ future operating performance will depend on economic, competitive, regulatory, legislative and other factors affecting their business that are beyond their control.
     The Debtors, on a consolidated basis, have incurred net losses of approximately $129.6 million and $124.9 million for the years ended September 30, 2005 and 2004, respectively, and may incur significant losses in the foreseeable future. These negative operating results have continually deteriorated the Debtors’ overall financial position and leverage situation. There can be no assurance that the Debtors will be able to achieve positive operating results or cash flows following the restructuring.
          2. DOWNTURNS IN CONSTRUCTION COULD ADVERSELY AFFECT THE DEBTORS’ BUSINESS BECAUSE MORE THAN HALF OF THE DEBTORS’ BUSINESS IS DEPENDENT ON LEVELS OF NEW CONSTRUCTION ACTIVITY.
     More than half of the Debtors’ business involves the installation of electrical systems in newly constructed and renovated buildings, plants, and residences. The construction industry is cyclical and downturns in levels of construction or housing starts could have a material adverse effect on the Debtors’ business, financial condition, and results of operations. The Debtors’ ability to maintain or increase revenues from new installation services will depend on the number of new construction starts and renovations, which will likely correlate with the cyclical nature of the construction industry. The number of new building starts will be affected by local economic conditions, and other factors, including the following:
–	employment and income levels;

–	interest rates and other factors affecting the availability and cost of financing;

–	tax implications for homebuyers and commercial construction;

–	consumer confidence; and

–	housing demand.
     Additionally, a majority of the Debtors’ business is focused in the southeastern and southwestern portions of the United States, concentrating their exposure to local economic conditions in those regions. Downturns in levels of construction or housing starts in these geographic areas could result in a material reduction in the Debtors’ activity levels.

          3. THE HIGHLY COMPETITIVE NATURE OF THE DEBTORS’ INDUSTRY COULD AFFECT THE DEBTORS’ PROFITABILITY BY REDUCING THEIR PROFIT MARGINS.
     The electrical contracting industry is served by many small, owner-operated private companies, public companies, and several large regional companies. The Debtors could also face competition in the future from new competitors entering these markets. Electrical contracting has a relatively low capital requirement for entry. Some of the Debtors’ competitors offer a greater range of services, including mechanical construction, facilities management, plumbing, and heating, ventilation and air conditioning services. Competition in the Debtors’ markets depends on a number of factors, including price. Some of the Debtors’ competitors may have lower overhead cost structures and may, therefore, be able to provide services comparable to the Debtors at lower rates than the Debtors do. If the Debtors are unable to offer their services at competitive prices or if they have to reduce their prices to remain competitive, their profitability would be impaired.
          4. THERE IS A SHORTAGE OF QUALIFIED ELECTRICIANS. SINCE THE MAJORITY OF THE DEBTORS’ WORK IS PERFORMED BY ELECTRICIANS, THIS SHORTAGE MAY NEGATIVELY IMPACT THE DEBTORS’ BUSINESS, INCLUDING THEIR ABILITY TO GROW.
     There is a shortage of qualified electricians in the United States. In order to conduct the Debtors’ business, it is necessary to employ electricians and have those electricians qualified in the states where they do business. While overall economic growth has diminished, the Debtors’ ability to increase productivity and profitability may be limited by their ability to employ, train, and retain skilled electricians required to meet the Debtors’ needs. Accordingly there can be no assurance, among other things, that:
–	the Debtors will be able to maintain the skilled labor force necessary to operate efficiently;

–	the Debtors’ labor expenses will not increase as a result of a shortage in the skilled labor supply; and

–	the Debtors will be able to maintain the skilled labor force necessary to implement the Debtors’ planned internal growth and respond to improving construction market and work from the hurricane damaged Gulf Coast region.
          5. DUE TO SEASONALITY AND DIFFERING REGIONAL ECONOMIC CONDITIONS, THE DEBTORS’ RESULTS MAY FLUCTUATE FROM PERIOD TO PERIOD.
     The Debtors’ business is subject to seasonal variations in operations and demand that affect the construction business, particularly in residential construction. Untimely weather delay from rain, ice, cold or snow can not only delay the Debtors’ work but can negatively impact their schedules and profitability by delaying the work of other trades on a construction site. The Debtors’ results may also be affected by regional economic conditions that affect the construction market.

          6. THE ESTIMATES THE DEBTORS USE IN PLACING BIDS COULD BE MATERIALLY INCORRECT. THE USE OF INCORRECT ESTIMATES COULD RESULT IN LOSSES ON A FIXED PRICE CONTRACT. THESE LOSSES COULD BE MATERIAL TO THE DEBTORS’ BUSINESS.
     The Debtors currently generate, and expect to continue to generate, more than half of their revenues under fixed price contracts. The cost of gasoline, labor and materials, however, may vary significantly from the costs the Debtors originally estimate. Variations from estimated contract costs along with other risks inherent in performing fixed price contracts may result in actual revenue and gross profits for a project differing from those the Debtors originally estimated and could result in losses on projects. Depending upon the size of a particular project, variations from estimated contract costs can have a significant impact on the Debtors’ operating results.
          7. A SIGNIFICANT PORTION OF THE DEBTORS’ BUSINESS DEPENDS ON THEIR ABILITY TO PROVIDE SURETY BONDS. THE DEBTORS’ INABILITY TO OBTAIN SURETY BONDS COULD ADVERSELY AFFECT THEIR OPERATING RESULTS AND REDUCE FUTURE REVENUES.
     Surety market conditions are difficult as a result of significant losses incurred by many sureties in recent periods, both in the construction industry as well as in connection with certain large corporate bankruptcies, particularly for large surety bond needs of a company the size of the Debtors. As a result terms have become more restrictive. Further, under standard terms in the surety market, sureties issue bonds on a project by project basis, and can decline to issue bonds at any time. Historically, approximately 35% of the Debtors’ fixed price contract business has required bonds and presently only about 10% of the Debtors’ work is bonded. While the Debtors have enjoyed a longstanding relationship with their surety, current market conditions, as well as changes in the Debtors’ surety’s assessment of the Debtors’ operating and financial risk, could cause the Debtors’ surety to decline to issue bonds for the Debtors’ work on terms acceptable to the Debtors or even at all. If that were to occur, the Debtors’ alternatives include doing more business that does not require bonds, posting other forms of collateral for project performance such as letters of credit or cash, providing other forms of assurance such as insurance products or parental guarantees, and seeking bonding capacity from other sureties. There can be no assurance that the Debtors could achieve these alternatives. Accordingly, if the Debtors continue to experience less availability of bonding capacity, the Debtors’ operating results could be adversely impacted by a reduction of revenue.
     At this time, the Debtors do not have a commitment from their surety company that it will continue to write bonds for the Debtors’ projects. There are certain situations where, if the Debtors are unable to obtain a surety bond, the Debtors could be subject to claims or damages. Those situations include projects (i) where bonds are required on the job and the Debtors have already begun work and (ii) jobs where the terms of the contract allow the customer to later require a bond even if the bond was not required when work began. If the Debtors are unable to obtain a bond in connection with such a project, the Debtors could be subject to a damage claim by the customer for the costs of replacing the Debtors with another contractor. Customers, however, are often reluctant to replace an existing contractor and may be willing to waive the bonding requirement or, through negotiation, agree to different payment terms.

     In certain cases surety bond companies are willing to provide surety bonds only if cash or letters of credit are provided as collateral. This additional cost, when combined with the costs to perform the work and the practice in the industry of the customer retaining a percentage of the contract amount until the job is completed, can make projects that are subject to this type of collateral requirement not economically viable.
          8. THE DEBTORS’ OPERATIONS ARE SUBJECT TO NUMEROUS PHYSICAL HAZARDS ASSOCIATED WITH THE CONSTRUCTION OF ELECTRICAL SYSTEMS. IF AN ACCIDENT OCCURS, IT COULD RESULT IN AN ADVERSE EFFECT ON THE DEBTORS’ BUSINESS.
     Hazards related to the Debtors’ industry include, but are not limited to, electrocutions, fires, machinery caused injuries, mechanical failures or transportation accidents. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and may result in suspension of operations. The Debtors’ insurance does not cover all types or amounts of liabilities. The Debtors’ third-party insurance is subject to deductibles for which the Debtors establish reserves and, accordingly, the Debtors effectively self-insure for much of their exposures. No assurance can be given either that the Debtors’ insurance or the Debtors’ provisions for incurred claims and incurred but not reported claims will be adequate to cover all losses or liabilities the Debtors may incur in their operations or that the Debtors will be able to maintain adequate insurance at reasonable rates.
9.	LITIGATION AND CLAIMS CAN CAUSE UNEXPECTED LOSSES.
     In the construction business there are always claims and litigation. Latent defect litigation is a normal course for residential home builders in some parts of the country. There is also the inherent claims and litigation risk of the number of people that work on construction sites and the fleet of vehicles on the road everyday. The Debtors manage those claims and litigation risks through safety programs, insurance programs, litigation management at the corporate office and the local level and a network of attorneys and law firms throughout the country. Nevertheless, claims are sometimes made and lawsuits filed and some for amounts in excess of their value or amounts for which they are eventually resolved. Claims and litigation normally follow a predictable course of time to resolution. Because of the large number of claims of a company with so many contracts and employees such as the Debtors, there can be periods of time where a disproportionate amount of the claims and litigation may come to the point of resolution through the court system, arbitration, mediation, or settlement all in the same quarter or year. If these matters resolve near the same time then the cumulative effect can be higher than the ordinary level in any one reporting period.
10.	THE SALE OF SUBSIDIARIES MAY EXPOSE THE DEBTORS TO LOSSES.
     The Debtors previously determined to sell all or substantially all of the assets of certain wholly owned subsidiaries. Those sales were made to facilitate the business needs and purposes of the organization as a whole. Since the Debtors were a consolidator of electrical contracting businesses, often the best candidate to purchase those assets was a previous owner of those assets. That previous owner may sometimes still be associated with the subsidiary as an officer of that subsidiary. To facilitate the desired timing, the sales were being made with more than ordinary reliance on the representations of the purchaser, who is often the person most familiar with the business unit being sold. There is the potential in retaining the company structure that if the purchaser is unwilling or unable to perform the transferred liabilities, the Debtors may be forced to fulfill obligations that were assumed by others. The Debtors previously would then seek reimbursement from the parties that assumed those liabilities.
11.	THE DEBTORS MAY EXPERIENCE DIFFICULTIES IN MANAGING INTERNAL GROWTH OR CONSOLIDATIONS.
     In order to grow internally, the Debtors must expect to expend significant time and effort managing and expanding existing operations. The Debtors cannot guarantee that their systems, procedures and controls will be adequate to support expanding operations, including the timely receipt of financial information. Growth imposes significant added responsibilities on the Debtors’ senior management, such as the need to identify, recruit and integrate new senior managers and executives. If the Debtors are unable to manage their growth, or if they are unable to attract and retain additional qualified management, their operations could be materially adversely affected. As the Debtors have sold companies and consolidated some support functions of human resources, payroll, estimating, safety, accounting, and other administrative support functions it has offered some cost savings. Those savings only arise after the consolidations and after additional time and effort managing that consolidation. The divestitures also result in some increase in non-productive costs such as unused lease facilities and equipment that must be re-deployed or sold.
12.	THE LOSS OF A GROUP OF KEY PERSONNEL, EITHER AT THE CORPORATE OR OPERATING LEVEL, COULD ADVERSELY AFFECT THE DEBTORS’ BUSINESS.
     The loss of key personnel or the inability to hire and retain qualified employees could have an adverse effect on the Debtors’ business, financial condition and results of operations. The Debtors’ operations depend on the continued efforts of their current and future executive officers, senior management and management personnel at the companies they have acquired. The Debtors cannot guarantee that any member of management at the corporate or subsidiary level will continue in their capacity for any particular period of time. During these volatile times the Debtors have an increased risk of employees departing. If the Debtors lose a group of key personnel, the Debtors’ operations could be adversely affected. The Debtors do not maintain key man life insurance.
13.	THE LOSS OF PRODUCTIVITY, EITHER AT THE CORPORATE OFFICE OR OPERATING LEVEL, COULD ADVERSELY AFFECT THE DEBTORS’ BUSINESS.
     The Debtors’ business is primarily driven by labor. The ability to perform contracts at acceptable margins depends on the Debtors’ ability to deliver substantial labor productivity. The Debtors cannot guarantee that productivity will continue at acceptable levels at their corporate office and their operating subsidiaries for a particular period of time. With the Restructuring and the uncertainty in the market there is an increased difficulty in maintaining morale and focus of employees. The loss of productivity could adversely affect the margins on existing contracts or the ability to obtain new contracts.
          14. RECENT ADVERSE PUBLICITY ABOUT THE DEBTORS, INCLUDING THEIR CHAPTER 11 FILINGS, MAY HARM THE DEBTORS’ ABILITY TO COMPETE IN THIS HIGHLY COMPETITIVE BUSINESS.
     The electrical contracting industry is highly competitive, and some of the Debtors’ competitors have significantly greater financial resources than the Debtors. Recent adverse publicity concerning the Debtors’ financial condition may harm their ability to attract new customers and to maintain favorable relationships with their existing customers and suppliers. For example, it may be more challenging for the Debtors to contract for new work, and some of the Debtors’ suppliers may require cash payments rather than extending credit, which adversely affects the Debtors’ liquidity. The Debtors may also experience difficulty attracting and retaining key employees.
          15. THERE IS NO ESTABLISHED TRADING MARKET FOR THE NEW IES COMMON STOCK.
     There is no established trading market for the New IES Common Stock, and there is no assurance that any active trading market will develop for the New IES Common Stock. The IES Common Stock has been suspended from trading on the NYSE, and the NYSE has notified IES of its intent to delist the IES Common Stock pending completion of applicable procedures, including IES’s pending appeal of the NYSE’s decision to delist the IES Common Stock. The NYSE has the ultimate discretion to approve the New IES Common Stock for listing on the NYSE. If IES or Reorganized IES is unsuccessful in its NYSE appeal or the NYSE determines that the Debtors do not satisfy the criteria for listing the New IES Common Stock on the NYSE, the New IES Common Stock will not be approved for listing on the NYSE. In addition, IES or Reorganized IES may apply (and if delisted from the NYSE, will apply) for listing of the New IES Common Stock on another national stock exchange or on a national quotation system, such as the Nasdaq National Market or the Nasdaq Smallcap Market, assuming the Debtors or Reorganized Debtors satisfy the applicable listing criteria. There is no assurance that IES or Reorganized IES will be successful in its NYSE appeal or that the NYSE will approve the New IES Common Stock for listing on the NYSE. Furthermore, there is no assurance that the Debtors or Reorganized Debtors will satisfy the criteria for listing, or be approved for listing, the New IES Common Stock on another national stock exchange or on a national quotation system. Failure to list the New IES Common Stock may affect the Debtors’ ability to Reinstate the Senior Convertible Notes under the Plan and will negatively affect the ability of holders of New IES Common Stock to sell their shares.
          16. DIVIDEND POLICY.
     Reorganized IES does not anticipate paying any dividends on the New IES Common Stock in the foreseeable future. In addition, the covenants in certain debt instruments to which Reorganized IES will be a party, including the Exit Facility, will likely place restrictions or conditions on IES’s ability to pay dividends. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in New IES Common Stock.
BBB. FAILURE TO RECEIVE REQUISITE ACCEPTANCES
     There can be no assurance that the Requisite Acceptances to confirm the Plan will be received. Even if the Requisite Acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. The Bankruptcy Court may confirm a modified plan pursuant to the “cramdown” provisions of the Bankruptcy Code which allow the Bankruptcy Court to confirm a plan that has been rejected by an impaired class of claims or equity interests if it determines that the rejecting class is being treated appropriately given the relative priority of the claims or equity interests in such class. In order to confirm a plan against a dissenting class, the Bankruptcy Court must also find that at least one impaired class has accepted the plan, with such acceptance being determined without including the acceptance of any “insider” in such class. If the Requisite Acceptances are received from the Holders of Claims in Class 6 but not from the Holders of Claims in Class 5 or the Holders of Equity Interests in Class 8, the Debtors intend to “cram down” on Holders of Claims in Class 5 and Holders of Equity Interests in Class 8 pursuant to § 1129(b) of the Bankruptcy Code to the extent they are deemed impaired under the Plan.
     Alternatively, the Debtors may seek to accomplish an alternative restructuring of their capitalization and their obligations to security holders and other creditors. There can be no assurance that the terms of any such alternative restructuring arrangement or plan would be similar to or as favorable to the Holders of Claims and Equity Interests as those proposed in the Plan.
CCC. FAILURE TO CONFIRM THE PLAN
     Even if the Requisite Acceptances are received and, with respect to those Classes deemed to have rejected the Plan, the requirements for “cramdown” are met, the Bankruptcy Court, which as a court of equity may exercise substantial discretion, may choose not to confirm the Plan or may require additional solicitations or consents prior to confirming the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that Confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors (see Section VIII.A — “FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST — FEASIBILITY OF THE PLAN”) and that the value of distributions to dissenting Holders of Claims and Equity Interests may not be less than the value such Holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. See Section VIII.B — “FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST — BEST INTERESTS TEST.” Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.
     The Debtors’ ability to propose and confirm an alternative reorganization plan is uncertain. Confirmation of any alternative reorganization plan under Chapter 11 of the Bankruptcy Code would likely take significantly more time and result in delays in the ultimate distributions to the Holders of Eligible Claims and Eligible Equity Interests. If confirmation of an alternative plan of reorganization is not possible, the Debtors would likely be liquidated. Based upon the Debtors’ analysis, liquidation under Chapter 7 would result in distributions of reduced value, if any, to Holders of Eligible Claims and Eligible Equity Interests. See Section VIII — “FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST.” In a liquidation under Chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7. However, it is unlikely that any liquidation would realize the full going concern value of their businesses. Instead, the Debtors’ assets would be sold separately. Consequently, the Debtors believe that a liquidation under Chapter 11 would also result in smaller distributions, if any, to the Holders of Eligible Claims and Eligible Equity Interests than those provided for in the Plan.
DDD. FAILURE TO CONSUMMATE THE PLAN
     Consummation of the Plan is conditioned upon, among other things, entry of the Confirmation Order and an order (which may be the Confirmation Order) approving the assumption and assignment of all executory contracts and unexpired leases (other than those specifically rejected by the Debtors) to the Reorganized Debtors or their assignees. As of the date of this Disclosure Statement, there can be no assurance that any or all of the foregoing conditions will be met (or waived) or that the other conditions to consummation, if any, will be satisfied. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the Restructuring completed. For risks associated with failure to consummate the Plan, see ARTICLE IX – ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.
EEE. CLAIMS ESTIMATIONS
     There can be no assurance that the estimated amount of Claims and Equity Interests set forth herein are correct, and the actual Allowed amounts of Claims and Equity Interests may differ from estimates. The estimated amounts are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions-prove incorrect, the actual Allowed amounts of Claims and Equity Interests may vary from those estimated therein.
FFF. CERTAIN TAX CONSIDERATIONS
     THERE ARE A NUMBER OF MATERIAL INCOME TAX CONSIDERATIONS, RISKS AND UNCERTAINTIES ASSOCIATED WITH CONSUMMATION OF THE PLAN. INTERESTED PARTIES SHOULD READ CAREFULLY THE DISCUSSION SET FORTH IN SECTION VII” — “CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN” FOR A DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED UNDER THE PLAN BOTH TO THE DEBTORS AND TO HOLDERS OF CLAIMS THAT ARE IMPAIRED UNDER THE PLAN.
GGG. INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS
     The Financial Projections cover the Debtors’ operations through the period ending September 30, 2010. These Financial Projections are based upon numerous assumptions that are an integral part of the Financial Projections, including Confirmation and consummation of the

Plan in accordance with its terms, the anticipated future performance of Reorganized Debtors, industry performance, general business and economic conditions, competition, adequate financing, absence of material contingent or unliquidated litigation or indemnity claims, and other matters, many of which are beyond the control of Reorganized Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may affect the actual financial results of Reorganized Debtors’ operations. These variations may be material and may adversely affect the ability of the Reorganized Debtors to pay the obligations owing to certain Holders of Claims entitled to distributions under the Plan and other post-Effective Date indebtedness. Because the actual results achieved throughout the periods covered by the Financial Projections may vary from the projected results, the Financial Projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur.
THE SOLICITATION; VOTING PROCEDURES
HHH. VOTING DEADLINE
     The period during which Ballots with respect to the Plan will be accepted by the Debtors will terminate on the Voting Deadline. Except to the extent permitted by the Bankruptcy Court, Ballots that are received after the Voting Deadline will not be counted or otherwise used by the Debtors in connection with the Debtors’ request for Confirmation of the Plan (or any permitted modification thereof).
III. VOTING PROCEDURES
     Under the Bankruptcy Code, for purposes of determining whether the Requisite Acceptances have been received, only Holders of Eligible Claims or Eligible Equity Interests who actually vote will be counted. The failure of a Holder to deliver a duly executed Ballot will be deemed to constitute an abstention by such Holder with respect to voting on the Plan and such abstentions, will not be counted as votes for or against the Plan.
     The Debtors are providing the Solicitation Package to Holders of Eligible Claims5 and Eligible Equity Interests whose names (or the names of whose Nominees) appear as of the Voting Record Date in the records maintained by the Debtors and the security holders lists maintained by the Indenture Trustees. Nominees should provide copies of the Solicitation Package to the beneficial owners of the Eligible Claims and Eligible Equity Interests. Any beneficial owner of Eligible Claims or Eligible Equity Interests who has not received a Ballot should contact his/her or its Nominee or the Solicitation Agent.

[5]	The Debtors are providing a solicitation package to and are soliciting the votes of Holders of Senior Convertible Note Claims in Class 5 as Holders of Eligible Claims because of the possibility that such Claims may be Impaired under the Plan in the event the Debtors elect to give such Holders the New Notes in exchange for such Claims. In the event the Requisite Acceptances are not received from Holders of Claims in Class 5 and the treatment elected by the Debtors to be provided to such Holders renders them Unimpaired under the Plan, the votes of such Holders will be disregarded, and Class 5 will be deemed to be an accepting class, pursuant to section 1126(f) of the Bankruptcy Code, for purposes of Confirmation. If the Requisite Acceptances are not received from Holders of Claims in Class 5 and the treatment elected by the Debtors to be provided to such Holders renders them impaired, the Debtors intend to seek Confirmation pursuant to the “cramdown” provisions of section 1129(b) of the Bankruptcy Code.

     Holders of Eligible Claims and Eligible Equity Interests should provide all of the information requested by the Ballots and return all Ballots in the return envelope provided with each such Ballot.
JJJ. SPECIAL NOTE FOR HOLDERS OF VOTING NOTES AND IES COMMON STOCK
     Only Holders of Senior Subordinated Notes and Senior Convertible Notes (collectively, the “Voting Notes”) and IES Common Stock as of the Voting Record Date are entitled to vote on the Plan. Neither the Senior Subordinated Notes Indenture Trustee nor the Senior Convertible Notes Indenture Trustee will vote on behalf of the Holders of such notes or make any recommendation for or against the Plan. Holders must submit their own Ballots.
          2. BENEFICIAL OWNERS
     A beneficial owner holding Voting Notes or IES Common Stock as a record Holder in its own name should vote on the Plan by completing and signing the applicable enclosed Ballot and returning it directly to the Solicitation Agent on or before the Voting Deadline using the enclosed self-addressed, postage-paid envelope.
     Any beneficial owner holding Voting Notes or IES Common Stock in a “street name” through a Nominee may vote on the Plan by one of the following two methods (as selected by such beneficial owner’s Nominee).
–	Complete and sign the applicable enclosed beneficial owner Ballot. Return the Ballot to Nominee as promptly as possible and in sufficient time to allow such Nominee to process the Ballot and return it to the Solicitation Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, the Solicitation Agent must be contacted for instructions.

–	Complete and sign the applicable pre-validated Ballot (as described below) provided to Holder by Nominee. The Holder will then return the pre-validated Ballot to the Solicitation Agent by the Voting Deadline using the enclosed self-addressed, postage-paid envelope.
     Any Ballot returned to a Nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to the Solicitation Agent that Ballot or a Master Ballot that reflects the vote of such beneficial owner.
          2. NOMINEES
     A Nominee that on the Voting Record Date is the registered Holder of Voting Notes or IES Common Stock for a beneficial owner should obtain the vote of such beneficial owner of such Voting Notes or IES Common Stock, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

               a. Pre-Validated Ballots
     A Nominee may pre-validate a Ballot by: (i) signing the applicable Ballot; (ii) indicating on the Ballot the name of the registered Holder and the amount of Voting Notes or IES Common Stock held by the Nominee; and (iii) forwarding such Ballot together with the Solicitation Package and other materials requested to be forwarded to the beneficial owner for voting. The beneficial owner must then complete the information requested in the Ballot, review the certifications contained in the Ballot, and return the Ballot directly to the Solicitation Agent in the pre-addressed, postage paid envelope so that it is received by the Solicitation Agent before the Voting Deadline. A list of the beneficial owners to whom “pre-validated” Ballots were delivered should be maintained by the Nominee for inspection for at least one year from the Voting Deadline.
               b. Master Ballots
     A Nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the applicable unsigned Ballots, together with the Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his/her or its vote on the Ballot, complete the information requested in the Ballot, review the certifications contained in the Ballot, execute the Ballot, and return the Ballot to the Nominee. After collecting the Ballots, the Nominee should, in turn, complete the applicable Master Ballot compiling the votes and other information from the Ballot, execute the Master Ballot, and deliver the Master Ballot to the Solicitation Agent so that it is received by the Solicitation Agent before the Voting Deadline. All Ballots returned by beneficial owners should either be forwarded to the Solicitation Agent (along with the Master Ballot) or retained by Nominees for inspection for at least one year from the Voting Deadline.
     EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE SOLICITATION AGENT SO THAT IT IS RECEIVED BY THE SOLICITATION AGENT BEFORE THE VOTING DEADLINE.
               3. SECURITIES CLEARING AGENCIES
     The Debtors expect that the Depository Trust Company, as a Nominee Holder of Voting Notes, will arrange for its participants to vote by executing an omnibus proxy in favor of such participants. As a result of the omnibus proxy, such participant will be authorized to vote its Voting Record Date positions held in the name of such securities clearing agencies.
               4. MISCELLANEOUS
     For purposes of determining whether sufficient votes have been received to accept or reject the Plan, the beneficial owners of Voting Notes or IES Common Stock will be deemed to be the “holders” of the Claims represented by such Voting Notes or IES Common Stock, as applicable. Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. The Debtors, in their sole discretion, may request that the Solicitation Agent attempt to contact such voters to cure any such defects in the Ballots.
     Except as provided below, unless the applicable Ballot is timely submitted to the Solicitation Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking Confirmation of the Plan.
     In the event of a dispute with respect to any Senior Subordinated Note Claim, Senior Convertible Note Claim or IES Common Stock Interest, any vote to accept or reject the Plan cast with respect to such Claim or Equity Interest will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.
KKK. FIDUCIARIES AND OTHER REPRESENTATIVES
     If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such Person should indicate such capacity when signing and, unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Ballot of each beneficial owner for whom they are voting.
     UNLESS THE APPLICABLE BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE SOLICITATION AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN. IN NO CASE SHOULD A BALLOT BE DELIVERED TO ANY ENTITY OTHER THAN THE NOMINEE OR THE SOLICITATION AGENT.
LLL. PARTIES ENTITLED TO VOTE
     Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is deemed to be “Impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or equity interest entitles the Holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or equity interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or equity interest as it existed before the default.
     In general, a Holder of a claim or equity interest may vote to accept or to reject a plan if the claim or equity interest is “allowed,” which means generally that no party-in-interest has objected to such claim or equity interest, and the claim or equity interest is Impaired by the plan. If, however, the Holder of an Impaired claim or equity interest will not receive or retain any distribution under the plan on account of such claim or equity interest, the Bankruptcy Code deems such Holder to have rejected the plan, and, accordingly, Holders of such claims and equity interests do not actually vote on the plan. If a claim or equity interest is not Impaired by the plan, the Bankruptcy Code deems the Holder of such claim or equity interest to have accepted the plan and, accordingly, Holders of such claims and equity interests are not entitled to vote on the plan.

     Classes 1, 2, 3, 4, 7 and 10 of the Plan are Unimpaired. Accordingly, under section 1126(f) of the Bankruptcy Code, all such Classes of Claims are deemed to have accepted the Plan and are not entitled to vote in respect of the Plan.
     Class 5 may be Impaired by the Plan in the event that the Debtors elect to give the Holders of Claims in Class 5 the New Notes in exchange for such Claims. Therefore, the Holders of Claims in Class 5 are being solicited for votes in favor of the Plan. To the extent the treatment of Class 5 Claims elected by the Debtors renders the Holders of such Claims Unimpaired, the Holders of Claims in Class 5 will be conclusively presumed to have accepted the Plan notwithstanding that any Holder of a Claim in Class 5 may have voted to reject the Plan.
     Classes 6 and 8 are Impaired. Accordingly, the Debtors are soliciting acceptances from the Holders of Claims in Class 6 and Equity Interests in Class 8.
     Class 9 will not receive or retain any distribution or property under the Plan on account of their Equity Interests. Accordingly, under section 1126(g) of the Bankruptcy Code, such Class of Equity Interests is deemed to have rejected the Plan and is not entitled to vote on the Plan.
     A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.
MMM. AGREEMENTS UPON FURNISHING BALLOTS
     The delivery of an accepting Ballot to the Solicitation Agent by a Holder of Eligible Claims or Eligible Equity Interests pursuant to one of the procedures set forth above will constitute the agreement of such Holder to accept (i) all of the terms of, and conditions to, the Solicitation and (ii) the terms of the Plan; provided, however, all parties in interest retain their right to object to Confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code.
NNN. WAIVERS OF DEFECTS, IRREGULARITIES, ETC.
     Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots will be determined by the Solicitation Agent and the Debtors in their sole discretion, which determination will be final and binding. As indicated in Section XI.H, effective withdrawals of Ballots must be delivered to the Solicitation Agent prior to the Voting Deadline. The Debtors reserve the absolute right to contest the validity of any such withdrawal. The Debtors also reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including of the Ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other Person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.
OOO. WITHDRAWAL OF BALLOTS; REVOCATION
     Any party who has delivered a valid Ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Solicitation Agent at any time prior to the Voting Deadline. A notice of withdrawal, to be valid, must (i) contain the description of the Claim(s) to which it relates and the aggregate principal amount represented by such Claim(s), (ii) be signed by the withdrawing party in the same manner as the Ballot being withdrawn, (iii) contain a certification that the withdrawing party owns the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn and (iv) be received by the Solicitation Agent in a timely manner at the address set forth in Section XI.J. Prior to the filing of the Plan with the Bankruptcy Court, the Debtors intend to consult with the Solicitation Agent to determine whether any withdrawals of Ballots were received and whether the Requisite Acceptances of the Plan have been received. As stated above, the Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of Ballots.
     A purported notice of withdrawal of Ballots which is not received in a timely manner by the Solicitation Agent will not be effective to withdraw a previously cast Ballot.
     Any party who has previously submitted to the Solicitation Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change his or its vote by submitting to the Solicitation Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot is received, only the Ballot which bears the latest date will be counted for purposes of determining whether the Requisite Acceptances have been received.
     The Debtors will pay all costs, fees and expenses relating to the Solicitation, including customary mailing and handling costs of Nominees.
PPP. DELIVERY OF EXISTING SECURITIES
     The Debtors are not at this time requesting the delivery of, and neither the Debtors nor the Solicitation Agent will accept, certificates representing any Existing Securities. In connection with the Effective Date, the Debtors will furnish all record Holders of Existing Securities with appropriate letters of transmittal to be used to remit their Existing Securities in exchange for the distribution under the Plan. Information regarding such remittance procedure (together with all appropriate materials) will be distributed by the Reorganized Debtors after the Confirmation Date.
QQQ. FURTHER INFORMATION; ADDITIONAL COPIES
     If you have any questions or require further information about the voting procedure for voting your Claim or about the Solicitation Package, or if you wish to obtain an additional copy of the Plan, the Disclosure Statement, the Plan Supplement or any exhibits to such documents (at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d)), please contact the Solicitation Agent:
IES Ballot Processing
c/o Financial Balloting Group LLC
757 Third Avenue, 3rd Floor
New York, New York 10017
(646) 282-1800
RECOMMENDATION AND CONCLUSION
     For all of the reasons set forth in this Disclosure Statement, the Debtors believe that Confirmation and consummation of the Plan is preferable to all other alternatives discussed herein. Consequently, the Debtors, with the support of the Ad Hoc Committee of Holders of Senior Subordinated Notes, urge all Holders of Eligible Claims and Eligible Equity Interests to vote to accept the Plan, and to complete and return their Ballots so that they will be received by the Solicitation Agent on or before 5:00 p.m., New York City time, on April ___, 2006.
Dated: February 14, 2006

INTEGRATED ELECTRICAL SERVICES, NC.
By:	/s/ Curt L. Warnock
Curt L. Warnock
Senior Vice President

ALADDIN-WARD ELECTRIC & AIR, INC.
AMBER ELECTRIC, INC.
ARC ELECTRIC, INCORPORATED
BACHOFNER ELECTRIC, INC.
BEAR ACQUISITION CORPORATION
BRYANT ELECTRIC COMPANY, INC.
BW/BEC, INC.
BW CONSOLIDATED, INC.
CHARLES P. BAGBY CO., INC.
COLLIER ELECTRIC COMPANY, INC.
COMMERCIAL ELECTRICAL CONTRACTORS, INC.
CROSS STATE ELECTRIC, INC.
CYPRESS ELECTRICAL CONTRACTORS, INC.
DANIEL ELECTRICAL CONTRACTORS, INC.
DANIEL ELECTRICAL OF TREASURE COAST, INC.
DANIEL INTEGRATED TECHNOLOGIES, INC.
DAVIS ELECTRICAL CONSTRUCTORS, INC.
ELECTRO-TECH, INC.
EMC ACQUISITION CORPORATION
FEDERAL COMMUNICATIONS GROUP, INC.
GENERAL PARTNER, INC.
HATFIELD REYNOLDS ELECTRIC COMPANY
HOLLAND ELECTRICAL SYSTEMS, INC.
HOUSTON-STAFFORD ELECTRIC HOLDINGS III, INC.
HOUSTON-STAFFORD MANAGEMENT LLC
ICS HOLDINGS LLC
IES ALBUQUERQUE, INC.
IES AUSTIN, INC.
IES AUSTIN MANAGEMENT LLC
IES CHARLESTON, INC.
IES CHARLOTTE, INC.
IES COLLEGE STATION, INC.
IES COLLEGE STATION MANAGEMENT LLC
IES COMMUNICATIONS, INC.
IES CONTRACTORS MANAGEMENT LLC
IES DECATUR, INC.
IES EAST MCKEESPORT, INC.
IES ENC, INC.
IES ENC MANAGEMENT, INC.
IES MERIDIAN, INC.
IES NEW IBERIA, INC.
IES OKLAHOMA CITY, INC.

IES OPERATIONS GROUP, INC.
IES PROPERTIES, INC.
IES PROPERTIES MANAGEMENT, INC.
IES RALEIGH, INC.
IES RAPID CITY, INC.
IES RESIDENTIAL GROUP, INC.
IES SPECIALTY LIGHTING, INC.
IES VALDOSTA, INC.
IES VENTURES INC.
IES WILSON, INC.
INTEGRATED ELECTRICAL FINANCE, INC.
INTELLIGENT BUILDING SOLUTIONS, INC.
J.W. GRAY ELECTRIC CO., INC.
J.W. GRAY MANAGEMENT LLC
KAYTON ELECTRIC, INC.
KEY ELECTRICAL SUPPLY, INC.
LINEMEN, INC.
MARK HENDERSON, INCORPORATED
MENNINGA ELECTRIC, INC.
MID-STATES ELECTRIC COMPANY, INC.
MILLS ELECTRICAL CONTRACTORS, INC.
MILLS MANAGEMENT LLC
MITCHELL ELECTRIC COMPANY, INC.
M-S SYSTEMS, INC.
MURRAY ELECTRICAL CONTRACTORS, INC.
NBH HOLDING CO., INC.
NEAL ELECTRIC MANAGEMENT LLC
NEW TECHNOLOGY ELECTRICAL CONTRACTORS, INC.
NEWCOMB ELECTRIC COMPANY, INC.
PAN AMERICAN ELECTRIC COMPANY, INC.
PAN AMERICAN ELECTRIC, INC.
PAULIN ELECTRIC COMPANY, INC.
POLLOCK ELECTRIC, INC.
PRIMENET, INC.
PRIMO ELECTRIC COMPANY
RAINES ELECTRIC CO., INC.
RAINES MANAGEMENT LLC
RIVIERA ELECTRIC, LLC
RKT ELECTRIC, INC.
ROCKWELL ELECTRIC, INC.
RODGERS ELECTRIC COMPANY, INC.
RON’S ELECTRIC, INC.
SEI ELECTRICAL CONTRACTOR, INC.
SPECTROL, INC.
SUMMIT ELECTRIC OF TEXAS, INC.

TESLA POWER GP, INC.
THOMAS POPP & COMPANY
VALENTINE ELECTRICAL, INC.
WRIGHT ELECTRICAL CONTRACTING, INC.

By:	/s/ Curt L. Warnock
Curt L. Warnock
Vice President

IES CONTRACTORS, INC.
Name:	/s/ Curt L. Warnock
Curt L. Warnock
Secretary

BEXAR ELECTRIC COMPANY, LTD. By: BW/BEC, Inc., its general partner
Name:	/s/ Curt L. Warnock
Curt L. Warnock
Vice President

HAYMAKER ELECTRIC, LTD By: General Partner, Inc., its general partner
Name:	/s/ Curt L. Warnock
Curt L. Warnock
Vice President

HOUSTON-STAFFORD ELECTRICAL CONTRACTORS LP By: Houston-Stafford Management LLC, its general partner
Name:	/s/ Curt L. Warnock
Curt L. Warnock
Vice President

IES AUSTIN HOLDING LP By: IES Austin Management LLC, its general partner
Name:	/s/ Curt L. Warnock
Curt L. Warnock
Vice President

IES COLLEGE STATION HOLDINGS LP By: IES College Station Management LLC, its general partner
Name:	/s/ Curt L. Warnock
Curt L. Warnock
Vice President

IES FEDERAL CONTRACT GROUP, LP By: IES Contractors Management LLC
Name:	/s/ Curt L. Warnock
Curt L. Warnock
Vice President

IES MANAGEMENT ROO, LP By: Neal Electric Management LLC, its general partner
Name:	/s/ Curt L. Warnock
Curt L. Warnock
Vice President

IES MANAGEMENT, LP By: IES Residential Group, Inc., its general partner
Name:	/s/ Curt L. Warnock
Curt L. Warnock
Vice President

IES PROPERTIES, LP By: IES Properties Management, Inc., its general partner
Name:	/s/ Curt L. Warnock
Curt L. Warnock
Vice President

J.W. GRAY ELECTRICAL CONTRACTORS LP By: J.W. Gray Management LLC, its general partner
Name:	/s/ Curt L. Warnock
Curt L. Warnock
Vice President

MILLS ELECTRIC LP By: Mills Management LLC
Name:	/s/ Curt L. Warnock
Curt L. Warnock
Vice President

NEAL ELECTRIC LP By: BW/BEC, Inc., its general partner
Name:	/s/ Curt L. Warnock
Curt L. Warnock
Vice President

POLLOCK SUMMIT ELECTRIC LP By: Pollock Electric, Inc. and Summit Electric of Texas, Inc., its general partners
Name:	/s/ Curt L. Warnock
Curt L. Warnock
Vice President

RAINES ELECTRIC LP By: Raines Management LLC, its general partner
Name:	/s/ Curt L. Warnock
Curt L. Warnock
Vice President

TESLA POWER AND AUTOMATION, L.P. By: Tesla Power GP, Inc., its general partner
Name:	/s/ Curt L. Warnock
Curt L. Warnock
Vice President

TESLA POWER PROPERTIES, LP By: Tesla Power GP, Inc., its general partner
Name:	/s/ Curt L. Warnock
Curt L. Warnock
Vice President

BEXAR ELECTRIC II LLC
BW/BEC II LLC
BW/BEC, L.L.C.
HOUSTON-STAFFORD HOLDINGS II LLC
HOUSTON-STAFFORD HOLDINGS LLC
IES AUSTIN HOLDINGS II LLC
IES AUSTIN HOLDINGS LLC
IES COLLEGE STATION HOLDINGS II LLC
IES COLLEGE STATION HOLDINGS LLC
IES CONTRACTORS HOLDINGS LLC
IES HOLDINGS II LLC
IES HOLDINGS LLC
IES PROPERTIES HOLDINGS II LLC
J.W. GRAY HOLDINGS II LLC
J.W. GRAY HOLDINGS LLC
MILLS ELECTRIC HOLDINGS II LLC
MILLS ELECTRICAL HOLDINGS LLC
POLLOCK SUMMIT HOLDINGS II LLC
RAINES HOLDINGS II LLC
RAINES HOLDINGS LLC
TESLA POWER (NEVADA) II LLC

By:	/s/ Victor Duva
Victor Duva, Manager

IES PROPERTIES HOLDINGS, INC. POLLOCK SUMMIT HOLDINGS, INC. TESLA POWER (NEVADA), INC.
By:	/s/ Victor Duva
Victor Duva, President

Addendum 1
Integrated Electrical Services, Inc.
Aladdin-Ward Electric & Air, Inc.
Amber Electric, Inc.
ARC Electric, Incorporated
Bachofner Electric, Inc.
Bear Acquisition Corporation
Bexar Electric Company, Ltd.
Bexar Electric II LLC
Bryant Electric Company, Inc.
BW/BEC, Inc.
BW/BEC II LLC
BW/BEC, L.L.C.
BW Consolidated, Inc.
Charles P. Bagby Co., Inc.
Collier Electric Company, Inc.
Commercial Electrical Contractors, Inc.
Cross State Electric, Inc.
Cypress Electrical Contractors, Inc.
Daniel Electrical Contractors, Inc.
Daniel Electrical of Treasure Coast, Inc.
Daniel Integrated Technologies, Inc.
Davis Electrical Constructors, Inc.
Electro-Tech, Inc.
EMC Acquisition Corporation
Federal Communications Group, Inc.
General Partner, Inc.
Hatfield Reynolds Electric Company
Haymaker Electric, Ltd.
Holland Electrical Systems, Inc.
Houston-Stafford Electric Holdings III, Inc.
Houston-Stafford Electrical Contractors LP
Houston-Stafford Holdings II LLC
Houston Stafford Holdings LLC
Houston-Stafford Management LLC
ICS Holdings LLC
IES Albuquerque, Inc.
IES Austin, Inc.
IES Austin Holding LP
IES Austin Holdings II LLC
IES Austin Holdings LLC
IES Austin Management LLC
IES Charleston, Inc.
IES Charlotte, Inc.

Addendum 1 — Page 1

IES College Station, Inc.
IES College Station Holdings II LLC
IES College Station Holdings LLC
IES College Station Holdings, LP
IES College Station Management LLC
IES Communications, Inc.
IES Contractors Holdings LLC
IES Contractors, Inc.
IES Contractors Management LLC
IES Decatur, Inc.
IES East McKeesport, Inc.
IES ENC, Inc.
IES ENC Management, Inc.
IES Federal Contract Group, L.P.
IES Holdings II LLC
IES Holdings LLC
IES Management, LP
IES Management ROO, LP
IES Meridian, Inc.
IES New Iberia, Inc.
IES Oklahoma City, Inc.
IES Operations Group, Inc.
IES Properties Holdings II LLC
IES Properties Holdings, Inc.
IES Properties, Inc.
IES Properties, LP
IES Properties Management, Inc.
IES Raleigh, Inc.
IES Rapid City, Inc.
IES Residential Group, Inc.
IES Specialty Lighting, Inc.
IES Valdosta, Inc.
IES Ventures Inc.
IES Wilson, Inc.
Integrated Electrical Finance, Inc.
Intelligent Building Solutions, Inc.
J.W. Gray Electric Co., Inc.
J.W. Gray Electrical Contractors LP
J.W. Gray Holdings II LLC
J.W. Gray Holdings, LLC
J.W. Gray Management LLC
Kayton Electric, Inc.
Key Electrical Supply, Inc.
Linemen, Inc.
Mark Henderson, Incorporated
Menninga Electric, Inc.

Addendum 1 — Page 2

Mid-States Electric Company, Inc.
Mills Electrical Contractors, Inc.
Mills Electric Holdings II LLC
Mills Electrical Holdings LLC
Mills Electric, LP
Mills Management LLC
Mitchell Electric Company, Inc.
M-S Systems, Inc.
Murray Electrical Contractors, Inc.
NBH Holding Co., Inc.
Neal Electric LP
Neal Electric Management LLC
New Technology Electrical Contractors, Inc.
Newcomb Electric Company, Inc.
Pan American Electric Company, Inc.
Pan American Electric, Inc.
Paulin Electric Company, Inc.
Pollock Electric, Inc.
Pollock Summit Electric LP
Pollock Summit Holdings II LLC
Pollock Summit Holdings, Inc.
PrimeNet, Inc.
Primo Electric Company
Raines Electric Co., Inc.
Raines Electric LP
Raines Holdings II LLC
Raines Holdings LLC
Raines Management LLC
Riviera Electric, LLC
RKT Electric, Inc.
Rockwell Electric, Inc.
Rodgers Electric Company, Inc.
Ron’s Electric, Inc.
SEI Electrical Contractor, Inc.
Spectrol, Inc.
Summit Electric Of Texas, Inc.
Tesla Power And Automation, L.P.
Tesla Power GP, Inc.
Tesla Power Properties, L.P.
Tesla Power (Nevada) II LLC
Tesla Power (Nevada), Inc.
Thomas Popp & Company
Valentine Electrical, Inc.
Wright Electrical Contracting, Inc.

Addendum 1 — Page 3

EXHIBIT A
TO DISCLOSURE STATEMENT
JOINT PLAN OF REORGANIZATION FILED
AS EXHIBIT 99.3 TO FORM 8-K
FILED WITH SEC 2/14/06

EXHIBIT B
Disclosure Statement Order
(to be filed once entered)

EXHIBIT C
PROJECTED FINANCIAL INFORMATION
     The Debtors have prepared projected operating and financial results on a consolidated basis for the period from May 1, 2006 to September 30, 2010 (the “Projections”). The Debtors have also prepared a pro-forma balance sheet of Integrated Electrical Services, Inc. (“IES”) based upon an assumed effective date of May 1, 2006.
     The financial projection information discussed herein includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. See “Disclosure Regarding Forward-Looking Statements” on pp. iii-v and Section X — “Certain Factors to be Considered” of the Disclosure Statement.
     The Projections were not prepared to comply with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants and the Rules and Regulations of the Securities and Exchange Commission. The Debtors’ independent accountants have neither examined nor compiled the Projections and accordingly do not express an opinion or any other form of assurance with respect to the Projections, assume no responsibility for the Projections and disclaim any association with the Projections. Except for purposes of this Disclosure Statement, the Debtors do not publish projections of their anticipated financial position or results of operations.
     The Debtors believe that the Projections are based upon estimates and assumptions that are reasonable. The estimates and assumptions may not be realized, however, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Debtors’ control. No representations can be or are made as to whether the actual results will be within the range set forth in the Projections. Therefore, although the Projections are necessarily presented with numerical specificity, the actual results of operations achieved during the projection period will vary from projected results. These variations may be material. Accordingly, no representation can be or is being made with respect to the accuracy of the Projections or the ability of the Reorganized Debtors to achieve the Projections. Some assumptions inevitably will not materialize, and events and circumstances occurring subsequent to the date on which the Projections were prepared may be different from those assumed, or may be unanticipated, and therefore may affect financial results in a material and possibly adverse manner. The Projections, therefore, may not be relied upon as a guarantee or other assurance of the actual results that will occur. In deciding whether to vote to accept or reject the Plan, Holders of Claims and Equity Interests must make their own determinations as to the reasonableness of such assumptions and the reliability of the Projections. See Section X — “Certain Factors to be Considered.”
     The Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in the historical consolidated financial statements, including the notes and schedules thereto, incorporated herein by reference to
EXHIBIT C — Page 1

IES’s Annual Report on Form 10-K for the year ended September 30, 2005, a copy of which is attached to the Disclosure Statement as Exhibit D.
     The Projections have been prepared on the assumption that the Effective Date of the Plan will be May 1, 2006. Although the Debtors presently intend to seek to cause the Effective Date to occur as soon as practicable, there can be no assurance as to when the Effective Date will actually occur. The balance sheet adjustments in the column captioned “Non-Cash Reorganization Adjustments” reflect the assumed affect of Confirmation and the consummation of the transactions contemplated by the Plan, including the settlement of various liabilities and the incurrence of new indebtedness.
Principal Assumptions for the Projections
I.	General
A. Methodology. The Projections are based upon the Debtors’ detailed operating budget for the period ending September 30, 2006, which was developed on a consolidating basis, beginning at the subsidiary level. The projections for the fiscal years 2007 through 2010 were prepared on the same basis, but developed through trending analysis using key top-down assumptions and current construction industry outlook.
B. Plan Consummation. The operating assumptions assume the Plan will be confirmed and consummated by May 1, 2006.
C. Macroeconomic and Industry Environment. The Projections reflect the current outlook on commercial, industrial, and residential construction and take into account the estimated future raw material and commodity prices across the projection period.
II.	Projected Statements of Operations
A. Net Sales. Consolidated revenues, estimated to be $916 million in fiscal 2006, are projected to increase by approximately 6.8% in fiscal 2007, and then to continue to grow, peaking in fiscal 2010 at $1,086 million.
B. Gross Margin. Gross margin is projected to be 14.7% in fiscal 2006, increasing to 16.7% in fiscal 2010.
C. Sales, General and Administrative Expenses (“SG&A”). SG&A includes employee salaries and benefits. SG&A expenses as a percentage of revenues is projected to decline from 13.6% for fiscal 2006 to 12.9% for fiscal years 2007 through 2010.
EXHIBIT C — Page 2

D. Interest Expense. Interest expense assumptions are based upon the terms found in the DIP Facility, Revolving Exit Facility Commitment and Term Exit Facility Commitment. With respect to the Term Exit Facility, it is assumed that the Debtors opt to capitalize interest as additional principal (in lieu of cash interest) for the first 36 months the facility is outstanding.
E. Income Tax Provision. The Reorganized Debtors expect to offset a portion of future taxable income with operating loss carryforwards that the Company will hold as they emerge from Chapter 11. However, for purposes of the Projections, the effective annual tax rate is assumed to be 40% from May 1, 2006 through the duration of the projection period.
F. Income from Gain on Compromise of Indebtedness. For purposes of this projection, no income from gain on the exchange of the 9 3/8% Senior Subordinated Notes into equity is included. It is anticipated that any such gain on the exchange of debt will be offset by NOLs and capitalized reorganization expenses.
III.	Projected Statements of Cash Flow
A. Capital Expenditures. Capital expenditures are expected to be $3.3 million for the five months ended September 30, 2006 and $12 million annually for fiscal years 2007 through 2010.
IV.	Projected Balance Sheet Statement
     The estimated post-consummation balance sheet (“Reorganized Balance Sheet”) is based on an estimated pre-consummation balance sheet (“Pre-Consummation Balance Sheet”), as modified by “Reorganization” adjustments. The Pre-Consummation Balance Sheet provides estimates of assets and liabilities just prior to consummation; the Senior Subordinated Notes have been reclassified as “Liabilities Subject to Compromise” in the Pre-Consummation Balance Sheet. The Reorganization Adjustments adjust the Pre-Consummation Balance Sheet of the emerging entity to:
1.	Reflect the reorganization value of the assets; and

2.	Reflect the fair value of each liability at Confirmation.
     Estimated Post-Consummation Stockholders’ Equity value is based on the midpoint of the valuation range contained herein. See Section VIII.D. — “VALUATION OF THE REORGANIZED DEBTORS.”
     For purposes of the Projections, it is assumed that the Senior Convertible Notes will be refinanced with proceeds from the Term Exit Facility.
EXHIBIT C — Page 3

     The foregoing assumptions and resulting computations were made solely for purposes of preparing the Projections. The Reorganized Debtors’ will be required to determine their reorganization value as of the Effective Date. Reorganization value may change depending upon the amount of cash retained and debt carried upon emergence. The actual reorganization and any adjustments will depend upon the balance sheet as of the actual confirmation date. In all events, the determination of reorganization value and the fair value of the Reorganized Debtors’ assets and the determination of their actual liabilities, will be made as of the Effective Date, and the changes between the amounts of any or all of the foregoing items as assumed in the Projections and the actual amounts thereof as of the Effective Date may be material.
EXHIBIT C — Page 4

EXHIBIT C
Balance Sheet (1) (Unaudited)

	Estimated Pre-			Estimated Post-
	Consummation	Reorganization		Consummation	As of September 30,
($ in thousands)	April 30, 2006	Adjustments		April 30, 2006	2006E	2007E	2008E	2009E	2010E

ASSETS
Current Assets:
Unrestricted Cash & Equivalents	12,500	0	(2)	12,500	30,186	24,350	37,844	47,980	57,491
Restricted Cash	20,000	0		20,000	20,000	20,000	20,000	20,000	20,000
Accounts Receivable Net	213,820	0		213,820	186,263	210,576	218,172	226,570	233,709
Inventory, Net	19,303	0		19,303	16,271	16,083	16,567	17,130	17,591

Underbillings on Contracts	25,488	0		25,488	22,895	24,462	25,336	26,311	27,140
Prepaid and other Current Assets	26,403	0		26,403	26,403	26,403	26,403	26,403	26,403

Total Current Assets	317,515	0		317,515	302,018	321,874	344,321	364,394	382,334

Property and Equipment, Net	23,098	(533)		22,565	23,010	28,080	33,149	38,219	43,288
Goodwill and Other Intangibles	56,842	(56,842	)(3)	0	0	0	0	0	0

Notes Receivable	0	0		0	0	0	0	0	0
Other Assets	15,863	0	(4)	15,863	15,863	15,863	15,863	15,863	15,863

Total Assets	413,317	(57,375)		355,942	340,891	365,817	393,333	418,475	441,485

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
DIP Credit Facility	11,884	(11,884)		0	0	0	0	0	0
Accounts Payable — Trade	36,852	0		36,852	38,293	41,578	46,151	47,719	49,002
Accrued Liabilities	59,767	0		59,767	53,686	57,361	59,411	61,698	63,642
Overbillings on Contracts	30,586	0		30,586	27,474	29,354	30,403	31,574	32,568
Accrual for Contract Losses	0	0		0	0	0	0	0	0
Deferred Income Taxes	0	0		0	0	0	0	0	0

Total Current Liabilities	139,089	(11,884)		127,205	119,452	128,293	135,965	140,990	145,213

Non-Current Liabilities:
Senior Convertible Notes	50,981	(50,981	)(5)	0	0	0	0	0	0
Term Exit Facility	0	53,000		53,000	55,399	61,599	68,493	72,860	72,860
Deferred Income Taxes	0	0		0	0	0	0	0	0
Revolving Exit Facility	0	9,865		9,865	0	0	0	0	0
Other Long-Term Liabilities, Including Deferred Tax Liabilities	15,737	0		15,737	15,737	15,737	15,737	15,737	15,737

Total Non-Current Liabilities	66,718	11,884		78,602	71,136	77,336	84,230	88,597	88,597

Liabilities Subject to Compromise:
Senior Subordinated Notes Due 2009	181,574	(181,574	)(6)	0	0	0	0	0	0

Total Liabilities	387,381	(181,574)		205,807	190,589	205,629	220,195	229,587	233,809

Total Stockholders Equity	25,936	124,199	(7)	150,135	150,302	160,188	173,138	188,889	207,676

Total Liabilities & Stockholders Equity	413,317	(57,375)		355,942	340,891	365,817	393,333	418,475	441,485

(1)	The pro forma balance sheet adjustments contained herein for the periods April 30, 2006 and after account for (i) the reorganization and related transactions pursuant to the Plan. Adjustments are based on a total equity value of approximately $150 million consistent with the mid-point of Gordian’s valuation.

(2)	Cash and equivalents as of April 30, 2006 is net of all fees and expenses payable upon emergence, including Exit Financing fees.

(3)	Reflects an estimated fair value adjustment as a result of the decrease in stockholders’ equity.

(4)	Includes capitalization of DIP and Exit Financing fees.

(5)	Reflects satisfaction of Senior Convertible Noteholder claims through paydown with proceeds from Term Exit Facility.

(6)	Liabilities subject to compromise, specifically the Senior Subordinated Notes, are settled and elimated at emergence in accordance with the Plan.

(7)	Reflects adjustment to stockholders’ equity based on the estimated equity value of Reorganized IES ($150 million).
EXHIBIT C — Page 5

EXHIBIT C
Income Statement (Unaudited)

	Estimated Pre-		Estimated Post-
	Consummation 7		Consummation 7	5 Months Ended
	Months Ended April	Reorganization	Months Ended April	September	Fiscal Year Ending September 30,
($ in thousands)	30, 2006	Adjustments	30, 2006	30, 2006	2007E	2008E	2009E	2010E

Revenue

Total Commercial Revenue	$369,359	$0.0	$369,359	$198,788	$641,261	$669,487	$687,861	$699,148
Residential Revenue	195,793	0.0	195,793	151,847	337,211	343,955	364,593	386,468

Total Revenue	$565,152	0.0	565,152	$350,635	$978,472	$1,013,442	$1,052,454	$1,085,616

Cost of Goods Sold
Commercial	$324,921	$0	$324,921	$173,272	$555,675	$576,852	$589,286	$595,484
Residential	159,840	—	159,840	122,998	271,455	275,164	291,674	309,174

Total COGS	484,761	—	484,761	296,270	827,129	852,016	880,960	904,659

Gross Profit
Commercial	44,438	0.0	44,438	25,516	85,586	92,635	98,576	103,664
% Margin	12.0%		12.0%	12.8%	13.3%	13.8%	14.3%	14.8%

Residential	35,952	0.0	35,952	28,850	65,756	68,791	72,919	77,294
% Margin	18.4%		18.4%	19.0%	19.5%	20.0%	20.0%	20.0%

Total Gross Profit	80,391	0.0	80,391	54,365	151,342	161,426	171,494	180,958
% Margin	14.2%		14.2%	15.5%	15.5%	15.9%	16.3%	16.7%

SG&A
Total SG&A	73,524	—	73,524	50,749	126,690	130,991	135,927	140,329

Total EBIT	6,867	0.0	6,867	3,616	24,653	30,435	35,567	40,629
% Margin	1.2%		1.2%	1.0%	2.5%	3.0%	3.4%	3.7%

EBITDA — Discontinued Operations	533	0.0	533	0	0	0	0	0

Total EBITDAR	11,406	0.0	11,406	6,504	31,584	37,365	42,498	47,559
% Margin	2.0%		2.0%	1.9%	3.2%	3.7%	4.0%	4.4%

Reorganization Expenses (1)	14,436	0.0	14,436	0	0	0	0	0
Interest Expense Net	13,163	0.0	13,163	3,339	8,177	8,850	9,317	9,316

PreTax Income	(20,733)	0.0	(20,733)	277	16,476	21,585	26,250	31,312

Taxes	811	0.0	811	111	6,590	8,634	10,500	12,525

Net Income	(21,544)	0.0	(21,544)	166	9,886	12,951	15,750	18,787

(1)	$800 thousand of reorganization expenses were capitalized in December 2005
EXHIBIT C — Page 6

EXHIBIT C
Cash Flow Statement (Unaudited)

	5 Months Ended
	September	Fiscal Year Ending September 30,
($ in thousands)	30, 2006	2007E	2008E	2009E	2010E

Cash Flow From Operations
Net Income	166	9,886	12,951	15,750	18,787
Depreciation	2,888	6,931	6,931	6,931	6,931
Amortization	0	0	0	0	0
Non-Cash Interest Associated with Term Exit Facility	2,399	6,200	6,894	4,367	0
Non-Cash Amortization of Deferred Financing Fees	0	0	0	0	0
Non-Cash Charges related to Goodwill	0	0	0	0	0
Accounts Receivable Net	27,558	(24,313)	(7,596)	(8,398)	(7,139)
Inventory, Net	3,031	188	(484)	(563)	(461)
Underbillings on Contracts	2,593	(1,567)	(874)	(975)	(829)
Prepaid and other Current Assets	0	0	0	0	0
Accounts Payable — Trade	1,441	3,285	4,573	1,568	1,284
Accrued Liabilities	(6,081)	3,675	2,050	2,287	1,944
Overbillings on Contracts	(3,112)	1,881	1,049	1,170	995

Cash Flow From Operation	30,883	6,164	25,494	22,136	21,512

Cash Flow From Investing
Capital Expenditures	(3,333)	(12,000)	(12,000)	(12,000)	(12,000)
Cash From Asset Sale	0	0	0	0	0

Beginning Unrestricted Cash Balance	12,500	30,186	24,350	37,844	47,980
Additions to Cash	27,550	(5,836)	13,494	10,136	9,512
Revolver Draws	0	0	0	0	0
Revolver Repayment	(9,865)	0	0	0	0

Ending Unrestricted Cash Balance	30,186	24,350	37,844	47,980	57,491
EXHIBIT C — Page 7

EXHIBIT D
10-K AND 10-Q PREVIOUSLY FILED WITH SEC

EXHIBIT E
PLAN SUPPORT AGREEMENT

[EXECUTION VERSION]
PRIVILEGED AND CONFIDENTIAL
PROVIDED AS PART OF SETTLEMENT DISCUSSIONS
SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE
AND ALL BANKRUPTCY AND STATE LAW EQUIVALENTS
PLAN SUPPORT AND LOCK-UP AGREEMENT REGARDING
INTEGRATED ELECTRICAL SERVICES, INC.
     THIS PLAN SUPPORT AND LOCK-UP AGREEMENT (the “Agreement”) dated as of February 13, 2006, is entered into by and among Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), and the holders (or investment managers or advisors having authority to act on behalf of the beneficial owners) identified on Schedule 1 and signatory hereto (the “Supporting Noteholders”) of the Integrated Electrical Services, Inc. 9 3/8% Senior Subordinated Notes Due 2009 (the “Senior Subordinated Notes”) (the Company together with the Supporting Noteholders, the “Parties” and each individually, a “Party”).
RECITALS
     WHEREAS, the Company has determined in the exercise of its fiduciary duty that it is necessary, appropriate, and timely to undertake a restructuring of its debt and equity interests and, to that end, is contemplating a restructuring of the financial obligations of the Company and its subsidiaries (the “Financial Restructuring”) through the prosecution of jointly administered chapter 11 bankruptcy cases (collectively the “Chapter 11 Cases”) under title 11 of the United States Code (as amended, the “Bankruptcy Code”), which shall be filed in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”);
     WHEREAS, the Supporting Noteholders hold, in the aggregate, not less than 61% of the outstanding principal amount of the Senior Subordinated Notes;
     WHEREAS, certain of the Supporting Noteholders are members of an ad hoc committee of certain holders of the Senior Subordinated Notes (the “Ad Hoc Committee”) that has engaged in good faith negotiations with the Company with the objective of reaching an agreement regarding the principal terms of the Financial Restructuring and has reached agreement in principle on the terms and conditions as set forth in the Company’s proposed plan of reorganization (the “Plan”), a copy of which is attached hereto as Exhibit A;
     WHEREAS, in order to implement the Financial Restructuring, the Company (a) has prepared the Plan and a supporting disclosure statement (the “Disclosure Statement”), a copy of which is attached hereto as Exhibit B; and (b) intends to (i) commence the Chapter 11 Cases in the Bankruptcy Court, (ii) on the date of

EXHIBIT E — Page 1

commencement of the Chapter 11 Cases, file the Plan and Disclosure Statement with the Bankruptcy Court, and (iii) use commercially reasonable efforts to have the Disclosure Statement approved and the Plan confirmed by the Bankruptcy Court, in each case, as expeditiously as reasonably practicable under the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure;
     WHEREAS, each Supporting Noteholder holds or is the legal or beneficial holder of, or the investment manager with discretionary authority with respect to, the aggregate principal amount of Senior Subordinated Notes set forth below each such Supporting Noteholder’s signature attached hereto and, to facilitate the implementation of the Financial Restructuring, each of the Supporting Noteholders is prepared to support the approval of the Disclosure Statement and confirmation of the Plan, on the terms and subject to the conditions of this Agreement and applicable law, and, if and when solicited to do so in accordance with applicable law, to vote (or, in the case of managed or advised accounts, instruct its custodial agents to vote) to accept the Plan; and
     WHEREAS, the Company desires to obtain the commitment of the Supporting Noteholders to support and vote for the Plan, subject to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereto hereby agrees as follows:
1. Incorporation of Recitals. The recitals set forth above are expressly incorporated herein and made an integral part of this Agreement; provided that each Supporting Noteholder hereto severally and not jointly makes each and any representation or warranty hereunder as to itself only.
2. Support of Financial Restructuring.
     (a) As long as this Agreement has not been terminated pursuant to Section 5 hereof and the documents that are reasonably necessary to effectuate the terms of the Plan (including, without limitation, all material financing documents) are reasonably satisfactory in form and substance to the Majority Supporting Noteholders (as defined below), each Supporting Noteholder severally agrees with each other Supporting Noteholder and with the Company that, if the Company proposes the Plan, such Supporting Noteholder (i) shall, subject to receipt of the Disclosure Statement, as soon as practicable (but in no case later than any voting deadline stated therein), vote all of its Senior Subordinated Notes, Claims (as defined below), and equity interests, as applicable, whether now owned or hereafter acquired, to accept the Plan and otherwise support and take all reasonable actions to facilitate the proposal, solicitation, confirmation, and consummation of the Plan; (ii) shall not object to confirmation of, or vote to reject, the Plan or otherwise commence or participate in any proceeding directly or indirectly for the purpose of opposing or altering the Plan, the Disclosure Statement,

Exhibit E — Page 2

the solicitation of acceptances of the Plan or any other reorganization documents containing terms and conditions consistent in all material respects with the Plan and this Agreement; (iii) shall vote against any restructuring, workout, or plan of reorganization relating to the Company and/or its subsidiaries other than the Plan; and (iv) shall not directly or indirectly seek, solicit, support, encourage, vote for, consent to, or participate in the negotiation or formulation of (x) any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, or restructuring for the Company and/or its subsidiaries other than the Plan, (y) any disposition outside of the Plan of all or any substantial portion of the assets of the Company and/or its subsidiaries, or (z) any other action (including any request to terminate exclusivity) that is inconsistent with, or that would delay or obstruct the proposed solicitation, confirmation, or consummation of the Plan.
     (b) Agreement to Forbear. Each Supporting Noteholder agrees that until this Agreement has been terminated in accordance with Section 5, it shall not (i) take any action or otherwise pursue any right or remedy under applicable law, the Senior Subordinated Notes or the related indentures, as applicable, or (ii) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Senior Subordinated Notes or its Claims other than to enforce this Agreement.
3. Proposal of the Plan. The Company represents to each Supporting Noteholder individually that the Company shall (a) file the Chapter 11 Cases in the Bankruptcy Court on or prior to February 14, 2006, and (b) subject to Bankruptcy Court approval, solicit acceptances of the Plan from the holders of the Senior Subordinated Notes by means of the Disclosure Statement; and (c) pursue the confirmation and consummation of such Plan as expeditiously as reasonably practical. As long as this Agreement has not been terminated pursuant to Section 5 hereof, the Company shall use commercially reasonable efforts, subject to its fiduciary duty to holders of equity interests and creditors, to promptly and diligently carry out, and oppose any efforts to prevent, the actions described in the first sentence of this Section 3.
4. Restrictions on Transfer. As long as this Agreement has not been terminated pursuant to Section 5 hereof and the confirmation and effective date of the Plan have not occurred, no Supporting Noteholder shall, directly or indirectly, sell, assign, transfer, hypothecate, grant any option or right to acquire, or otherwise dispose of (each, a “Transfer”) all or any portion of any Senior Subordinated Notes or Claims in the Company or any right or interest therein (voting or otherwise), unless the purchaser, assignee, or transferee (the “Transferee”) agrees in writing in the form attached hereto as Exhibit C (such writing a “Transferee Acknowledgement”) at the time of such Transfer to be bound by all of the terms of this Agreement in its entirety, without revisions, as a Party hereto, including without limitation Section 2 hereof. Upon execution of the Transferee Acknowledgement, the Transferee shall be deemed a Supporting Noteholder. Any Transfer not effected in accordance with the foregoing shall be deemed void ab initio. In the event of a Transfer, the transferor shall, within three (3) business days after such Transfer, provide notice of such Transfer to the Company, together with a copy of the Transferee Acknowledgement.

Exhibit E — Page 3

5. Termination.
     (a) This Agreement may be terminated in accordance with Section 5(b), if any of the following events (any such event, a “Termination Event”) occurs and is not waived in accordance with Section 12:
     (i) the Company has not commenced the Chapter 11 Cases in the Bankruptcy Court, together with the filing of the Plan and Disclosure Statement with the Bankruptcy Court, on or before February 14, 2006 (the “Commencement Date”);
     (ii) the solicitation pursuant to the Disclosure Statement of the Plan has not commenced on or before the date which is 60 days after the Commencement Date;
     (iii) an order confirming the Plan shall not have been entered by the Bankruptcy Court on or before the date which is 105 days after the Commencement Date;
     (iv) the Plan shall not have been consummated on or before the date which is 120 days after the Commencement Date;
     (v) the Company files with the Bankruptcy Court a plan of reorganization on terms and conditions materially different from, or a disclosure statement materially inconsistent with, the Plan and Disclosure Statement;
     (vi) once filed, and prior to the confirmation of the Plan, any or all of the Chapter 11 Cases shall have been converted to a case or cases under chapter 7, or dismissed;
     (vii) an examiner is appointed pursuant to section 1104(c)(1) of the Bankruptcy Code with expanded powers to run the business of the Company, or a trustee under chapter 11 of the Bankruptcy Code is appointed for the Company in any of the Chapter 11 Cases;
     (viii) there shall have occurred any material breach of this Agreement by the Company or any representation or warranty made by the Company in this Agreement shall be incorrect in any material respect;
     (ix) the chief restructuring officer of the Company is dismissed or replaced without the prior written consent of the Majority Supporting Noteholders, which consent shall not be unreasonably withheld or delayed;
     (x) there shall occur an event which has a material adverse effect on the business, assets, prospects or operations of the Company and its

Exhibit E — Page 4

subsidiaries, taken as a whole, but excluding effects that customarily occur as a result of events leading up to and following the commencement of a case under chapter 11 of the Bankruptcy Code;
     (xi) any court of competent jurisdiction shall enter a final nonappealable judgment or order declaring this Agreement to be unenforceable;
     (xii) the Bankruptcy Court shall have entered an order, the practical effect of which is to render it highly unlikely that the Plan can be consummated; or
     (xiii) the Company shall withdraw the Plan or publicly announce its intention not to support the Plan.
     (b) Upon the occurrence of a Termination Event that is not waived in accordance with Section 12, this Agreement shall terminate effective upon the fifth (5th) business day after written notice of termination has been delivered to the Parties by the Supporting Noteholders who are not then in breach of any of their obligations under this Agreement and who hold at least a majority in aggregate principal of the Senior Subordinated Notes held by all Supporting Noteholders. During the period following the commencement of the Chapter 11 Cases but prior to the effective date of the Plan, enforcement of this Agreement as to the Company shall be limited by applicable bankruptcy law. Termination in accordance with this paragraph shall not affect any Party’s remedies as a result of any breach by any other Party.
     (c) Notwithstanding anything to the contrary set forth in this Agreement, this Agreement shall terminate on July 14, 2006.
     (d) The Supporting Noteholders shall have no liability to the Company or each other in respect of any termination of this Agreement in accordance with the terms hereof. The Company shall have no liability to the Supporting Noteholders in respect of any termination of this Agreement in accordance with the terms hereof.
6. Conditions to Effectiveness of this Agreement. This Agreement shall not become effective until such time as each of the following conditions have been satisfied:
     (a) The receipt by the Company of the authorized signatures to this Agreement by at least 4 Supporting Noteholders holding, in the aggregate, not less than 61% of the outstanding principal amount of the Senior Subordinated Notes; and
     (b) Execution of this Agreement by the Company.
7. Public Disclosures. Prior to the issuance of any public disclosures regarding the Financial Restructuring, the Company shall consult with the Ad Hoc Committee, or if no such Ad Hoc Committee then exists, the Supporting Noteholders that are willing to receive restricted information at such time, as to the form and substance of such public

Exhibit E — Page 5

disclosures, provided that at all times the Company shall be solely responsible for each public disclosure made by it. Without limiting the generality of the foregoing, unless required by lawful subpoena issued by a court of competent jurisdiction, the Company shall not, and shall cause each of its direct and indirect subsidiaries not to, disclose (a) any Supporting Noteholder’s identity or (b) the amount of such holder’s respective holdings of Senior Subordinated Notes, without the prior written consent of such Supporting Noteholder in each case; and, if such announcement or disclosure is so required, the Company shall afford the Supporting Noteholders a reasonable opportunity to review and comment upon any such announcement or disclosure prior to the applicable announcement or disclosure.
8. Fiduciary Duties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require (a) the Company or any directors or officers of the Company (in such person’s capacity as a director or officer of the Company) to take any action, or to refrain from taking any action, to the extent required to comply with its or his fiduciary obligations under applicable law or (b) any Supporting Noteholder that is a member of a statutory committee established in the Chapter 11 Cases to take any action, or to refrain from taking any action, in such person’s capacity as a statutory committee member to the extent required to comply with the fiduciary obligations under the Bankruptcy Code. Nothing herein will limit or affect, or give rise to any liability, to the extent required for the discharge of the fiduciary obligations described in this Section 8.
9. Representations and Warranties.
     (a) Representations and Warranties of the Supporting Noteholders. Each Supporting Noteholder hereto severally and not jointly, as to itself only, represents and warrants to each of the Parties hereto that, as of the date of this Agreement, (i) such Supporting Noteholder either (A) is the sole legal and beneficial owner of the Senior Subordinated Notes set forth opposite its name on Schedule 1 hereto and all related claims, rights, and causes of action arising out of or in connection with or otherwise relating to such Senior Subordinated Notes (the “Claims”), in each case free and clear of all claims, liens, and encumbrances, other than ordinary course pledges and/or swaps, or (B) has investment or voting discretion with respect to the Senior Subordinated Notes and Claims and has the power and authority to bind the beneficial owner(s) of such Senior Subordinated Notes and Claims to the terms of this Agreement and (ii) such Supporting Noteholder has full power and authority to vote on and consent to all matters concerning such Senior Subordinated Notes and Claims and to exchange, assign, and transfer such Senior Subordinated Notes and Claims.
     (b) Representations and Warranties of the Company and the Supporting Noteholders. Each of the Parties, hereto severally and not jointly, and as to itself only, represents and warrants to the other Parties that the following statements, as applicable to it, are true, correct, and complete as of the date hereof:
     (i) The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate

Exhibit E — Page 6

or similar action on its part, subject, in the case of performance by the Company, to required Bankruptcy Court approvals related to the solicitation, confirmation, and consummation of the Plan, and that the person executing this Agreement on behalf of such Party has been duly authorized to execute this Agreement on behalf of and bind such Party;
     (ii) This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, subject in the case of the Company, to required Bankruptcy Court approvals related to the solicitation, confirmation, and consummation of the Plan;
     (iii) Subject in the case of the Company to required Bankruptcy Court approvals related to the solicitation, confirmation, and consummation of a Plan, the execution, delivery, and performance by it of this Agreement do not and shall not (A) violate any provision of law, rule, or regulation applicable to it or any of its affiliates or its certificate of incorporation or bylaws (or similar organization documents), (B) conflict with, result in the breach of or constitute (with due notice or lapse of time or both), a default under any material contractual obligations to which it or any of its affiliates is a party or under its certificate of incorporation or bylaws (or similar organization documents), or (C) require the consent of any third party (including any governmental party) which has not been obtained; and
     (iv) It has entered into this Agreement after receiving the advice of counsel regarding the matters contemplated hereby.
     (c) Representations and Warranties of the Company. The Company hereby represents and warrants to each Supporting Noteholder as follows: the Disclosure Statement, including the exhibits thereto, contains information of a kind and in sufficient detail, as far as reasonably practicable in light of the nature and history of the Company and its subsidiaries, that will enable Supporting Noteholders to make an informed judgment about the Plan, and the projected financial information contained therein was prepared in good faith and on the basis of assumptions which, in light of the circumstances under which they were made, were believed by its management to be reasonable.
     (d) Except as expressly set forth in this Agreement, none of the Parties hereto makes any representation or warranty, written or oral, express or implied.
10. Notices. All notices, requests, elections, and demands under or in connection with this Agreement shall be in writing and shall be delivered by hand, sent by recognized overnight courier, or sent by facsimile or similar electronic means to the Party as set forth under its signature hereto, or to such other address or facsimile number as such Party shall provide to all other Parties hereto in writing, and shall be deemed sent or given hereunder, in the case of personal delivery or delivery by recognized overnight courier, on the date of actual delivery, and in the case of

Exhibit E — Page 7

transmission by facsimile or similar electronic means, on the date of actual transmission.
11. Entire Agreement. This Agreement and the Plan (the provisions of which are incorporated herein) constitute the entire agreement among the Parties as to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, warranties, and understandings of the Parties, whether oral, written, or implied, as to the subject matter hereof except that the Parties acknowledge that any confidentiality agreements heretofore executed between the Company and each Supporting Noteholder shall continue in full force and effect.
12. Amendments and Waivers. This Agreement may not be modified, amended, or supplemented except in a writing signed by the Company and Supporting Noteholders who are not then in breach hereof and who hold at least fifty-one percent (51%) in aggregate principal amount of the Senior Subordinated Notes held by the Supporting Noteholders (the “Majority Supporting Noteholders”); provided, however, that any modification of, or amendment or supplement to, this Agreement that materially and adversely affects any Party shall require the written consent of the Party so affected; provided, further, that any modification of, or amendment or supplement to, this Section 12 shall require the written consent of all of the Parties.
13. Additional Claims or Equity Interests. To the extent any Supporting Noteholder (a) acquires additional Senior Subordinated Notes or Claims, (b) holds or acquires any other claims against the Company entitled to vote on the Plan or (c) holds or acquires equity interests in the Company entitled to vote on the Plan, such Supporting Noteholder agrees that such Senior Subordinated Notes, Claims, other claims and equity interests shall be subject to this Agreement and that it shall vote (or cause to be voted) any such additional Senior Subordinated Notes, Claims, other claims or equity interests (in each case, to the extent still held by it or on its behalf at the time of such vote) in a manner consistent with Section 2(a).
14. No Third-Party Beneficiaries. Nothing contained in this Agreement is intended to confer any rights or remedies under or by reason of, this Agreement on any person or entity other than the Parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to any Party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any Party to this Agreement.
15. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, each Party hereto and their respective legal representatives, successors, and assigns.
16. Good Faith Cooperation; Further Assurances; Acknowledgment; Definitive Documents. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable and subject to the terms hereof) in respect of (a) all matters relating to their rights in respect of the Company or otherwise

Exhibit E — Page 8

in connection with their relationship with the Company, (b) all matters concerning the implementation of the Financial Restructuring, and (c) the pursuit and support of the Financial Restructuring. Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings and voting any equity securities of the Company in favor of the Financial Restructuring (provided that no Supporting Noteholder shall be required to incur any expense, liability, or other obligation), and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement, including proposing a plan of reorganization or liquidation that is not the Plan. This Agreement is not and shall not be deemed a solicitation for consents to the Plan or a solicitation to tender or exchange any Senior Subordinated Notes. Each Party hereby covenants and agrees (a) to negotiate in good faith the definitive documents implementing, achieving, and relating to the Financial Restructuring, including the order of the Bankruptcy Court confirming the Plan and definitive documentation relating to the debtor in possession financing, exit financing, management incentive stock options, charter, bylaws, registration rights agreement, and other related documents (collectively, the “Definitive Documents”), each of which is more specifically described in the Plan, shall contain terms and conditions consistent in all material respects with the Plan, and shall otherwise be reasonably satisfactory in form and substance to the Supporting Noteholders, and (b) to execute (to the extent they are a party thereto) and otherwise support the Definitive Documents. It is understood that the provisions of Section 13 and this Section 16 shall not be applicable to any Supporting Noteholder in connection with providing or potentially providing exit financing to the Company.
17. Severability. If any portion of this Agreement shall be held to be invalid or unenforceable, then that portion shall be deemed modified (only to the extent necessary and in a manner consistent with the remainder of this Agreement) so as to be valid and enforceable, or if such modification is not reasonably feasible, shall be deemed to have been severed out of this Agreement, and the Parties acknowledge that the balance of this Agreement shall in any event be valid and enforceable unless the effect shall be to materially alter the terms and conditions of this Agreement.
18. Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.
19. Specific Performance. This Agreement, including without limitation the Parties’ agreement herein to support the Plan and to facilitate its confirmation, is intended as a binding commitment enforceable in accordance with its terms. It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

Exhibit E — Page 9

20. Interpretation. This Agreement is the product of negotiations among the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.
21. Consideration. It is hereby acknowledged by the Parties that no payment or additional consideration shall be due or paid to the Supporting Noteholders, or their respective agents, for their agreement to vote in accordance with and otherwise comply with the terms and conditions of this Agreement other than the obligations of the other Parties hereunder.
22. Rule of Interpretation. Notwithstanding anything contained herein to the contrary, it is the intent of the Parties that all references to votes or voting in this Agreement be interpreted to include (a) votes or voting on a plan of reorganization under the Bankruptcy Code and (b) all means of expressing agreement with, or rejection of, as the case may be, a restructuring or reorganization transaction that is not implemented under the Bankruptcy Code.
23. Reservation of Rights. Except as expressly provided for in this Agreement, nothing herein is intended to, nor does anything herein, waive, limit, impair, or restrict the ability of each Supporting Noteholder to protect and preserve its rights, remedies, or interests, including its claims against the Company. Nothing herein shall be deemed an admission of any kind. If the transactions contemplated herein are not consummated, or this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights and defenses. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence or any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than the proceeding to enforce its terms.
24. Counterparts; Fax Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page by facsimile transmission shall be effective as delivery of a manually executed counterpart.
25. Governing Law. Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed entirely within such state.
26. Jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereto irrevocably and unconditionally agrees that any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement (including specific performance) of any judgment rendered in any such action, suit or proceeding, shall be brought in the

Exhibit E — Page 10

Bankruptcy Court or prior to the commencement of the Chapter 11 Cases, in the federal district court or appropriate state court located within the State of New York. By its execution and delivery of this Agreement, each of the Parties hereto irrevocably accepts and submits itself to the jurisdiction of the Bankruptcy Court and the federal and state courts located within the State of New York for such purposes and agrees that any such legal action, suit, or proceeding shall constitute a core proceeding within the meaning of 28 U.S.C. §157(b)(2).
27. Expenses.
     (a) In any action or proceeding brought by a Party hereto against any other Party hereto to enforce any provision of this Agreement, or to seek damages for a breach of any provision hereof, or where any provision hereof is validly asserted as a defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs from the other party in addition to any other available remedy.
     (b) The Company shall pay or procure the payment of, before the commencement of the Chapter 11 Cases, all reasonable prepetition fees and expenses of the Ad Hoc Committee, and Weil, Gotshal & Manges LLP and Conway, Del Genio, Gries & Co., LLC as its respective legal and financial advisors relating to the Financial Restructuring, outstanding at the time of such commencement and to undertake in the Plan to pay, or procure the payment of, in the ordinary course of business, all postpetition fees and expenses of the Ad Hoc Committee and Weil, Gotshal & Manges LLP and Conway, Del Genio, Gries & Co., LLC as its respective legal and financial advisors relating to the Chapter 11 Cases and any outstanding balance upon the effective date of the Plan. For the avoidance of doubt, nothing in this Section 27(b) shall require the Company to pay the fees and expenses of any advisor retained by a Supporting Noteholder who is not also a Company-approved advisor to the Ad Hoc Committee.
28. Recourse. The only remedy of the Supporting Noteholders for a breach of this Agreement by the Company is to terminate this Agreement in accordance with its terms, other than to enforce their rights under Section 27.

Exhibit E — Page 11

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first written above.

INTEGRATED ELECTRICAL SERVICES, INC.

By:	/s/ Curt L.Warnock
Name:	Curt L.Warnock
Title:	Senior Vice President
Notice Address:
1800 West Loop South, Suite 500
Houston, Texas 77027
Attention: Curt L. Warnock
Phone: (713) 860-1500
Fax: (713) 860-1578
With a copy to:
Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
Attention: Daniel C. Stewart
Phone: (214) 220-7761
Fax: (214) 999-7761

Exhibit E — Page 12

TONTINE CAPITAL PARTNERS, L.P.

By: Name:	/s/ Jeffrey L. Gendell Jeffrey L. Gendell
Title:	Managing Member
Tontine Capital Mangement, LLC
Notice Address
55 Railroad Avenue
3rd Floor
Greenwich, Connecticut 06830
Phone: (203) 769-2015
Fax: (203) 769-2010
Attention: Joe Lash

SOUTHPOINT CAPITAL ADVISORS LP

By: Name:	/s/ Robert Butts Robert Butts
Title:	Managing Member
Notice Address
623 Fifth Avenue, 25th Floor
New York, New York 10022
Phone: (212) 692-6350
Fax: (212) 692-6355
Attention: Rob Butts

FIDELITY MANAGEMENT & RESEARCH CO.

By: Name:	/s/ NateVan Duzer Nate Van Duzer
Title:	Director, Restructuring and
Legal Affairs
Notice Address
82 Devonshire Street E31C
Boston, Massachusetts 02109-3614
Phone: (617) 392-8129
Fax: 617-476-5174
Attention: Nate Van Duzer

Exhibit E — Page 13

FLAGG STREET CAPITAL LLC

By: Name:	/s/ Andrew Moss Andrew Moss
Title:	COO/GC
Notice Address
44 Brattle Street
Cambridge, Massachusetts 02138
Phone: (617) 876-6085
Fax: (617) 876-6081
Attention: Andrew Moss
With a copy in each case to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Ted S. Waksman
Phone: (212) 310-8362
Fax: (212) 310-8007

Exhibit E — Page 14

SCHEDULE 1
SUPPORTING NOTEHOLDERS

Principal Amount of Notes
Tontine Capital Partners, L.P.	$65,822,000

Southpoint Capital Advisors L.P.	$24,800,000

Fidelity Management & Research Co.	$12,416,000

Flagg Street Capital LLC	$3,627,000

EXHIBIT A
PLAN
THIS PLAN IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OF THE COMPANY OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN OF REORGANIZATION. SUCH OFFER OR SOLICITATION WILL ONLY BE MADE IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

EXHIBIT B
DISCLOSURE STATEMENT
THIS DISCLOSURE STATEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OF THE COMPANY OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN OF REORGANIZATION. SUCH OFFER OR SOLICITATION WILL ONLY BE MADE IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

EXHIBIT C
TRANSFEREE ACKNOWLEDGMENT
[TO BE INSERTED INTO LETTERHEAD OF TRANSFEROR]
                                         ___, 2006
                                                             (the “Transferee”)
Re: Transferee Acknowledgment
Ladies and Gentlemen:
This letter (this “Letter”) is in reference to paragraph 4 of that certain Plan Support Agreement (the “PSA”) entered into as of February 13, 2006, among Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), and the Supporting Noteholders. All capitalized terms used but not defined herein have the meanings given to them in the PSA.
Paragraph 4 of the PSA provides, in relevant part, as follows:
As long as this Agreement has not been terminated pursuant to Section 5 hereof and the confirmation and effective date of the Plan have not occurred, no Supporting Noteholder shall, directly or indirectly, sell, assign, transfer, hypothecate, grant any option or right to acquire, or otherwise dispose of (each, a “Transfer”) all or any portion of any Senior Subordinated Notes or Claims or any right or interest therein (voting or otherwise), unless the purchaser, assignee, or transferee (the “Transferee”) agrees in writing in the form attached hereto as Exhibit C (such writing a “Transferee Acknowledgement”) at the time of such Transfer to be bound by all of the terms of this Agreement in its entirety, without revisions, as a Party hereto, including without limitation Section 2 hereof. Upon execution of the Transferee Acknowledgement, the Transferee shall be deemed a Supporting Noteholder. Any Transfer not effected in accordance with the foregoing shall be deemed void ab initio. In the event of a Transfer, the transferor shall, within three (3) business days after such Transfer, provide notice of such Transfer to the Company, together with a copy of the Transferee Acknowledgement.
As of ___ _________ ____, 2006, we, the undersigned have agreed to transfer the following principal amount of Senior Subordinated Notes to the countersigning party, as Transferee:

PRINCIPAL AMOUNT
ISSUANCE	MATURITY	TRANSFERRED
9-3/8% Senior Subordinated Notes	February 1, 2009
By your countersignature in the space provided below, you, as Transferee, represent and warrant that you have received the PSA (attached as Exhibit A) and the Plan (attached hereto as Exhibit B).
Please indicate your agreement to be bound by (a) the PSA as a Supporting Noteholder and (b) the terms and conditions of this Letter, in each case in their entirety without revisions (including with respect to any and all claims or interests you already may hold against or in the Company prior to the Transfer of the interests described above), by countersigning below and returning a copy of this Letter to the Transferor. This Letter may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Letter. Delivery of an executed signature page of this Letter by facsimile shall be effective as delivery of a manually executed signature page of this Letter. Upon receipt of your countersignature to this Letter, which is a precondition to any Transfer of the interests described above, this Letter shall be provided to the Company pursuant to paragraph 4 of the PSA.
Very truly yours,
[INSERT NAME OF TRANSFEROR]
ACCEPTED AND AGREED
[INSERT NAME OF TRANSFEREE]

EXHIBIT F
SUMMARY LIQUIDATION ANALYSIS
EXHIBIT F
Integrated Electrical Services, Inc.
Summary Liquidation Analysis
($ in Millions)

	Estimated	Estimated		Estimated
	Book Value	Recovery Rate (1)		Liquidation Value
Recoveries	as of 12/31/2005	Low	High	Low	High
Unrestricted Cash and Cash Equivalents — Debtors	$25.5	100.0%	100.0%	$25.5	$25.5
Restricted Cash
Cash Collateral for Bonding — Surety Companies (2)	18.0	100.0%	100.0%	18.0	18.0
Cash Collateral — Senior Secured Lender (3)	19.1	100.0%	100.0%	19.1	19.1

Total Cash, Cash Equivalents and Restricted Cash	62.6	100.0%	100.0%	62.6	62.6

Accounts Receivable including Retainage
Residential Non-Bonded Trade Receivables and Retainage	32.8	60.0%	80.0%	19.7	26.3
Non-Residential Non-Bonded Trade Receivables and Retainage, Net of Overbillings	102.7	10.0%	20.0%	10.3	20.5
Other Receivables, including Rebates	6.8	40.0%	60.0%	2.7	4.1

Inventory	23.3	15.0%	25.0%	3.5	5.8
Non-Bonded Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts	11.3	0.0%	5.0%	—	0.6
Deferred Income Taxes	2.3	0.0%	0.0%	—	—
Prepaid Expenses and Other Current Assets	5.9	0.0%	5.0%	—	0.3

PP&E
Land and Buildings	7.8	50.0%	75.0%	3.9	5.9
Other, including Machinery and Equipment	15.9	20.0%	30.0%	3.2	4.8

Goodwill	24.3	0.0%	0.0%	—	—
Other Long Term Assets including Investment in Venture Capital Fund	15.6	3.2%	6.4%	0.5	1.0
Proceeds from Sureties from Collections in Excess of Exposure (4)	50.9	70.0%	90.0%	35.6	45.8
Estimated Recoveries from Insurance Companies (5)	14.7	60.0%	80.0%	8.8	11.8

Gross Proceeds Available for Distribution	150.8	189.4

Administrative and Priority Claims (6):
Less Wind Down Expenses (7)	(16.0)	(12.0)
Less Trustee(s) Fees (8)	(4.5)	(5.7)
Less Counsel for Trustee(s) and Other Professional Fees (9)	(2.4)	(1.2)

Net Proceeds Available for Distribution	$127.9	$170.5

(1)	Based upon Company estimates

(2)	Cash collateral plus accrued interest currently held by sureties

(3)	Cash held pre-petition in escrow and/or as collateral by Bank of America

(4)	Anticipated collections with respect to bonded projects and letters of credit drawn by sureties less remaining exposure in bonded projects (i.e., excess collections by sureties)

(5)	The difference between letters of credit drawn by insurance companies upon liquidation ($34.0 million) and undiscounted ultimate losses associated with workers’ compensation, automobile and general liability as of 9/30/05 ($19.3 million)

(6)	Assumes carve-out to pay administrative and priority claims

(7)	Based upon Company estimates of operating costs during the pendency of the liquidation proceedings (assumed to be six months), including salaries, severance, potential WARN Act claims, utility and other costs

(8)	Statutory Chapter 7 Trustee fees

(9)	An assumed range of costs between $200,000 to $400,000 per month and a duration of the liquidation proceeding of six months
EXHIBIT F — Page 1

EXHIBIT F
Integrated Electrical Services, Inc.
Summary Liquidation Analysis
($ in Millions)

	Estimated Claims as of		Recovery Amount		Implied Percent Recovery
Distributions	12/31/2005		Low	High	Low	High
Chapter 11 Adminstrative Claims, including Employee Group Medical Claims	$4.5	$5.5	$4.5	$5.5	100.0%	100.0%

Secured Creditors
Secured Credit Agreement (1)	54.2	54.2	54.2	54.2	100.0%	100.0%
Cash Collateral for Bonding — Surety Companies — Collected by Sureties Upon Liquidation (2)	18.0	18.0	18.0	18.0	100.0%	100.0%

Total Claims	72.2	72.2	72.2	72.2	100.0%	100.0%

Non-Bonded Trade Payables (3)	37.9	37.9	37.9	37.9	100.0%	100.0%

General Unsecured Creditors
Senior Convertible Notes plus Accrued Interest (4)	50.6	50.6	2.3	9.5	4.6%	18.7%
Senior Subordinated Notes plus Accrued Interest	179.6	179.6	8.2	33.7	4.6%	18.7%
Lease Rejection Damages	7.5	9.4	0.3	1.8	4.6%	18.7%
Other General Unsecured	52.1	53.1	2.4	9.9	4.6%	18.7%

Total Claims	$289.8	$292.7	$13.2	$54.8	4.6%	18.7%

(1)	Letters of credit outstanding, which are assumed to be drawn in a liquidation

(2)	Surety companies would receive immediate recoveries from letters of credit drawn of $11.4 million included in the Secured Credit Agreement line above and $18.0 million of cash collateral. The Company estimates sureties would ultimately collect an amount in excess of the sureties’ remaining exposure, and therefore a net excess collections line item is included in the calculation of recoveries on the preceding page in lieu of any additional distributions to surety companies

(3)	Assumes these payables have secured status through mechanics and materialsmen’s liens and/or adminstrative status

(4)	The Holders of Senior Convertible Note claims would be entitled to participate in recoveries from the liquidation of Integrated Electrical Services, Inc. and nine subsidiary guarantors only. These estimated recoveries do not reflect this limitation nor do they reflect the fact that any recoveries by the Holders of the Senior Subordinated Notes would inure to the benefit of the Holders of the Senior Convertible Notes by virtue of the agreement by the Holders of the Senior Subordinated Notes to subordinate their debt to the Senior Convertible Notes. To the extent all recoveries to the Senior Subordinated Notes inure to the benefit of the Senior Convertible Notes, the range of recoveries to the Senior Convertible Notes would be $10.5 million to $43.2 million (or 21% to 85%). In this instance, the recovery to the Holders of the Senior Subordinated Notes would be $0
EXHIBIT F — Page 2

EXHIBIT G

[FORM OF FACE OF NEW NOTE]
THIS SECURITY HAS BEEN ISSUED PURSUANT TO THE JOINT PLAN OF REORGANIZATION OF INTEGRATED ELECTRICAL SERVICES, INC. AND ITS SUBSIDIARIES UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE, CONFIRMED IN THE BANKRUPTCY CASES OF INTEGRATED ELECTRICAL SERVICES, INC. AND ITS SUBSIDIARIES BY THE UNITED STATES BANKRUPTCY COURT FOR THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION, CASE NO. [  ] (JOINTLY ADMINISTERED). THIS SECURITY IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY STATE AND LOCAL SECURITIES LAWS PURSUANT TO SECTION (4)(2) OF THE SECURITIES ACT OF 1933 AND REGULATION D THEREUNDER.

EXHIBIT G — Page 1

INTEGRATED ELECTRICAL SERVICES, INC.
[9 3/4]% Senior Notes due [2011]

No.
Issue Date: , 2006	Principal Amount: $
     INTEGRATED ELECTRICAL SERVICES, INC., a Delaware corporation, promises to pay to                                                              or registered assigns, the principal amount of                                                             DOLLARS ($                                                            ) on [     ], [2011] (the “Stated Maturity”).
     Interest Payment Dates: [     ] and [     ], commencing                     , 2006.
     Record Dates: [     ] and [     ].
     Reference is hereby made to the further provisions of this Security set forth on the reverse side of this Security, which further provisions shall for all purposes have the same effect as if set forth at this place.
     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.
Dated:                                                                  , 2006                                           INTEGRATED ELECTRICAL SERVICES, INC.

By:

Title:

EXHIBIT G — Page 2

[FORM OF REVERSE OF NEW NOTE]
[9 3/4]% Senior Notes due [2011]
     This security (the “Security” or, collectively, the “Securities”) is one of a duly authorized issue of [9 3/4]% Senior Notes due [2011] of Integrated Electrical Services, Inc., a Delaware corporation (including any successor corporation, the “Company”). Certain capitalized terms used herein have the meanings set forth in Section 14.
     1. Interest.
     The Company promises to pay interest on the principal amount of the outstanding Securities at the interest rate of [9 3/4]% per annum (the “Interest Rate”) from the Issue Date. The Company will pay interest on this Security semi-annually in arrears on [     ] and [     ] of each year (each, an “Interest Payment Date”), commencing [     ]. A holder of any Security (a “Holder”) at the close of business on a record date will be entitled to receive interest on such Security on the corresponding Interest Payment Date.
     Interest on the Securities shall be computed (i) for any full semi-annual period for which a particular Interest Rate is applicable, on the basis of a 360-day year of twelve 30-day months and (ii) for any period for which a particular Interest Rate is applicable for less than a full semiannual period for which Interest is calculated, on the basis of a 30-day month and, for such periods of less than a month, the actual number of days elapsed over a 30-day month.
     If the principal amount hereof, any portion thereof, or any interest on any Security is not paid when due, then in such case the overdue amount shall, to the extent permitted by law, bear interest at 1% over the then Interest Rate, which interest shall accrue from the date on which such overdue amount was originally due to the date that payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable on demand.
     2. Method of Payment.
     Except as provided below, interest will be paid to the Person in whose name Securities are registered at the close of business on the record date, (a) on any Securities having an aggregate principal amount of $2,000,000 or less, by check mailed to the Holders of such Securities; and (b) on any Securities having an aggregate principal amount of more than $2,000,000, by wire transfer in immediately available funds at the election of the Holders of those Securities.
     At Stated Maturity the Company will pay principal and interest in cash on Securities at the Company’s office for payment, which initially will be the Corporate Trust Office of the Bank of New York, a New York banking corporation (the “Paying Agent”).
     Subject to the terms and conditions hereof, the Company will make payments in cash in respect of the Optional Redemption Price and amounts payable at Stated Maturity to Holders

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who surrender Securities to the Paying Agent to collect such payments in respect of the Securities. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may make such cash payments by check payable in such money.
     3. Paying Agent and Registrar.
     Initially, the Paying Agent will act as paying agent and registrar (the “Registrar”). The Company may appoint and change any of the Paying Agent or Registrar with notice to the Holders. Neither the Company nor any of its Subsidiaries nor any of their Affiliates may act as Paying Agent or Registrar.
     4. Optional Redemption.
     The Company may, at its option, redeem the Securities in whole at any time or in part from time to time, on any date prior to the Stated Maturity upon at least 30 days’ notice and not more than 60 days’ notice given in the manner set forth herein at a redemption price equal to the Optional Redemption Price in effect at the time of such optional redemption.
     5. Denominations; Transfer; Exchange.
     The Securities are in fully registered form, without coupons, in denominations of $1,000 of principal amount and integral multiples of $1,000. A Holder may register a transfer or exchange of Securities in accordance with the terms hereof. The Registrar may require a Holder, among other things, to furnish appropriate endorsements, legal opinions and transfer documents and to pay any taxes and fees required by law or permitted by this Security.
     6. Persons Deemed Owners.
     The registered Holder of this Security shall be treated as the owner of this Security for all purposes.
     7. Unclaimed Money or Securities.
     The Paying Agent shall pay to the Company upon written request any money held by them for the payment of any amount with respect to the Securities that remains unclaimed for two years after the date upon which such payment shall have been due. After payment to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person after the date upon which such payment shall have become due.
     8. Amendment; Waiver.
     The Securities or the Subsidiary Guarantees may be amended, modified or supplemented, and non-compliance in any particular instance with any provisions of the Securities or the Subsidiary Guarantees may be waived, in each case with the written consent of the Holders of at

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least a majority in aggregate principal amount of the outstanding Securities; provided that without the written consent of each Holder of Securities affected thereby, an amendment or waiver may not (a) change the Stated Maturity of the principal amount of, or the date any installment of interest is due on, any Security; (b) reduce the principal amount of, or interest payable on, any Security, (c) reduce the Optional Redemption Price, or (d) change the currency of any amount owed or owing under the Security or any interest thereon from U.S. Dollars. Certain defaults may be waived with the written consent of the Holders of a majority in aggregate principal amount of the outstanding Securities.
     9. Covenants.
     (a) Payment of Securities. The Company shall promptly make all payments in respect of the Securities on the dates and in the manner provided herein. Any amounts of cash to be given to the Paying Agent shall be deposited with the Paying Agent by 10:00 a.m. (New York City time) on the applicable date by the Company. Principal amount plus accrued interest, if any, shall be considered paid on the applicable date due if on such date the Paying Agent holds cash sufficient to pay all such amounts then due.
     (b) SEC and Other Reports. The Company shall provide to any Holder, within 15 days after a request therefor, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or l5(d) of the Exchange Act. At any time when the Company is not subject to Section 13 of 15(d) of the Exchange Act, the Company shall furnish to the Holders (i) quarterly financial statements on or before the 45th day after the end of each fiscal quarter that are substantially equivalent to those the Company would be required to file with the SEC in a Quarterly Report on Form 10-Q, (ii) annual financial statements on or before the 90th day after the end of each fiscal year that are substantially equivalent to those the Company would be required to file with the SEC in an Annual Report on Form 10-K, including a report thereon by the Company’s certified independent accountants, (iii) accompanying each of the financial statements required by (i) and (ii) above, information substantially equivalent to that required by Regulation S-K Item 303, “Management Discussion and Analysis of Financial Condition and Results of Operations;” and (iv) all reports that are substantially equivalent to that which would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, provided, that in each case the delivery of materials to any Holder by electronic means shall be deemed “furnished” to such Holder for purposes of this Section 8(b); provided, further, that the Company shall be deemed to have satisfied its obligations under each of (i), (ii), (iii) and (iv) above if it files such information with the SEC (if the SEC will accept such filing) or otherwise makes such financial statements and other information available on or through its web site.
     (c) Maintenance of Office or Agency. The Company will maintain an office or agency in the Borough of Manhattan, The City of New York, of the Registrar and Paying Agent where Securities may be presented or surrendered for payment, where Securities may be surrendered for registration of transfer, exchange or purchase and where notices and demands to or upon the Company in respect of the Securities may be served. The office of The Bank of New York, a New York banking corporation, at 101 Barclay St., 8th Floor West, New York, New

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York 10286, shall initially be such office or agency for all of the aforesaid purposes. The Company may also from time to time designate one or more other offices or agencies where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.
     (d) Existence. Subject to Section 8(f), the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company.
     (e) Additional Subsidiary Guarantees. If, after the Issue Date, any Domestic Subsidiary of the Company that is not a Guarantor shall be a Significant Subsidiary, then the Company shall cause such Significant Subsidiary to become a Guarantor by executing a supplemental guarantee, and the Company shall deliver an Opinion of Counsel reasonably satisfactory to the Holders, within 10 Business Days of the date on which such Domestic Subsidiary became a Significant Subsidiary to the effect that such supplemental guarantee has been duly authorized, executed and delivered by that Significant Subsidiary and constitutes a valid and binding agreement of that Significant Subsidiary, enforceable in accordance with its terms (subject to customary exceptions).
     (f) When Company May Merge or Transfer Assets. The Company shall not consolidate with or merge with or into any other Person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of its properties and assets to any Person, unless:
     (i) either (1) the Company shall be the continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer or lease the all or substantially all of the properties and assets of the Company (i) shall be organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (ii) shall expressly assume, by a security supplemental hereto, executed and delivered to the Holders, in form reasonably satisfactory to the Holders, all of the obligations of the Company under the Securities;
     (ii) immediately after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and
     (iii) the Company shall have delivered to the Holders an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental security is required in connection with such transaction, such supplemental security, comply with this Section 8(f) and that all conditions precedent herein provide for relating to such transaction have been satisfied.
     The successor Person formed by such consolidation or into which the Company is merged or the successor Person to which such conveyance, transfer or lease is made shall

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succeed to, and be substituted for, any may exercise every right and power of, the Company under this Security with the same effect as if such successor had been named as the Company herein; and thereafter, the Company shall be discharged from all obligations and covenants under the Securities. The Company and the successor Person shall enter into a supplemental security to evidence the succession and substitution of such successor Person and such discharge and release of the Company.
     10. Defaults and Remedies.
     (a) Events of Default. So long as any Securities are outstanding, each of the following shall be an “Event of Default”:
     (i) default in the payment of the principal amount on any Security when the same becomes due and payable, whether at Stated Maturity, upon redemption or otherwise;
     (ii) default in the payment of any accrued and unpaid interest on any Security, or any other amount due on any Securities (other than those referred to in clause (i) above), in each case when due and payable, and continuance of such default for a period of 30 days;
     (iii) failure by the Company or any Guarantor to comply with any of their respective agreements or covenants in the Securities (other than those referred to in clauses (i) and (ii) above) and such failure continues for a period of 30 consecutive days after receipt by the Company of a Notice of Default (as defined below);
     (iv) a default under any indebtedness for money borrowed by the Company or any Guarantor having a principal amount then outstanding, individually or in the aggregate, of $25 million or more, for a period of 30 days after written notice of default is given to the Company by the Majority Holders, which default results in the acceleration of such indebtedness, unless such acceleration is waived, cured, rescinded or annulled or unless such indebtedness is discharged;
     (v) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Subsidiaries in an aggregate amount in excess of $25 million which remains unstayed, undischarged or unbonded for a period of 60 days thereafter;
     (vi) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Subsidiary that is a Significant Subsidiary, in an involuntary case or proceeding under the Bankruptcy Code or any other applicable bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any Subsidiary that is a Significant Subsidiary, as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary that is a Significant Subsidiary, under the Bankruptcy Code or any other

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applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or
     (vii) the commencement by the Company or any Subsidiary that is a Significant Subsidiary, of a voluntary case or proceeding under the Bankruptcy Code or any other applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company or any Subsidiary that is a Significant Subsidiary, to the entry of a decree or order for relief in respect of the Company or any Subsidiary that is a Significant Subsidiary, in an involuntary case or proceeding under the Bankruptcy Code or any other applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or the filing by the Company or any Subsidiary that is a Significant Subsidiary, of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by the Company to the filing of such petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by the Company or any Subsidiary that is a Significant Subsidiary, of an assignment for the benefit of creditors, or the admission by the Company or any Subsidiary that is a Significant Subsidiary, in writing of its inability to pay its debts generally as they become due.
A Default under Section 9(a)(iii) above is not an Event of Default until the Holders of at least 25% in aggregate principal amount of the Securities at the time outstanding notify the Company of the Default and the Company does not cure such Default (and such Default is not waived) within the time specified in Section 9(a)(iii) above after receipt of such notice. Any such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”
     (b) Acceleration. If an Event of Default (other than an Event of Default specified in Section 9(a)(vi) or (vii) with respect to the Company) occurs and is continuing, by the Holders of at least 25% in aggregate principal amount of the Securities at the time outstanding by notice to the Company, may declare the principal amount plus accrued and unpaid interest on all the Securities to be immediately due and payable in cash. To the extent permitted by applicable law, if an Event of Default specified in Section 9(a)(vi) or (vii) occurs, the principal amount plus accrued and unpaid interest on all the Securities shall become and be immediately due and payable without any declaration or other act on the part of any Holders. The Majority Holders or the Holders originally causing such acceleration, by notice to the Company may rescind an acceleration and its consequences if the rescission would not violate any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of the principal amount plus accrued and unpaid interest that have become due solely as a result of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

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     (c) Other Remedies. If an Event of Default occurs and is continuing, each of the Holders may pursue any available remedy to collect the payment of the principal amount plus accrued and unpaid interest on the Securities or to enforce the performance of any provision of the Securities. A delay or omission by any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of, or acquiescence in, the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.
     (d) Waiver of Past Defaults. The Majority Holders, by notice to the Company (and without notice to any other Holder), may waive an existing Default and its consequences except an Event of Default described in Section 9(a)(i) or Section 9(a)(ii). When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.
     (e) Rights of Holders to Receive Payment. The right of any Holder to receive payment of the principal amount or interest in respect of the Securities held by such Holder, on or after the respective due dates expressed in the Securities or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected adversely without the consent of such Holder.
     (f) Waiver of Stay, Extension or Usury Laws. Each of the Company and the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury or other law wherever enacted, now or at any time hereafter in force, which would prohibit or forgive the Company from paying all or any portion of the principal amount or any interest on such amounts, as contemplated herein, or which may affect the covenants or the performance hereof; and each of the Company and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Holders, but will suffer and permit the execution of every such power as though no such law had been enacted.
     (g) Restoration of Rights and Remedies. If any Holder has instituted any proceeding to enforce any right or remedy under this Security and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such Holder, then and in every such case, subject to any determination in such proceeding, the Company and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Holders shall continue as though no such proceeding has been instituted.
     (h) Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities in the last paragraph of Section 13, no right or remedy herein conferred upon or reserved to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any

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right or remedy hereunder shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
     (i) Delay or Omission Not Waiver. No delay or omission of any Holder of any Security to exercise any right or remedy accruing upon any Event of Default shall impair any right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Section 9 or by law to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Holders.
     11. No Recourse Against Others.
     A director, officer, employee, stockholder, member, manager, limited partner or general partner (and their respective Affiliates, other than the Company or any Guarantor), as such, of the Company or any Guarantor shall not have any liability for any obligations of the Company under the Securities or the Subsidiary Guarantees or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting this Security, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of this Security.
     12. Abbreviations.
     Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
     13. GOVERNING LAW.
     THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS SECURITY.
     14. Replacement Securities.
     If (a) any mutilated Security is surrendered to the Paying Agent, or (b) the Company and the Paying Agent receive evidence to their satisfaction of the destruction, loss or theft of any Security, and there is delivered to the Company and the Paying Agent such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Company or the Paying Agent that such Security has been acquired by a bona fide purchaser, the Company shall execute, in exchange for any such mutilated Security or in lieu of any such destroyed, lost or stolen Security, a new Security of like tenor and principal amount and series, bearing a certificate number not contemporaneously outstanding.
     In case any such mutilated, destroyed, lost or stolen Security has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Security, pay such Security, as the case may be.

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     Upon the issuance of any new Securities under this Section 13, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Paying Agent) connected therewith.
     Every new Security issued pursuant to this Section 13 in lieu of any mutilated, destroyed, lost or stolen Security shall constitute a original additional contractual obligation of the Company, whether or not the destroyed, lost of stolen Security shall be at any time enforceable by anyone, and shall be entitled to all benefits of such Security equally and proportionately with any and all other duly issued Securities.
     The provisions of this Section 13 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.
     15. Certain Definitions.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.
     “Default” means an event which is, or after notice or lapse of time or both would be, an Event of Default.
     “Domestic Subsidiary” means any Subsidiary of the Company formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any indebtedness of the Company.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
     “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

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     “Guarantors” means each Subsidiary of the Company that is bound by a Subsidiary Guarantee, and their respective successors and assigns, in each case, until the Subsidiary Guarantee of such Person has been released.
     “Majority Holders” shall mean the Holders of more than 50% of the aggregate principal amount of the Securities at the time outstanding.
     “Optional Redemption Price” means
          (a) 105.5% of the principal amount of the Securities to be redeemed if such redemption occurs on or before the first anniversary of the Issue Date;
          (b) 104.5% of the principal amount of the Securities to be redeemed if such redemption occurs after the first anniversary of the Issue Date but on or before the second anniversary of the Issue Date;
          (c) 103.5% of the principal amount of the Securities to be redeemed if such redemption occurs after the second anniversary of the Issue Date but on or before the third anniversary of the Issue Date;
          (d) 102.5% of the principal amount of the Securities to be redeemed if such redemption occurs after the third anniversary of the Issue Date but on or before the fourth anniversary of the Issue Date; and
          (e) 101.5% of the principal amount of the Securities to be redeemed if such redemption occurs after the fourth anniversary of the Issue Date but before Stated Maturity.
     “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or government or any agent or political subdivision thereof.
     “SEC” means the Securities and Exchange Commission.
     “Significant Subsidiary” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.
     “Subsidiary” means any Person of which at least a majority of the outstanding Voting Stock shall at the time directly or indirectly be owned or controlled by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries.
     “Subsidiary Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this Security.

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ASSIGNMENT FORM
To assign this Security, fill in the form below:
I or we assign and transfer this Security to

(Insert assignee’s soc. sec. or tax ID no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Security)
Signature Guaranteed

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

EXHIBIT G

SUBSIDIARY GUARANTEE
     This Subsidiary Guarantee (the “Subsidiary Guarantee”) is entered into as of                     , 2006, by each of the undersigned Guarantors in favor of the Holders of Securities. Certain capitalized terms used herein have the meanings set forth in Section 6.
     1. Guarantee.
          (a) Each of the Guarantors hereby, jointly and severally, fully and unconditionally guarantees to each Holder of a Security, irrespective of the validity and enforceability of the Securities or the obligations of the Company thereunder, that:
               (i) the principal and interest on the Securities will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Securities, if any, if lawful, and all other cash payment obligations of the Company to the Holders thereunder will be promptly paid in full or performed, all in accordance with the terms thereof; and
               (ii) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise;
     Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
          (b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Securities, the absence of any action to enforce the same, any waiver or consent by any Holder of the Securities with respect to any provisions thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Subsidiary Guarantee will not be discharged except by complete performance of the obligations contained in the Securities.
          (c) If any Holder is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.
EXHIBIT G — Page 1

          (d) Each Guarantor agrees that it will not be entitled to exercise any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 9 of the Securities for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Section 9 of the Securities, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Subsidiary Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantee.
     2. Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Securities, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Title 11, U.S. Code or any similar federal or state law for the relief of debtors (“Bankruptcy Law”), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.
     3. Guarantors May Consolidate, Etc. on Certain Terms. Except as otherwise provided in Section 4 hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:
          (a) immediately after giving effect to such transaction, no Default or Event of Default exists; and
          (b) subject to Section 4 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under this Subsidiary Guarantee on the terms set forth herein.
     In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person of the Subsidiary Guarantee and the due and punctual performance of all of the covenants and conditions of this Subsidiary Guarantee to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.
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     Notwithstanding clauses (a) and (b) above, nothing contained in this Subsidiary Guarantee or in any of the Securities will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.
     4. Releases.
          (a) In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) the Company or a Guarantor, then such Guarantor or the corporation acquiring the property, as applicable, will be released and relieved of any obligations under this Subsidiary Guarantee.
          (b) In the event that any Guarantor ceases to be a Significant Subsidiary, such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee immediately upon such cessation.
          (c) Upon satisfaction and discharge of the Securities, each Guarantor will be released and relieved of any obligations under this Subsidiary Guarantee.
     Any Guarantor not released from its obligations under this Subsidiary Guarantee as provided in this Section 4 will remain liable for the full amount of the principal amount and interest on the Securities and for the other obligations of any Guarantor under this Subsidiary Guarantee.
     5. Miscellaneous.
          (a) Separability Clause. In case any provision in this Subsidiary Guarantee shall be invalid, illegal or unenforceable, the remaining provisions shall not in any way be affected or impaired thereby.
          (b) Governing Law. THIS SUBSIDIARY GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          (c) No Recourse Against Others. A director, officer, employee, stockholder, member, manager, limited partner or general partner (and their respective Affiliates, other than the Company or any Guarantor), as such, of any Guarantor shall not have any liability for any obligations of the Company under the Securities or of any Guarantor under this Subsidiary Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation.
          (d) Successors. All agreements of each Guarantor in this Subsidiary Guarantee will bind its successors.
EXHIBIT G — Page 3

          (e) Multiple Originals. The parties may sign any number of copies of this Subsidiary Guarantee. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Subsidiary Guarantee.
          (f) Headings. Section headings contained in this Subsidiary Guarantee are for convenience of reference only, and shall not govern the interpretation of any of the provisions herein.
     6. Certain Definitions.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Capital Stock” means, with respect to any Person, any and all shares, interests, membership interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, whether now outstanding or issued after the date hereof, including, without limitation, all common stock and preferred stock.
     “Company” means Integrated Electrical Services, Inc., a Delaware corporation, and any successor corporation.
     “Default” means an event which is, or after notice or lapse of time or both would be, an Event of Default.
     “Event of Default” shall have the meaning ascribed to such term in the Securities.
     “Guarantors” means each Subsidiary of the Company which has executed this Subsidiary Guarantee, and their respective successors and assigns, in each case, until this Subsidiary Guarantee has been released.
     “Holder” means a holder of any Security.
     “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or government or any agent or political subdivision thereof.
     “Security” means any of the Company’s [ ]% Senior Notes due [2011].
     “Securities Act” means the Securities Act of 1933, as amended.
EXHIBIT G — Page 4

     “Significant Subsidiary” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.
     “Stated Maturity” shall have the meaning ascribed to such term in the Securities.
     “Subsidiary” means any Person of which at least a majority of the outstanding Voting Stock shall at the time directly or indirectly be owned or controlled by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries.
     “Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (other than by reason of the happening of any contingency.
                                             [NAMES OF GUARANTORS]

By:

Name:

Title:

EXHIBIT G — Page 5

EXHIBIT H

EXHIBIT 10.3
February 10, 2006
Integrated Electrical Services, Inc.
1800 West Loop South
Suite 500
Houston, Texas 77027

Attention:	Mr. David Miller Chief Financial Officer
Re: Commitment for Senior Post-Confirmation Exit Credit Facility
Dear Mr. Miller:
Bank of America, N.A. (“Bank”) is pleased to offer to be the sole and exclusive administrative agent for an $80,000,000 senior post-confirmation exit credit facility (the “Senior Credit Facility”) to Integrated Electrical Services, Inc. (“Parent”) and such of the subsidiaries of Parent as shall be acceptable to Bank in its sole discretion (Parent and such subsidiaries being hereinafter referred to as “Borrower”) to implement the financial restructuring of Parent and its subsidiaries under a Plan of Reorganization to be filed with the bankruptcy court in connection with the Chapter 11 bankruptcy of Parent and its subsidiaries and which Plan of Reorganization shall be satisfactory to Bank in all respects, and thereafter to issue letters of credit and finance ongoing working capital needs. Bank is further pleased to offer its commitment to lend up to $40,000,000 of the Senior Credit Facility, upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”). Bank is pleased to further advise Borrower of Bank’s willingness to use its commercially reasonable efforts to form a syndicate of financial institutions (the “Lenders”) reasonably acceptable to Borrower for the Senior Credit Facility.
Bank will act as sole and exclusive administrative agent for the Senior Credit Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without Bank’s prior written approval.
Bank intends to commence syndication efforts promptly, and Borrower agrees to actively assist Bank in achieving a syndication of the Senior Credit Facility that is satisfactory to Bank. Such assistance shall include (a) Borrower providing and causing its advisors to provide Bank and the other Lenders upon request with all information reasonably deemed necessary by Bank to complete syndication; (b) Borrower providing assistance in the preparation of an Offering Memorandum to be used in connection with the syndication; and
EXHIBIT H — Page 1

Integrated Electrical Services, Inc.
February 10, 2006

(c) Borrower otherwise assisting Bank in its syndication efforts, including by making senior management and advisors of Borrower and its subsidiaries available from time to time to attend and make presentations regarding the business and prospects of Borrower and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders.
It is understood and agreed that Bank will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is further understood and agreed that no Lender participating in the Senior Credit Facility will receive compensation from Borrower in order to obtain its commitment, except on the terms contained herein, in the Term Sheet and in the Fee Letter described below.
In the event that the Senior Credit Facility cannot be successfully syndicated under the terms outlined in the Term Sheet (a successful syndication being one in which Bank is able to achieve its targeted hold level of $40,000,000), Borrower agrees that Bank shall be entitled, in consultation with Borrower, to change the pricing, fees, structure, and other terms of the Senior Credit Facility if Bank determines that such changes are necessary to ensure a successful syndication. The Term Sheet shall be deemed to be amended to reflect such changes and the syndication process shall continue. Successful syndication by closing is a condition precedent to Bank’s commitment herein.
The commitment of Bank hereunder and the agreement of Bank to provide the services described herein are subject to the agreement in the preceding paragraph and the satisfaction of each of the following conditions precedent in a manner acceptable to Bank in its good faith discretion: (a) satisfaction of each of the terms and conditions set forth herein and in the Term Sheet; (b) the absence of a material breach of any representation, warranty or agreement of Borrower set forth herein; (c) Bank’s satisfaction that prior to and during the syndication of the Senior Credit Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Borrower (other than an exit term facility to refinance Parent’s senior convertible notes); (d) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facility consistent with the Term Sheet and otherwise satisfactory to Bank in the exercise of its credit judgment; (e) since the date hereof, no material adverse change in or material disruption of conditions in the financial, banking or capital markets which Bank, in its sole discretion, deems material in connection with the syndication of the Senior Credit Facility shall have occurred and be continuing; (f) no change, occurrence or development that could, in Bank’s credit judgment, have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Borrower and its subsidiaries taken as a whole shall have occurred or become known to Bank (Bank hereby agreeing that commencement and prosecution of the Chapter 11
EXHIBIT H — Page 2

Integrated Electrical Services, Inc.
February 10, 2006

bankruptcy of Parent and its subsidiaries shall not constitute a development that could have a “material adverse effect”); and (g) Bank not becoming aware after the date hereof of any information or other matter which in Bank’s credit judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to Bank prior to the date hereof with respect to Borrower, its business or financial condition, or the transactions contemplated in connection with the Senior Credit Facility (in which case Bank may, in its sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or terminate this letter and any commitment or undertaking hereunder).
Borrower hereby represents, warrants and covenants that (a) all information, other than Projections (defined below), which has been or is hereafter made available to Bank or the Lenders by Borrower or any of Borrower’s representatives in connection with the transactions contemplated hereby (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections concerning Borrower and its subsidiaries that have been or are hereafter made available to Bank or the Lenders by Borrower or any of Borrower’s representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions Borrower believes to be reasonable. Borrower agrees to furnish Bank with such Information and Projections as Bank may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Senior Credit Facility so that the representations, warranties and covenants in the preceding sentence are correct on such closing date. Borrower understands that in arranging and syndicating the Senior Credit Facility, Bank will be using and relying on the Information and the Projections without independent verification thereof.
By acceptance of this offer, Borrower agrees to pay all costs and expenses of Bank described in the Term Sheet.
Borrower agrees to indemnify and hold harmless Bank, each Lender and each of their affiliates and their directors, officers, employees, advisors and agents (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party for) any and all losses, claims, damages, liabilities, and expenses (including, without limitation, the reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) any matters contemplated by this letter, any related transaction, the Senior Credit Facility or any use made or proposed to be made with the proceeds thereof, unless and only to the extent that, as to any Indemnified Party, it shall be determined in a final, nonappealable judgment by a court
EXHIBIT H — Page 3

Integrated Electrical Services, Inc.
February 10, 2006

of competent jurisdiction that such losses, claims, damages, liabilities or expenses resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. Borrower agrees that no Indemnified Party shall have any liability for any indirect or consequential damages in connection with the Senior Credit Facility.
In connection with the Senior Credit Facility, Borrower agrees to provide to Bank, in a reasonably prompt manner and in any event at or before such time as Bank may deem necessary for a complete and satisfactory review by Bank, all such documents, reports, agreements, financial and other information, environmental reports, appraisals and other items as Bank or its counsel may reasonably request with respect to Borrower and its business.
The terms of this letter, the Term Sheet and the fee letter of even date herewith among Parent and Bank (the “Fee Letter”) are confidential and, except for disclosure on a confidential basis to accountants, attorneys and other professional advisors retained by Borrower in connection with the Senior Credit Facility, the members of the ad hoc committee of the holders of Parent’s senior subordinated notes and their advisors, proposed providers of an exit term facility to refinance Parent’s senior convertible notes and their advisors, existing and proposed providers of surety bonds and their advisors or as may be required in connection with the Chapter 11 bankruptcy proceeding of Parent and its subsidiaries or as may be required by law, may not be disclosed in whole or in part to any other person or entity without Bank’s prior written consent.
All of Borrower’s reimbursement, indemnification and confidentiality obligations set forth in this letter shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and notwithstanding the termination of this letter or any commitment or undertaking hereunder.
If Borrower breaches any of its obligations or agreements set forth in this letter other than those set forth in the third paragraph, the eighth paragraph (other than as to payment of the Commitment Fee set forth in the Fee Letter), the first sentence of the ninth paragraph, or the tenth paragraph of this letter, at Bank’s option this letter and Bank’s commitment hereunder shall terminate and Borrower shall forfeit any fees paid to Bank prior to such termination. If Borrower breaches any of its obligations or agreements set forth in the third paragraph, the eighth paragraph (other than as to payment of the Commitment Fee set forth in the Fee Letter), the first sentence of the ninth paragraph, or the tenth paragraph of this letter and such breach continues without a cure satisfactory to Bank in its good faith discretion for a period of three business days after notice from Bank, at Bank’s option this letter and Bank’s commitment hereunder shall terminate and Borrower shall forfeit any fees paid to Bank prior to such termination.
EXHIBIT H — Page 4

Integrated Electrical Services, Inc.
February 10, 2006

Borrower agrees that Bank may charge any and all amounts due by Borrower to Bank under or in connection with this letter to any account of Borrower maintained with Bank.
This letter, the Term Sheet and the Fee Letter shall be governed by laws of the State of Texas. Each of Borrower and Bank hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this letter, the Term Sheet, the Fee Letter, the transactions contemplated hereby and thereby or the actions of Borrower or Bank in the negotiation, performance or enforcement hereof.
This letter, together with the Term Sheet and the Fee Letter, set forth the entire understanding of Borrower and Bank with respect to the Senior Credit Facility. This letter may be modified or amended only by the written agreement of Borrower and Bank. This letter is not assignable by Borrower without Bank’s prior written consent and is intended to be solely for the benefit of Borrower, Bank and the Indemnified Parties.
This offer will expire at 5:00 p.m. Dallas, Texas time on February 10, 2006, unless Parent executes this letter and the Fee Letter and returns them to Bank prior to that time (which may be by facsimile transmission), together with all fees due upon acceptance of this commitment in accordance with the terms of the Fee Letter, whereupon this letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, this undertaking and commitment will expire on the earlier to occur of: (i) one hundred twentieth day after commencement of the Chapter 11 bankruptcy of Parent and its subsidiaries or (ii) June 30, 2006, unless definitive documentation for the Senior Credit Facility is executed and delivered prior to such date.
EXHIBIT H — Page 5

Integrated Electrical Services, Inc.
February 10, 2006

We look forward to working with you in the weeks ahead.
Very truly yours,
BANK OF AMERICA, N.A.
By:
Title
Accepted and Agreed to as of February 10, 2006
INTEGRATED ELECTRICAL SERVICES, INC.
By:
Title:
EXHIBIT H — Page 6

EXHIBIT A
TERM SHEET
SUMMARY OF PROPOSED TERMS AND CONDITIONS AS TO SENIOR SECURED
POST-CONFIRMATION EXIT CREDIT FACILITY.
UNLESS OTHERWISE STATED, CAPITALIZED TERMS USED HEREIN ARE DEFINED IN THAT CERTAIN LOAN AND SECURITY AGREEMENT DATED AUGUST 1, 2005, EXECUTED BY BANK OF AMERICA, N.A., AS AGENT AND SOLE LENDER, PARENT AND ITS SUBSIDIARIES (“PRE-PETITION LOAN AGREEMENT”).

BORROWER:	Reorganized Integrated Electrical Services, Inc. (“Parent”) and such subsidiaries of Parent as shall be required by Bank (collectively, “Borrower”).

GUARANTOR:	Each subsidiary of Parent which is not a Borrower (“Guarantor”).

AGENT:	Bank of America, N.A. (“Bank”).

LENDERS:	A syndicate of financial institutions (including Bank) arranged by Bank, which institutions would be acceptable to Borrower and Bank (collectively, the “Lenders”).

CREDIT FACILITY:	A senior secured post-confirmation exit credit facility (the “Senior Credit Facility”) evidenced by a Loan and Security Agreement (“Exit Financing Agreement”) and consisting of a revolving credit facility of up to $80,000,000 (the “Credit Line”), including a $72,000,000 sub-limit for letters of credit (letters of credit would be 100% reserved against borrowing availability under the Senior Credit Facility).

PURPOSE:	The Senior Credit Facility would be used by Borrower to refinance the Post-Petition Indebtedness, to issue standby or commercial letters of credit, to provide post-confirmation financing to implement the financial restructuring of Borrower in accordance with a plan of reorganization, that is acceptable to Bank in all respects, and to finance ongoing working capital needs. “Post Petition Indebtedness” means all indebtedness incurred by Borrower to Bank in connection with any debtor-in-possession credit facility provided by Bank to Borrower in

EXHIBIT H — Page 7

connection with the Chapter 11 bankruptcy proceedings of Parent and its subsidiaries (collectively, the “Chapter 11 Proceeding”).

LOAN
AVAILABILITY:	Advances under the Senior Credit Facility would be limited to, on any date of determination thereof, an amount equal to the “Borrowing Base.” “Borrowing Base” means, on any date of determination thereof, an amount equal to the lesser of (i) the amount of the Credit Line on such date, minus the LC Outstandings on such date, or (ii) an amount equal to (A) the sum of the Accounts Formula Amount on such date, plus the Inventory Formula Amount plus Eligible Cash Collateral (defined below) on such date, minus (B) the Availability Reserve, minus (C) the LC Reserves on such date.

Eligible Cash Collateral shall mean cash collateral on deposit in the Cash Collateral Account as to which (a) Agent shall have a valid, enforceable first priority Lien, (b) no defense, counterclaim, setoff or dispute shall exist or be asserted with respect thereto, and (c) no Lien exists, other than the Lien of Agent.

SECURITY:	All obligations to Agent and the Lenders would be secured by first priority liens upon all of Borrower’s existing and future acquired assets, including accounts receivable, inventory, rolling stock, machinery and equipment, real property, subsidiary capital stock, chattel paper, documents, instruments, deposit accounts, contract rights, general intangibles, intellectual property and investment property. Notwithstanding the foregoing, (1) a pledge in favor of Agent of the interest of Parent in Enertech will not be required, and (2) a pledge in favor of Agent of the Excluded Collateral will not be required, and (3) a Lien in favor of the relevant surety or sureties will be permitted in Bonded Collateral as to contracts bonded by such surety, provided that such surety has pursuant to documentation satisfactory to Bank: (a) agreed not to require segregation of funds as to its Bonded Collateral without the prior written consent of Agent, absent a default under the Bonded Contract and notice to Agent from such surety and (b) (i) acknowledged and agreed that pursuant to the cash management system established in connection with the Exit Financing Agreement, proceeds of the Collateral, including Accounts arising from the Bonded Contracts (collectively, “Proceeds”) may be commingled with proceeds of other accounts receivable and other property of the Borrower in

EXHIBIT H — Page 8

deposit and related banking and lockbox accounts in which Agent and/or Bank has, or in the future may have security interests, liens or other rights (collectively, the “Banking Accounts”), and (ii) consented to such commingling and to Agent’s and Bank’s security interests, liens or other rights in such Banking Accounts, and (iii) released and waived any and all security interests and other legal and equitable rights and interests that it may then or thereafter have (as secured party, subrogee, trust fund beneficiary, or otherwise) in or to (A) the Banking Accounts and (B) Proceeds that from time to time are in the Banking Accounts, are in the possession of Agent, Bank or Lenders, that have been applied to indebtedness, liabilities or obligations from time to time owing to Agent or any Lender by Borrower, or have otherwise been removed from, set off against or applied from the Banking Accounts.

MATURITY AND
AMORTIZATION:	The Senior Credit Facility would mature 2 years after the closing date. In the event Borrower terminates the Senior Credit Facility prior to the maturity date, Borrower would pay Lenders an early termination fee of 1.00% of the Credit Line.

INTEREST, FEES
AND EXPENSES:	See Schedule 1 attached hereto.

TERMS AND
CONDITIONS:	The financing agreements would contain representations and warranties, covenants, events of default, and other provisions acceptable to Bank, including, but not limited to, the following:

	1.	Financial covenants acceptable to Bank, including, but not limited to (i) Borrower maintaining a ratio, which shall be tested monthly on the last day of each calendar month, beginning with the first calendar month ending after the effective date of Borrower’s exit from the Chapter 11 Proceeding (“Leverage Ratio Testing Date”), of (a) funded debt (less Eligible Cash Collateral) of Borrower plus outstanding Letters of Credit to (b) EBITDAR of Borrower of no more than the ratio indicated below during the time period indicated below:

Time Period	Maximum Ratio
(a) Last day of each calendar month for period beginning the	(a) 6.50 to 1.00

EXHIBIT H — Page 9

Time Period	Maximum Ratio
last day of the first calendar month that immediately follows the effective date of Borrower’s exit from the Chapter 11 Proceeding through September 30, 2006

(b) Last day of each calendar month for period beginning with October 31, 2006 through September 30, 2007	(b) 6.00 to 1.00

(c) last day of each thereafter occurring calendar month	(c) 5.00 to 1.00

, provided that as to any Leverage Ratio Testing Date occurring during Borrower’s Fiscal Year 2006 (i.e. October 1, 2005 through September 30, 2006), EBITDAR on any such specific Leverage Ratio Testing Date shall be the aggregate amount of EBITDAR for the then elapsed portion of Borrower’s Fiscal Year 2006, as annualized, and that as to any Leverage Ratio Testing Date occurring after Borrower’s Fiscal Year 2006, EBITDAR on any such specific Leverage Ratio Testing Date shall be EBITDAR for the twelve calendar months ending on such Leverage Ratio Testing Date and (ii) Borrower maintaining a Fixed Charge Coverage Ratio of not less than 1.25:1.00, with the Fixed Charge Coverage Ratio to be tested on the last day of each calendar month, beginning with the first calendar month ending after the effective date of Borrower’s exit from the Chapter 11 Proceeding (“Fixed Charge Coverage Ratio Testing Date”), provided that as to any Fixed Charge Coverage Ratio Testing Date occurring during Borrower’s Fiscal Year 2006, the components of the Fixed Charge Coverage Ratio shall be the aggregate amount of such components for the then elapsed portion of Borrower’s Fiscal Year 2006, and that as to any Fixed Charge Coverage Ratio Testing Date occurring after Borrower’s Fiscal Year 2006, the Fixed Charge Coverage Ratio shall be calculated on a trailing twelve calendar month basis. “EBITDAR” shall mean, with respect to any period of the Borrower, on a consolidated basis, Adjusted Net Earnings

EXHIBIT H — Page 10

from Operations, plus, to the extent deducted in the determination of Adjusted Net Earnings from Operations for that period (but without duplication), interest expenses, Federal, state, local and foreign income taxes, depreciation, amortization and other identified non-cash items not otherwise included which are acceptable to Agent, and restructuring expenses (including professional fees). Calculation of such financial covenants and the definitions used in determining such covenants will be required to be satisfactory to Bank in its good faith discretion.

	2.	Borrower’s agreement to provide Agent and the Lenders periodic financial and collateral reporting, including annual audited financial statements, monthly and quarterly internally prepared financial statements, annual financial projections, and periodic borrowing base certificates, receivables agings and inventory reports, and other information requested from time to time by Agent, in each case satisfactory to Agent.

	3.	Borrower’s agreement to maintain insurance with insurance carriers (acceptable to Agent) against such risks and in such amounts as is customary for similar businesses, naming Agent as mortgagee/loss payee.

	4.	Restrictions on, among other things, distributions and dividends, acquisitions and investments, indebtedness, liens, affiliate transactions, and capital expenditures.

	5.	Consistent with the cash management agreement Borrower currently has in place with Bank, Borrower’s agreement to cause all proceeds of accounts receivable to be deposited in a blocked account under the control of Bank.

BANK PRODUCTS:	In order to facilitate the administration of the Senior Credit Facility and Agent’s security interest in Borrower’s assets, Borrower would agree to maintain Bank as Borrower’s principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of Borrower’s business.

EXHIBIT H — Page 11

CONDITIONS
PRECEDENT:	The extension of the aforementioned financing arrangement is subject to the fulfillment of a number of conditions to Bank’s satisfaction, including, but not limited to, the following:

	1.	The execution and delivery, in form and substance acceptable to Bank and its counsel, of Bank’s customary agreements, documents, instruments, financing statements, consents, evidences of corporate authority, and such other writings to confirm and effectuate the Senior Credit Facility as may be required by Bank in its good faith credit judgment or by its counsel.

	2.	Except for the filing of the Chapter 11 Proceeding, no material adverse change in Borrower’s assets, liabilities, business, financial condition, business prospects, or results of operations since the date of this Commitment Letter.

	3.	Other than the filing of the Chapter 11 Proceeding, there shall exist no action, suit, investigation, litigation, or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that in Bank’s judgment (a) could reasonably be expected to have a material adverse effect on Borrower’s assets, liabilities, business, financial condition, business prospects, or results of operations or which could impair Borrower’s ability to perform satisfactorily under the Senior Credit Facility, or (b) could reasonably be expected to materially and adversely affect the Senior Credit Facility or the transactions contemplated thereby.

	4.	Bank shall have received, each in form and substance satisfactory to Bank, (a) updated financial projections of Borrower evidencing Borrower’s ability to comply with the financial covenants set forth in the Senior Credit Facility, and (b) interim financial statements for Borrower as of a date not more than 30 days prior to the closing date.

	5.	Bank shall have received certificates of insurance with respect to Borrower’s property and liability insurance, together with a loss payable endorsement naming Bank as loss payee, all in form and substance satisfactory to Bank.

EXHIBIT H — Page 12

6.	Bank’s receipt of such third party documents as Bank may require in its good faith credit judgment, all in form and substance acceptable to Bank.

7.	Any utilization of proceeds from the Senior Credit Facility or proceeds of Collateral by Borrower in connection with funding work related to the Bonded Contracts shall only be upon terms, provisions and conditions acceptable to Bank, in its good faith discretion (such as, without limitation, Bank being satisfied with its lien priority and right to proceeds of Collateral and restrictions on when payments may be made by Borrower in connection with Bonded Contracts).

8.	(a) As to each Surety other than Chubb or Sure Tec Insurance Company (“Sure Tec”), Bank shall be satisfied, in its sole discretion, that the priority and scope of the rights of such Surety in connection with the Borrower and Borrower’s assets, including, without limitation, such Surety’s rights as a lien holder, subrogee, trust fund beneficiary, or otherwise under applicable law, and the application and receipt of proceeds of Bonded Contracts and their payment into the existing cash management system between Borrower and Bank is acceptable to Bank, and (b) as to Chubb, Bank’s current intercreditor agreement with Chubb will remain in effect, including as to collections on Bonded Contracts and the application and receipt of proceeds of Bonded Contracts bonded by Chubb shall continue in the same manner as is currently occurring, and in all events all proceeds of Bonded Contracts shall continue to be paid into the existing cash management system between Borrower and Bank, and (c) as to Sure Tec, the structure of the Sure Tec bonding program shall continue to be as specified in the existing consent letter regarding the Sure Tec bonding program entered into by Parent and Bank.

9.	Borrower’s Plan of Reorganization (hereinafter so called), filed with the relevant U.S. Bankruptcy Court having jurisdiction over the Chapter 11 Proceeding (“Bankruptcy Court”), shall be satisfactory to Bank in all respects. Bank is satisfied with the treatment of the Senior Subordinated Notes as set forth in the February 10, 2006 draft Plan of Reorganization provided by Borrower to Bank.

EXHIBIT H — Page 13

10.	As it exits the Chapter 11 Proceeding, Borrower shall have a corporate and capital structure satisfactory to Bank. In addition to and not in limitation of the foregoing, Bank shall be satisfied with the treatment of the Senior Subordinated Notes and Senior Convertible Notes in the Plan of Reorganization. Bank is satisfied with the treatment of the Senior Subordinated Notes as set forth in the February 10, 2006 draft Plan of Reorganization provided by Borrower to Bank.

11.	As it exits the Chapter 11 Proceeding, Borrower shall have agreements with sureties for the issuance of bonds of up to a $75,000,000, on terms and conditions consistent with the requirements of Section 8 above.

12.	Bank will require that (a) all accounts payable are being handled in the normal course of Borrower’s business and consistent with Borrower’s historical practice, subject to the Chapter 11 Proceeding, and after giving effect to such requirement, Borrower on the closing date of the Senior Credit Facility shall have minimum excess availability of at least $10,000,000, and (b) Borrower agree in the Exit Financing Agreement to at all times have Eligible Cash Collateral in the amount specified in the Exit Financing Agreement, such amount to be determined by the closing date and in any event to be satisfactory to Bank in its sole discretion.

13.	A final, non-appealable order from the Bankruptcy Court shall have been entered, in form and substance satisfactory to Bank, confirming the Plan of Reorganization in form and substance satisfactory to Bank, including, without limitation, (i) approval of the Senior Credit Facility, which Senior Credit Facility shall, among other things, grant and establish the priority of liens and security interests as contemplated herein, (Borrower and Senior Subordinated Noteholders each supporting inclusion of such language in the confirmation order granting and establishing liens as contemplated herein), and (ii) providing that the Exit Financing Agreement and all other loan and collateral documents related thereto or executed in connection therewith are fully enforceable.

14.	Closing of the Senior Credit Facility must occur within 120 days of the commencement of the Chapter 11 Proceeding.

EXHIBIT H — Page 14

	15.	Bank shall have provided a debtor-in-possession credit facility to Borrower in connection with the Chapter 11 Proceeding.

OTHER:	This term sheet is intended as an outline only of certain of the material terms of the Senior Credit Facility and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which will be contained in definitive legal documentation for the Senior Credit Facility.

EXHIBIT H — Page 15

SCHEDULE 1
INTEREST, FEES AND EXPENSES

CLOSING FEE:	Borrower would pay a fee equal to $1,000,000 to Bank from which all fees to participants would be paid. Such fee would be for the underwriting, structuring and syndication of the closing.

ADMINISTRATION FEE:	Borrower would pay an annual administrative fee of $125,000 to Bank, for its own account as Administrative Agent for the Lenders under the Senior Credit Facility, in advance on the date of the closing of the Senior Credit Facility and on each anniversary thereof, until the Senior Credit Facility terminates.

UNUSED LINE FEE:	A 37.5 basis points per annum (calculated on the basis of actual number of days elapsed in a year of 360 days) unused line fee calculated on the unused portion of the Revolving Credit Facility would be payable monthly in arrears. Such Unused Line Fee shall adjust in accordance with the Pricing Matrix attached hereto.

INTEREST RATES:	The Revolving Credit Facility would bear interest at a rate equal to LIBOR plus 350 basis points or Base Rate plus 150 basis points. LIBOR and Base Rate would be defined in accordance with the existing provisions of the Pre-Petition Loan Agreement. LIBOR loans would be subject to the same provisions as are currently contained in the Pre-Petition Loan Agreement. All interest would be calculated on the basis of actual number of days elapsed in a year of 360 days.

LETTER OF CREDIT FEES:	Borrower would pay a letter of credit fee monthly in arrears on all letters of credit equal to the applicable per annum LIBOR margin (calculated on the basis of actual number of days elapsed in a year of 360 days) and customary fees and charges in connection with issuing such Letters of Credit.

EXPENSES:	Borrower will pay (a) all reasonable out-of-pocket costs and expenses (including legal fees of Bank’s counsel) of Bank associated with the Senior Credit Facility, including costs and expenses of (i) Bank’s due diligence, including field

EXHIBIT H — Page 16

examinations, appraisals and environmental audits, and (ii) preparing, administering, syndicating and enforcing all documents executed in connection with the Senior Credit Facility, plus (b) a $850 per day per field examiner charge, in addition to all out-of-pocket expenses for field examinations. Borrower will remain obligated for all such amounts whether or not the Senior Credit Facility is consummated.

EXHIBIT H — Page 17

SCHEDULE 2
PRICING MATRIX

Unused
Commitment	Line Fee
Utilization	(Bps)
≤ 50%	50
> 50%	37.5

EXHIBIT H — Page 18

CONFIDENTIAL
February 10, 2006
Integrated Electrical Services, Inc.
1800 West Loop South
Suit 500
Houston, Texas 77027

Attention:	Mr. David Miller
Chief Financial Officer

Re:	Exit Financing of Integrated Electrical Services, Inc. — Fee Letter
Dear Mr. Miller:
     Reference is made to our letter (the “Commitment Letter”) dated as of even date herewith concerning the proposed senior secured post-confirmation exit financing of Integrated Electrical Services, Inc. and certain of its subsidiaries. All terms defined in the Commitment Letter and not otherwise defined herein having the same meanings when used herein. This letter is the “Fee Letter” referred to in the Commitment Letter and supplements the Commitment Letter by setting forth the arrangement relating to compensation for certain services and value rendered and to be rendered by Bank of America, N.A. (“Bank”). You hereby agree to pay the following fees:
     1. A fully earned commitment fee equal to $100,000.00, such fee to be fully earned upon acceptance by you of the Commitment Letter and this Fee Letter, payment of such fee to be due and payable by 5:00 p.m., Dallas, Texas time, February 10, 2006, and payment of such fees to be a condition precedent to Bank’s agreements under the Commitment Letter. Such fee is non-refundable.
     2. The fees described in Schedule I to the Term Sheet attached to the Commitment Letter (“Schedule I Fees”).
     Bank reserves the right to allocate, in whole or in part, the fees payable under this letter and/or the Schedule I Fees to one or more of its affiliates.
     The commitment of Bank and the other undertakings and agreements of Bank are subject to and contingent upon your agreements set forth in the Commitment Letter and this Fee Letter.
     If you are in agreement with the foregoing, please sign and return an enclosed counterpart of this Fee Letter and the Commitment Letter. The offer contained in this

EXHIBIT H — Page 19

Fee Letter and in the Commitment Letter can only be accepted by your acceptance of both letters on or before 5:00 p.m., Dallas, Texas time, on February 10, 2006.
     THIS FEE LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS. This Fee Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Very truly yours,

BANK OF AMERICA, N.A.

By:

Name:

Title:

AGREED AND ACCEPTED
this 10th day of February, 2006:
INTEGRATED ELECTRICAL SERVICES, INC.

By:

Name:

Title:

EXHIBIT H — Page 20

EXHIBIT I

EXHIBIT 10.4
February 10, 2006
$53 Million Term Loan Facility
Commitment Letter
Integrated Electrical Services, Inc.
1800 West Loop South
Houston, Texas 77027
Attn: David A. Miller, Chief Financial Officer
Ladies and Gentlemen:
     You have advised Eton Park Fund, L.P., Eton Park Master Fund, Ltd. (collectively, “Eton Park”), Flagg Street Partners LP, Flagg Street Partners Qualified LP and Flagg Street Offshore, L.P. (collectively, “Flagg Street” and together with Eton Park, the “Initial Lenders” ) that Integrated Electrical Services, Inc. (the “Borrower”) and its direct and indirect subsidiaries (collectively, the “Loan Parties”) intend to commence voluntary cases (the “Cases”) under Chapter 11 of Title 11 of the United States Code (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”). You have further advised us that you expect that the Loan Parties will be reorganized pursuant to a pre-arranged Chapter 11 plan of reorganization (the “Plan of Reorganization”), and that the total consideration necessary to consummate the Plan of Reorganization will be provided through (i) borrowings under a $80,000,000 revolving facility to be provided by Bank of America (the “Revolving Facility”), (ii) borrowings under a $53,000,000 term loan facility and (iii) the issuance to holders of certain senior subordinated notes due 2009 (the “Bondholders”) and current equity holders and management of new equity interests in the reorganized Borrower and the cancellation of such subordinated notes.
     The consummation of the Plan of Reorganization, including the entering into and funding of the Revolving Facility and the Facility (as defined below) and all related transactions contemplated by the Plan of Reorganization, are hereinafter collectively referred to as the “Transaction”. The proposed sources and uses for the financing for the Transaction are as set forth on Schedule I annexed hereto.
     In connection with the Transaction, you have requested that each of Eton Park and Flagg Street commit to provide a portion of a term loan facility for the Borrower, in an aggregate principal amount of $53,000,000 (the “Facility”). Eton Park and Flagg Street are pleased to advise you of their commitment to provide in the aggregate the entire amount of the Facility upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”) with Eton Park’s several commitment to provide $44,000,000 of the Facility and Flagg Street’s several commitment to provide $9,000,000 of the Facility (collectively, the “Commitments”).

EXHIBIT I — Page 1

     You agree promptly to prepare and provide to the Initial Lenders all information with respect to the Loan Parties and their subsidiaries, the Transaction and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as the Initial Lenders may reasonably request. You hereby represent and covenant that (a) all information other than the Projections (the “Information”) that has been or will be made available to the Initial Lenders by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made taken as a whole and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions at the time made.
     As consideration for the commitments and agreements of the Initial Lenders hereunder, you agree upon execution of this Commitment Letter to become obligated to pay the Commitment Fee identified in the Term Sheet, which Commitment Fee shall be classified under the Plan of Reorganization as a “Class 4-General Unsecured Claim”.
     Each Initial Lender’s commitments and agreements hereunder are subject to (a) there not occurring or becoming known to such Initial Lender any event, development or circumstance since November 30, 2005, except for the commencement of the Cases, that has had or could reasonably be expected to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Loan Parties and their subsidiaries, taken as a whole, (b) such Initial Lender not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections) affecting the Loan Parties or the Transaction that in such Initial Lender’s reasonable judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to such Initial Lender prior to the date hereof, (c) there not having occurred a material disruption of or material adverse change in conditions in the financial, banking or capital market, that, in such Initial Lender’s reasonable judgment, could reasonably be expected to materially impair the Initial Lenders’ ability to fund their commitments under the Facility, (d) the payment of all fees and expenses set forth in the Term Sheet in accordance with the terms thereof, (e) the closing of the Facility on or before the date that is 120 days after the date hereof; provided that the Initial Lenders may extend such deadline in their sole discretion, and (f) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of the commitments hereunder and of the Facility are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of each of the Initial Lenders and you.
     You agree, jointly and severally, (a) to indemnify and hold harmless the Initial Lenders, their affiliates and their respective directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facility, the use of the proceeds thereof, the Cases, the Transaction, or

EXHIBIT I — Page 2

any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the bad faith, willful misconduct or gross negligence of such indemnified person, and (b) to reimburse each Initial Lender and its affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof (it being understood that any amounts paid pursuant to the Expense Deposit Letter (as defined below) shall not be deemed to be a limit or cap on the amount of expenses that may be incurred by the Initial Lenders, and which the Borrower shall reimburse, in connection with the Transaction, and that any additional expenses that may be incurred by the Initial Lenders shall be paid regardless of whether any of the transactions contemplated hereby are consummated). No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Facility.
     You acknowledge that each Initial Lender and its affiliates (the term “Initial Lender” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein (including without limitation, the Facility and the Plan of Reorganization) and otherwise. Initial Lenders may hold long or short positions in debt or equity securities or loans of the Borrower or of other companies that may be affected by the transactions contemplated by this Commitment Letter. No Initial Lender will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Initial Lender of services for other companies, and no Initial Lender will furnish any such information to other companies. You also acknowledge that no Initial Lender has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies.
     Each Initial Lender may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Initial Lender hereunder.
     This Commitment Letter shall not be assignable by you without the prior written consent of each Initial Lender (and any purported assignment without such consent shall be null and void). This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than

EXHIBIT I — Page 3

the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Initial Lender. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Expense Deposit Letter, dated as of January 31, 2006 (the “Expense Deposit Letter”), between you and the Initial Lenders are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. Each of the parties hereto hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Term Sheet, the transactions contemplated hereby or thereby or the actions of the parties in the negotiation, performance or enforcement hereof or thereof.
     Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court, or to the extent permitted by law, in such Federal Court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State court or in any such Federal Court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (i) that this Commitment Letter, the Term Sheet and the terms and substance thereof may be disclosed (a) to your officers, agents and advisors who are directly involved in the consideration of this matter, (b) to the members of the ad hoc committee of the Bondholders and their advisors and to Bank of America, N.A., and its advisors, (c) existing and proposed providers of surety bonds and their advisors or (d) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof) and (ii) this Commitment Letter and the Term Sheet may be filed with (x) the Bankruptcy Court pursuant to a motion or as part of the Plan of Reorganization and the Disclosure Statement associated therewith and (y) the Securities and Exchange Commission.
     The compensation, reimbursement, indemnification and confidentiality provisions contained herein and any other provision herein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether

EXHIBIT I — Page 4

definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder.
     The Initial Lenders hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Lender.
     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to us executed counterparts hereof not later than 5:00 p.m., New York City time, on February 13, 2006. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.
     We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

ETON PARK FUND, L.P., by its investment manager Eton Park Capital Management, L.P.

By:

Name:
Title:

ETON PARK MASTER FUND, LTD., by its investment manager Eton Park Capital Management, L.P.

By:

Name:
Title:

FLAGG STREET PARTNERS LP, by its general partner Flagg Street Capital LLC

By:

Name:
Title:

EXHIBIT I — Page 5

FLAGG STREET PARTNERS QUALIFIED LP,
by its general partner Flagg Street Capital LLC

By:

Name:
Title:

FLAGG STREET OFFSHORE L.P.,
by its general partner Flagg Street Capital LLC

By:

Name:
Title:
EXHIBIT I — Page 6

Accepted and agreed to as of the date first above written:

INTEGRATED ELECTRICAL SERVICES, INC.

By:

Name:
Title:
EXHIBIT I — Page 7

Schedule I
Sources and Uses Table

Sources		Uses
Senior Secured Term Loan	$53,000,000	Cash to Convertible Noteholders	$53,000,000	*

Total sources:	$53,000,000	Total uses:	$53,000,000

*	Approximate amounts with any unused balance to be available to the Borrower for transaction costs and general corporate purposes.
EXHIBIT I — Page 8

EXHIBIT A

INTEGRATED ELECTRICAL SERVICES, INC.
$53,000,000 TERM LOAN EXIT FACILITY
Summary of Terms and Conditions

     Unless otherwise defined herein, capitalized terms are used herein as defined in the Commitment Letter.

PARTIES

Borrower:	Integrated Electrical Services, Inc., a Delaware corporation (the “Borrower”).

Guarantors:	Each of the Borrower’s direct and indirect, existing and future, domestic subsidiaries (collectively, the “Guarantors”; the Borrower and the Guarantors, collectively, the “Loan Parties”).

Administrative Agent:	An administrative agent to be identified by the Initial Lenders and its function to be discussed (in such capacity, the “Administrative Agent”), with the reasonable fees and expenses of any such Administrative Agent to be paid by the Borrower.

Lenders:	A syndicate of financial institutions and other entities, including the Initial Lenders (collectively, the “Lenders”).

TYPE AND AMOUNT OF FACILITY

Type and Amount:	A term loan facility (the “Facility”) in the amount of $53,000,000 (the loans thereunder, the “Loans”). The Loans shall be repayable on the Maturity Date (as defined below). For purposes hereof, the “Aggregate Principal Amount Outstanding” shall mean at any time the amount equal to the sum of (a) the principal amount of the Loans outstanding at such time and (b) the amount of interest that has accrued and been paid by capitalizing such interest as additional loans under the Facility at such time.

Availability:	The Loans shall be made in a single drawing on the Closing Date, other than Loans in the form of capitalized interest.

Purpose:	The proceeds of the Loans shall be used to finance the Loan Parties’ obligations under their Plan of Reorganization, including repayment in full of the holders of the Borrower’s Series A 6.5% Senior Convertible Notes due 2014 and Series B 6.5% Senior

EXHIBIT I — Page 9

Convertibles Notes due 2014 (collectively, the “Convertible Notes”) and to pay fees and expenses arising from this Facility.

Tenor:	The Aggregate Principal Amount Outstanding shall be due and payable on the seventh anniversary from the Closing Date (the “Maturity Date”); provided that the Required Lenders may, subject to sixty days’ notice, demand repayment in full of the Aggregate Principal Amount Outstanding at any time on or after the fourth anniversary of the Closing Date.

CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments:	The Aggregate Principal Amount Outstanding may be prepaid at any time upon five business days’ notice, in minimum principal amounts to be agreed upon; provided that the Borrower shall, together with such prepayment, also pay (i) any cash interest (as opposed to paid in kind interest) that has accrued to the date of the prepayment on the Loans so prepaid and (ii) all amounts required under “Call Protection”. Optional prepayments of the Loans may not be reborrowed.

Mandatory Prepayments:	The following amounts shall be applied to prepay the Loans:

100% of the net proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Loan Parties, except for the sale of inventory or obsolete or worn-out property, in each case in the ordinary course of business, and subject to certain other customary exceptions (including a cumulative basket of $7 million and capacity for reinvestment) to be agreed upon. Net proceeds from asset sales not covered by such exceptions shall be applied first, to prepay any amounts outstanding, or to replenish the borrowing base, under the Revolving Facility, and, second, to prepay the Loans.

The Borrower shall, together with such prepayment, also pay (i) any cash interest (as opposed to paid in kind interest) that has accrued to the date of the prepayment on the Loans so prepaid and (ii) all amounts required under “Call Protection”. Mandatory prepayments of the Loans may not be reborrowed.

Call Protection	In the event all or any portion of the Facility is voluntarily or mandatorily prepaid for any reason at any time following the Closing Date, such prepayments shall be made as follows:

(a) 105.5% of the amount of Aggregate Principal Amount

EXHIBIT I — Page 10

Outstanding prepaid, if such prepayment occurs on or prior to the first anniversary of the Closing Date;

	(b)	104.5% of the amount of Aggregate Principal Amount Outstanding prepaid, if such prepayment occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date;

	(c)	103.5% of the amount of Aggregate Principal Amount Outstanding prepaid, if such prepayment occurs after the second anniversary of the Closing Date but on or before the third anniversary of the Closing Date;

	(d)	102.5% of the amount of Aggregate Principal Amount Outstanding prepaid, if such prepayment occurs after the third anniversary of the Closing Date but on or before the fourth anniversary of the Closing Date and does not result from the Required Lenders exercising their put option;

	(e)	101.5% of the amount of Aggregate Principal Amount Outstanding prepaid, if such prepayment occurs after the fourth anniversary of the Closing Date but on or before the fifth anniversary of the Closing Date and does not result from the Required Lenders exercising their put option; and

	(f)	100.5% of the amount of Aggregate Principal Amount Outstanding prepaid, if such prepayment occurs after the fifth anniversary of the Closing Date but on or before the sixth anniversary of the Closing Date and does not result from the Required Lenders exercising their put option.

Prepayment in Full	If, after giving effect to any optional or mandatory prepayment hereunder, the principal amount outstanding under the Facility is less than $12,000,000, then the Borrower shall immediately prepay the Aggregate Principal Amount Outstanding. The Borrower shall, together with such prepayment, also pay (i) any cash interest (as opposed to paid in kind interest) that has accrued to the date of the prepayment on the Loans so prepaid and (ii) all amounts required under “Call Protection”.

COLLATERAL	The obligations of each Loan Party in respect of the Facility and shall be secured by (a) all of the tangible and intangible personal property of the Loan Parties, including, without limitation, all accounts, inventory, equipment, instruments, chattel paper, documents, general intangibles, deposit accounts, investment property, all of the capital stock of the Borrower and each of its

EXHIBIT I — Page 11

direct and indirect subsidiaries (limited, in the case of foreign subsidiaries, to 66% of the capital stock of first tier foreign subsidiaries to the extent a pledge of a greater percentage could reasonably be expected to result in adverse tax consequences) and all proceeds thereof and (b) all owned real property with a value not less than an amount to be determined (the “Collateral’). For avoidance of doubt, the Collateral securing the obligations shall be substantially the same as the collateral securing the obligations under the Revolving Facility and shall exclude all collateral granted to sureties.

All the pledges, security interests and mortgages on the Collateral shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Initial Lenders, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, subject to customary and limited exceptions to be agreed and except to the extent securing the Revolving Facility and the related guarantees (collectively, the “Revolving Facility Obligations”).

The liens securing the Facility will be second in priority to the liens securing the Revolving Facility Obligations. The priority of the security interests in the Collateral and related creditors’ rights will be set forth in an intercreditor agreement reasonably acceptable in form and substance to the Initial Lenders (the “Intercreditor Agreement”); provided that the Intercreditor Agreement shall provide for a “silent” second in respect of the right of the Lenders to exercise rights and enforce remedies under the Facility upon terms satisfactory to the Agent for the Revolving Facility.

CERTAIN CONDITIONS

Initial Conditions:	The availability of the Facility shall be conditioned upon the satisfaction of conditions precedent usual for facilities and transactions of this type, including, without limitation, the following conditions (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”):

Each Loan Party shall have executed and delivered satisfactory definitive financing documentation with respect to the Facility, including without limitation the Intercreditor Agreement (the “Loan Documentation”), and the Initial Lenders shall have received all fees required to be paid to each of them, and all expenses required to be paid for which invoices have been presented, two (2) business days before the Closing Date.

EXHIBIT I — Page 12

The confirmation order of the Bankruptcy Court approving the Plan of Reorganization (i) shall be in form and substance reasonably satisfactory to the Initial Lenders and shall authorize the Facility and the Transaction and (ii) shall be in full force and effect and shall not have been reversed or modified and shall not be stayed or subject to a motion to stay, and the period for appealing the confirmation order shall have elapsed. No provision of the Plan of Reorganization shall have been amended, supplemented or otherwise modified in any material respect that is adverse to the Lenders without the prior written consent of the Initial Lenders. The effective date under the Plan of Reorganization shall have occurred (and all conditions precedent thereto as set forth therein shall have been satisfied) or shall occur simultaneously with the closing of the Facility. The documentation to effectuate the Plan of Reorganization and the Transaction shall have reasonably satisfactory terms and conditions, and no provision of such documentation shall have been waived, amended, supplemented or otherwise modified in any material respect without the approval of the Initial Lenders. The capitalization, structure and equity ownership of each Loan Party, and the organizational documents and senior management of the Loan Parties, after the consummation of the Plan of Reorganization shall be consistent in all material respects with the description set forth in the Disclosure Statement filed with the Bankruptcy Court (the “Disclosure Statement”).

With respect to any debtor-in-possession financing, such financing shall have been (i) repaid in full in cash, all commitments relating to the foregoing shall have been terminated and all liens and security interests related thereto shall have been terminated or released or (ii) converted, pursuant to the Plan of Reorganization, into a commitment to provide the Revolving Facility after the effective date of the Plan of Reorganization, and no prepetition indebtedness, debtor-in-possession financing or other claims against the Loan Parties shall remain outstanding as obligations of the Loan Parties, except to the extent converted as set forth in clause (ii) above or as otherwise specifically contemplated by the Plan of Reorganization.

All governmental and third party approvals necessary in connection with the Transaction, the financing contemplated hereby and the continuing operations of the Borrower and its subsidiaries (including shareholder approvals, if any) shall have been obtained on satisfactory terms and shall be in full force and

EXHIBIT I — Page 13

effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transaction or the financing thereof or any of the transactions contemplated hereby.

The Borrower shall have delivered (i) unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the most recent financial statements delivered to the Initial Lenders and (ii) any budgets, projections or any other financial information delivered to Bank of America, N.A. during the Cases.

The Initial Lenders shall have received the results of a recent lien search in each relevant jurisdiction with respect to the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Parties, except for liens permitted under the Revolving Facility or otherwise permitted by the Loan Documentation.

All documents and instruments required to perfect the Lenders’ security interest in the Collateral under the Facility (including delivery to the Agent under the Revolving Facility of stock certificates and undated stock powers executed in blank) shall have been executed and be in proper form for filing.

The Initial Lenders shall have received such legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries, and (ii) from such special and local counsel as may be required by the Initial Lenders), documents and other instruments as are customary for transactions of this type or as the Initial Lenders may reasonably request.

The accuracy in all material respects of all representations and warranties in the Loan Documentation (including, without limitation, the material adverse change and litigation representations).

The Revolving Facility shall provide for a revolving commitment for the Borrower in an aggregate principal amount not to exceed $80,000,000 and shall otherwise be on terms and conditions reasonably satisfactory to the Initial Lenders.

CERTAIN DOCUMENTATION MATTERS

The Loan Documentation shall contain representations, warranties, covenants and events of default (in each case,

EXHIBIT I — Page 14

applicable to the Loan Parties) customary for financings of this type and other terms deemed appropriate by the Initial Lenders (subject in certain cases to baskets to be agreed upon), including, without limitation:

Representations and Warranties:	Financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change (as used herein and in the Loan Documentation a “material adverse change” shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole or (b) the validity or enforceability of any of the Loan Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder); corporate existence; compliance with law; corporate power and authority; enforceability of Loan Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; taxes; labor matters, ERISA; Investment Company Act and other regulations; subsidiaries; use of proceeds; environmental matters; accuracy of disclosure; creation and perfection of security interests; solvency; and delivery of certain documents.

Affirmative Covenants:	Delivery of financial statements, reports, projections, officers’ certificates and other information reasonably requested by the Lenders; payment of taxes and other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; and further assurances (including, without limitation, with respect to security interests in after-acquired property).

Financial Covenants:	Minimum levels of EBITDA (to be defined in a manner to be agreed upon and not to operate in a manner which is more restrictive than the Revolving Facility so long as such facility remains outstanding); maximum levels of Capital Expenditures per fiscal year of the Borrower.

Negative Covenants:	Limitations on: indebtedness (including guarantee obligations), with a basket of up to $90 million in aggregate commitments under the Revolving Facility with a sublimit of funded outstandings in an aggregate amount not to exceed $25 million

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(subject to upward adjustment, on terms to be further discussed, for net proceeds received in connection with the issuance of equity) (exclusive of any letters of credit issued in connection with (i) insurance contracts, (ii) surety bonds, (iii) the Loan Parties’ self-insurance program or (iv) vendors for purposes of purchases of products and services and to customers to secure performance and with respect to this clause (iv) only, in an aggregate amount not to exceed $12 million at any one time outstanding, in each case in the ordinary course of business, by the lenders under the Revolving Facility); provided, that for the first 45 days after the effective date of the Plan of Reorganization, all reimbursed or unreimbursed letter of credit drawings shall be ignored for purposes of determining compliance with the $25 million cap; provided further, that the sublimit of permitted funded outstandings shall be permanently reduced dollar-for-dollar by any net proceeds from asset sales other than sales of inventory or obsolete or worn-out property in the ordinary course of business; liens (except for liens in collateral securing the Revolving Facility and/or reimbursement obligations for surety bonds incurred by Borrower in the ordinary course of business); mergers, consolidations, liquidations and dissolutions; sales of assets, provided that the Loan Parties may dispose of assets for cash having a fair market value not to exceed (x) $7 million in any single transaction or series of related transactions and (y) in any case $20 million in the aggregate during the term of the Facility; dividends and other payments in respect of capital stock; acquisitions, investments, loans and advances; modifications of documentation governing the Revolving Facility; transactions with affiliates; sale-leasebacks; changes in fiscal year; hedging arrangements; negative pledge clauses and clauses restricting subsidiary distributions; changes in lines of business; and amendments to documents relating to the Transaction.

Events of Default:	Nonpayment of principal and interest when due; nonpayment of fees or other amounts after a grace period to be agreed upon; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to material indebtedness; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee or security document; and a change of control (the definition of which is to be agreed upon).

Voting:	Amendments and waivers with respect to the Loan Documentation shall require the approval of Lenders holding

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more than 50% of the aggregate amount of the Loans and each of the Initial Lenders so long as such Initial Lender holds more than $8 million of the Aggregate Principal Amount Outstanding, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of the final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages, (ii) releases of all or substantially all of the Collateral and (iii) releases of all or substantially all the Guarantors.

Assignments and Participations:	The Lenders shall be permitted to assign freely all or a portion of (a) their Loans and (b) their commitments, and only in the case of clause (b), with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), unless the assignee is an Initial Lender or an affiliate of an Initial Lender. The mechanisms for assignments shall be determined in consultation with the Administrative Agent. The Lenders shall also be permitted to sell participations in their Loans freely. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions subject to customary limitations. Voting rights of participants shall be limited to those matters set forth in clause (a) under “Voting” with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

Yield Protection:	The Loan Documentation shall contain customary provisions protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Initial Lenders associated with the preparation, execution and delivery of the Loan Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Loan Documentation.

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The Administrative Agent and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) (any such person, an “indemnified person”) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the bad faith, gross negligence or willful misconduct of the relevant indemnified person.

Drafts of Documents	The Initial Lenders shall use commercially reasonable efforts to deliver drafts of the credit agreement and the guarantee and collateral agreement for this Facility to counsel for the Borrower prior to the hearing date on the Disclosure Statement.

Governing Law and Forum:	State of New York.

Counsel to the Initial Lenders:	Simpson Thacher & Bartlett LLP.

INTEREST AND CERTAIN FEES

Interest Rate:	The interest rate under the Facility shall be the greater of (a) 10.75% per annum and (b) 2% above the interest rate agreed upon by the Borrower with the Agent under the Revolving Facility as such interest rate would be calculated on the date that the commitment letter for the Revolving Facility is executed (the “Applicable Interest Rate”), in each case subject to certain adjustments as provided below (as adjusted, the “Adjusted Applicable Interest Rate”).

The Applicable Interest Rate shall be adjusted in accordance with each of, and, if applicable, both paragraphs (I) and (II) below:

	(I)	If at any time the amount outstanding under the Revolving Facility exceeds the “Revolving Facility Amount” as hereinafter defined at such time (exclusive of any letters of credit issued in connection with (i) insurance contracts, (ii) surety bonds, (iii) the Loan Parties’ self-insurance program or (iv) to vendors for purposes of purchases of products and services and to customers to secure performance, in each case in the ordinary course of business, by the lenders under the Revolving Facility), then the Adjusted Applicable Interest Rate under the Facility shall be for the

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next succeeding fiscal quarter of the Borrower an amount equal to the sum of (a) the Applicable Interest Rate in effect at such time and (b) the product of (x) a whole number equal to the difference between (i) the peak amount outstanding under the Revolving Facility in such earlier fiscal quarter and (ii) the Revolving Facility Amount (with such difference to be divided by $1,000,000 and rounded up to the next whole number) and (y) 0.10%. As used herein, the phrase “Revolving Facility Amount” means, for the initial 45 days after the effective date of the Plan of Reorganization, $15,000,000; thereafter, $10,000,000.

(II)	If at any time prior to December 31, 2006, the EBITDA-CapEx Level is less than zero (a “Negative EBITDA-CapEx Level”), then the Adjusted Applicable Interest Rate under the Facility shall be an amount equal to the sum of (a) the Applicable Interest Rate and (b) the product of (x) the absolute value of the EBITDA-CapEx Level at such time (with such amount to be divided by $1,000,000 and rounded up to the next whole number) and (y) 0.15% until the earlier of (i) the remainder of the term of the Facility and (ii) the EBITDA-CapEx Level exceeds zero for more than two consecutive fiscal quarters and such EBITDA-CapEx Level is greater than the absolute value of the Negative EBITDA-CapEx Level. If the EBITDA-CapEx Level is greater than zero for more than two consecutive fiscal quarters and such EBITDA-CapEx Level is greater than the absolute value of the Negative EBITDA-CapEx Level, then any adjustments made pursuant to this paragraph (II) shall no longer apply. It shall be an immediate Event of Default if the EBITDA-CapEx Level is less than negative $20,000,000 (i) for any fiscal quarter, as of the last day of the second, third or fourth fiscal quarters of the Borrower’s 2006 fiscal year or as of the last day of the first quarter of the Borrower’s 2007 fiscal year, or (ii) on a cumulative basis for any consecutive fiscal quarters, as measured on the last day of such period, commencing on the first day of the second fiscal quarter of the Borrower’s 2006 fiscal year and ending on the last day of the first quarter of the Borrower’s 2007 fiscal year. For purposes hereof, the term “EBITDA-CapEx Level” shall mean at any time the difference between EBITDA for a given period and Capital Expenditures of the Loan Parties for such period.

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Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Facility, all outstanding Loans shall bear interest at 2% above the Adjusted Applicable Interest Rate in effect at such time. Overdue interest, fees and other amounts shall bear interest at 2% above the Adjusted Applicable Interest Rate in effect at such time.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days for actual days elapsed.

Method of Payment of Interest:	The interest on the Loans shall be payable in cash, in arrears, quarterly and on the date of any prepayment; provided that, in the sole discretion of the Borrower, until the third anniversary of the Closing Date, the Borrower shall have the option, to be exercised at least ten business days prior to the Closing Date or at least ten business days prior to each six month anniversary thereof as the case may be, to direct that interest accruing over the following two quarters of the Borrower on the Aggregate Principal Amount Outstanding shall be paid by capitalizing such interest as additional Loans under the Facility; provided further that, notwithstanding the foregoing provision, if at any time prior to December 31, 2006, there is Negative EBITDA-CapEx Level, the privilege of capitalizing interest shall be terminated immediately until the earlier of (a) the term of the Loans and (b) the EBITDA-CapEx Level exceeds zero for more than two consecutive fiscal quarters and such EBITDA-CapEx Level is greater than the absolute value of the Negative EBITDA-CapEx Level; and provided further that interest shall be payable in cash on demand at any time when an Event of Default has occurred and is continuing.

Commitment Fee	On the date of execution of the Commitment Letter, in consideration for the commitments and other agreements hereunder, the Borrower shall be obligated to pay the Initial Lenders pro rata a commitment fee of $2,000,000 (the “Commitment Fee”). The Commitment Fee shall be paid (and not waived) if at consummation of the Plan of Reorganization, (a) the Convertible Notes shall have been reinstated, (b) the holders of the Convertible Notes shall have received new debt or equity securities, or a hybrid thereof, in exchange for the Convertible Notes, (c) the Convertible Notes shall have been refinanced with a third party, (d) the holders of the Convertible Notes shall have been paid in full from the proceeds from a single or a series of related transactions consummated during the Cases or pursuant to the Plan of Reorganization or (e) any combination of any of the foregoing events in clauses (a), (b), (c)

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or (d) shall have occurred. The payment of the Commitment Fee shall be waived (i) if the Transaction is consummated and the transactions contemplated hereby and thereby close, (ii) if the Initial Lenders terminate the Commitments or permit the Commitments to expire, (iii) if the Loan Documentation, including the Intercreditor Agreement, is not in substantially final form for execution and the Initial Lenders fail to certify their willingness and ability to fund the Commitments (subject to any unsatisfied conditions precedent set forth in this Term Sheet other than paragraph (a), (g) and (h)) on the effective date of the Plan of Reorganization, in each case at least ten days prior to the date of the hearing on confirmation of the Plan of Reorganization, or (iv) if the Company is not in compliance (whether or not such noncompliance is waived) on the effective date of its Plan of Reorganization with the negative covenant limiting the amount of funded outstandings under the Revolving Facility due to a reimbursed or unreimbursed letter of credit drawing and the Company has not caused such noncompliance in order to avoid paying the Commitment Fee.

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